UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

LEXAGENE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization) 500 Cummings Center Suite 4550 Beverly, Massachusetts (Address of principal executive offices)	None (I.R.S. Employer Identification No.) 01915 (Zip Code)

(800) 215-1824

(Registrant’s telephone number, including area code)

Copies to:

Herbert (Herb) I. Ono, Esq.

McMillan LLP

Royal Centre

1055 West Georgia Street

Suite 1500

Vancouver, British Columbia

Canada V6E 4N7

Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXCHANGE ACT REGISTRATION

LexaGene Holdings Inc. (the “Company” or “LexaGene”) expects this registration statement to become effective on the sixtieth day following the date of its filing with the United States Securities and Exchange Commission (the “SEC”). Once this registration statement becomes effective, the Company will become subject to the reporting requirements of Section 13(a) under Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Company will be required to comply with all other obligations of the Exchange Act applicable to issuers with a class of securities registered pursuant to Section 12(g) of the Exchange Act.

You should rely only on the information contained in this document or to which the Company has referred you. The Company has not authorized anyone to provide you with information that is different. You should assume that the information contained in this document is accurate as of the date of this registration statement only.

SMALLER REPORTING COMPANY STATUS

The Company is a “smaller reporting company” as defined in Exchange Act Rule 12b-2. As a result, the Company is eligible to take advantage of certain accommodations from disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the aggregate worldwide market value of its common stock held by non-affiliates equaled or exceeded $250 million as of the prior June 30th, or (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year and the aggregate worldwide market value of its common shares held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in revenue during its most recently completed fiscal year, the Company qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, which the Company refers to as the “U.S. Securities Act.” As an emerging growth company, the Company may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about the Company’s executive compensation arrangements;

●	Exemptions from non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	The Company’s election under Section 107(b) of the Jumpstart Our Business Startups Act of 2012 to delay adoption of new or revised accounting standards with different effective dates for public and private companies until those standards would otherwise apply to private companies; and

●	An exemption from the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002 in respect of management’s assessment of the Company’s internal control over financial reporting, which requirement would otherwise apply if the Company ceases to qualify as a smaller reporting company under the rules of the United States Securities and Exchange Commission (the “SEC”).

The Company may take advantage of these accommodations until the last day of the fiscal year following the fifth anniversary of the date on which it first sells common equity securities pursuant to a registration statement under the U.S. Securities Act, or such earlier time that the Company is no longer an emerging growth company. The Company would cease to be an emerging growth company if: (1) it earns more than $1.07 billion in annual revenues as of the end of a fiscal year (which threshold is subject to adjustment for inflation by the SEC to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics); (2) the Company is deemed to be a large-accelerated filer under the rules of the SEC; or (3) the Company issues more than $1.0 billion of non-convertible debt over a three-year period.

USE OF NAMES

In this registration statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Company” or “LexaGene” refer to LexaGene Holdings Inc. together with its direct and indirect wholly-owned subsidiaries.

CURRENCY

Unless otherwise indicated, all references to “$” or “US$” in this registration statement refer to United States dollars, and all references to “CAD$” refer to Canadian dollars.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This registration statement contains certain trademarks which are protected under applicable intellectual property laws and are the Company’s property. Solely for convenience, the Company’s trademarks and trade names referred to in this registration statement may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains statements that the Company believes are, or may be considered to be, “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on current beliefs, expectations or assumptions regarding the future of the business, future plans and strategies, operational results and other future conditions of the Company. All statements other than statements of historical fact included in this registration statement regarding the prospects of the Company’s industry or its prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “plans,” “expects” or “does not expect,” “is expected,” “look forward to,” “budget,” “scheduled,” “estimates,” “forecasts,” “will continue,” “intends,” “the intent of,” “have the potential,” “anticipates,” “does not anticipate,” “believes,” “should,” “should not,” or variations of such words and phrases that indicate that certain actions, events or results “may,” “could,” “would,” “might,” or “will,” “be taken,” “occur,” or “be achieved,” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that the Company makes with the SEC or press releases or oral statements made by or with the approval of one of the Company’s authorized executive officers. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. The Company cautions readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, but are not limited to the risks described under the heading “Risk Factors Summary” and in “Risk Factors” in this registration statement.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this registration statement, which reflect management’s opinions only as of the date hereof. Except as required by law, the Company undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures the Company makes in its reports to the SEC. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this registration statement.

INDUSTRY AND MARKET DATA

This registration statement contains data concerning the Company’s industry and the markets in which it operates that is based on publicly available third-party sources as well as industry and forecast data prepared by Company management on the basis of its knowledge of the diagnostic markets, gained through its experience and participation in the industry. Company management believes that this data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness of this data. The Company has not independently verified any of the data from third-party sources referred to in this registration statement or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources.  None of these third-party sources has provided any form of consultation, advice or counsel regarding any aspect of, or is in any way whatsoever associated with this registration statement.  Such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this registration statement.

RISK FACTORS SUMMARY

Investing in the Company’s securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 22 before deciding to invest in the Company’s securities. If any of these risks actually occurs, the Company’s business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of the Company’s securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks the Company faces:

Risks Relating to Our Business

●	The effects of the ongoing COVID-19 pandemic could have a material adverse impact on our business, results of operations, liquidity, financial condition, and stock price.
●	Our ability to continue as a going concern is dependent on our success at raising additional capital sufficient to meet our obligations on a timely basis.
●	We are in the early commercialization stage of our business and have a very limited history of operations, and therefore will be subject to many risks.
●	We may face intense competition from other companies – many of which may have substantially greater resources than we do - that are developing or have developed genetic analyzers designed to exploit similar markets to those in which we intend to penetrate.
●	The commercial potential of our products is difficult to predict. The market for animal diagnostics and medical devices are uncertain and may be smaller than we anticipate, which could significantly and negatively impact our revenue, results of operations and financial condition.
●	Our failure to manage our anticipated growth successfully may adversely affect our operating results.
●	We may not be able to attract, train and retain a sufficient number of qualified employees to maintain and grow our business.
●	Since we do not have any long-term customer commitments, our business may be harmed.
●	As a smaller, development-stage company, we are likely to be more sensitive to competitive pressures that will cause our revenues and gross margins to fluctuate from quarter to quarter.
●	Our business will be harmed if we are unable to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to rapidly changing market conditions or customer requirements or otherwise.
●	Our technology is new, which makes our technology susceptible to certain technical risks, and continual improvements are required to make it competitive.
●	Our MiQLab System offers a novel approach to pathogen testing, which may adversely affect market acceptance of our technology.

●	Protracted sales cycles could adversely affect our operating results.
●	We must attract, train and retain a domestic sales force or align with an outside product distribution company, the timing and our success of which cannot be assured.
●	Our manufacturing costs continue to fluctuate, which may lead to fluctuations in the sales prices of our MiQLabs System and the associated consumables, and could ultimately adversely affect user adoption of our products.
●	If our cost to manufacture products are not competitive or if volume manufacturing and cost reductions associated with volume manufacturing are not attained, it may adversely impact our ability to penetrate the market or be profitable.
●	Our biologic products are complex and difficult to manufacture, which could negatively affect our ability to supply our customers.
●	Our dependence on third-party suppliers could limit our ability to sell certain products or negatively affect our operating results.
●	We face risks in doing business internationally that could adversely affect our business.
●	We may not be able to obtain or maintain sufficient general liability insurance.
●	We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.
●	Increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions, services and data.
●	We may be exposed to claims and other legal actions that may adversely affect our Company.
●	The requirements of being a reporting public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.
●	We have a large accumulated deficit, expect future losses, and may never achieve or maintain profitability.
●	Failure to maintain effective controls over financial reporting could have a material adverse effect on our business and share price.
●	Changes in U.S. tax laws and tax examinations could have a material adverse effect on our business, cash flow, results of operations and financial conditions.
●	Our Company is a holding company and is subject to the risks attributable to its subsidiaries.
●	Natural disasters, public health crises, political crises, and other catastrophic events or other events outside of our control may damage our facilities or disrupt our operations, or damage the facilities or disrupt the operations of our outside-party manufacturers, suppliers or other outside parties upon which we rely, and could delay or impair our ability to initiate or complete or commercialize our products.

Risks Relating to Government Regulation

●	It is possible that none of our existing products under development now or in the future may ever obtain any required regulatory approvals.
●	We may not have or be able to obtain adequate funding to complete any additional studies or other steps that regulatory authorities may impose in assessing our product(s) for regulatory approval.
●	Certain features of our technology are not currently authorized by the FDA, and it is possible that the FDA will block the authorization of our technology for human clinical diagnostics.
●	Studies required to support our applications for regulatory approval of our product(s) are anticipated to be time consuming and expensive, and may vary among jurisdictions.
●	The labeling and marketing of our proposed and future products may be subject to post-market regulatory oversight. If a regulatory inquiry is submitted, it could prevent or delay our commercialization efforts and adversely affect our financial condition and results of operations.
●	Various government regulations could limit or delay our ability to develop and commercialize our products or otherwise negatively impact our business.
●	We may be subject to ongoing FDA-CVM or USDA-CVB obligations and continued regulatory oversight, which may result in significant additional expense. Additionally, our products may be subject to labeling and advertising and/or promotional materials requirements and could be subject to other restrictions. Failure to comply with these regulatory requirements or the occurrence of unanticipated problems with our products could result in significant penalties.
●	We anticipate that we will in the future be subject to the authority and approvals of certain regulatory agencies, both domestically and internationally, with regard to the development, testing, manufacture, marketing and sale of our products; there can be no assurance that any required regulatory approvals may be obtained or maintained.

Risks Relating to Our Intellectual Property

●	Our ability to obtain intellectual property protection for our products is limited. If we cannot obtain intellectual property protection for our products, our business may be negatively impacted.
●	If we infringe the intellectual property rights of others, we may be required to cease operations related to infringement in some markets and our business may be negatively affected.
●	Our diagnostic and therapeutic technologies depend on certain technologies that are licensed to us. Any loss of our rights to them could prevent us from marketing our diagnostic product candidates.

Risks Related to Our Common Shares

●	Our operating results may fluctuate, which may cause volatility in the trading price of our Common Shares.
●	If we sell common shares in future financings or if we issue shares related to warrants, options and restricted share units, shareholders may experience immediate dilution and, as a result, our share price may decline.
●	Volatility in the price of our commons stock may be caused by message board and social media influences and, as a result, our share price may decline.
●	Our common stock may become thinly traded and investors may be unable to sell at or near ask prices, or at all, and may lose some or all of their investment. A positive return in an investment in the Common Shares is not guaranteed.
●	Volatility in the price of our common stock may cause our share price to decline and subject us to securities litigation.
●	If securities or industry analysts do not publish research or reports about our company, or if they issue adverse or misleading opinions regarding us or our stock, our stock price and trading volume could decline.
●	The market price of the Common Shares is volatile and may not accurately reflect the long-term value of the Company.
●	We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Shares less attractive to investors.
●	The market price for our Common Shares may become volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common shares at or above your purchase price if at all, which may result in substantial losses.

GLOSSARY OF KEY TERMS AND DEFINITIONS

In this registration statement, unless otherwise indicated or the context otherwise requires, the following terms shall have the indicated meanings. Words importing the singular include the plural and vice versa and words importing any gender include all genders. A reference to an agreement means the agreement as it may be amended, supplemented or restated from time to time.

“Acquisition” means the acquisition of all of the issued and outstanding shares in the capital of Bionomics Diagnostics Inc. by the Company pursuant to the Acquisition Agreement, which transaction constituted an RTO pursuant to policy 5.2 of the TSXV;

“Acquisition Agreement” means the Share Exchange Agreement dated November 17, 2015, as amended on January 28, 2016 and April 20, 2016, made between the Company and Bionomics Diagnostics Inc. with respect to the Acquisition;

“AMS” means Agricultural Marketing Service;

v

“AMR” means antimicrobial resistance, which occurs when bacteria, viruses, fungi and parasites change over time and no longer respond to medicines making infections harder to treat and increasing the risk of disease spread, severe illness and death;1

“AOAC” means the Association of Official Analytical Chemists;

“APHIS” means Animal and Plant Health Inspection Service;

“ARS” means Agricultural Research Service;

“Articles” means the terms and provisions of the Company’s notice of articles and articles, as amended;

“Associate” when used to indicate a relationship with a person or company, has the meaning set forth in the Securities Act (British Columbia), RSBC 1996, c 418, as amended, including the regulations promulgated thereunder;

“Audit Committee” means the LexaGene audit committee of the Board;

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder;

“BCMOs” means Biologics Contract Manufacturing Organizations;

“BDI” or “Bionomics” means Bionomics Diagnostics Inc., a company incorporated under the laws of British Columbia, and a wholly-owned direct subsidiary of LexaGene;

“Board of Directors” or “Board” means the board of directors of the Company, as constituted from time to time, including, where applicable, any committee thereof;

“C. acnes” means Cutibacterium acnes, a Gram+ bacterium of the genus Cutibacterium;

“CAGR” means compound annual growth rate;

“Canadian Securities Laws” means the securities legislation and regulations, and the instruments, policies, rules, orders, codes, notices and interpretation notes, of the securities regulatory authorities of any applicable jurisdiction, or jurisdictions collectively, in Canada, as well as applicable stock exchanges (including the TSXV);

“CDMOs” means Contract Drug Manufacturing Organizations;

“CFDA” means the China Food and Drug Administration;

“CGAT” means Laboratory for Clinical Genomics and Advanced Technology;

“cGMP” means current good manufacturing practices;

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

“Common Shares” means the common shares without par value in the capital of the Company;

“Company” or “LexaGene” means LexaGene Holdings, Inc. and, where the context requires, its subsidiaries;

“Compensation Committee” means the compensation committee of the Board;

“COVID-19” means coronavirus disease 2019, caused by SARS-CoV-2;

1 Source: World Health Organization, Fact sheet, November 17, 2021.

“DHHS” means the United States Department of Health and Human Services;

“DHMC” means Dartmouth-Hitchcock Medical Center;

“DHS” means the United States Department of Homeland Security;

“E. Coli” means Escherichia coli, a common bacterium of the genus Escherichia;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“EUA” means an Emergency Use Authorization that enables the FDA to facilitate the availability of medical countermeasures when public health emergencies are declared by the secretary of the DHHS;

“FDA” means the United States Food and Drug Administration;

“FDA-CVM” means Food and Drug Administration and Center for Veterinary Medicine;

“FNS” means Food & Nutrition Service;

“Foreign Private Issuer” has the meaning ascribed to that term in each of Rule 405 under the U.S. Securities Act and Rule 3b-4 under the Exchange Act;

“FSMA” means the United States Food Safety Modernization Act;

“FTC” means the United States Federal Trade Commission;

“LexaGene” or the “Company” means LexaGene Holdings Inc., the parent company, and, if the context requires, its subsidiaries BDI and LI;

“LI” means LexaGene, Inc., a wholly-owned indirect subsidiary of LexaGene, held through BDI and incorporated under Massachusetts law on March 3, 2016;

“LLNL” means Lawrence Livermore National Laboratory;

“MD&A” means Management’s Discussion and Analysis;

“Nasdaq” means the Nasdaq Stock Market;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators;

“NI 52-110” means National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators;

“NIFA” means National Institute of Food and Agriculture;

“Omnibus Incentive Plan” or “OIP” means the Omnibus Incentive Plan of the Company dated effective July 25, 2017, as amended;

“Penn Vet” means the University of Pennsylvania’s School of Veterinary Medicine;

“PCR” means polymerase chain reaction – sometimes called “molecular photocopying” – is a fast and inexpensive technique used to copy or amplify small segments of DNA;

“R&D” means research and development;

“Regulation S” means Regulation S as defined under the U.S. Securities Act;

“RSUs” means restricted share units exercisable to purchase Common Shares granted pursuant to the Omnibus Incentive Plan;

“RTO” means “Reverse Takeover” as defined in Policy 5.2 of the TSXV, and includes a transaction which involves an issuer that is listed on the TSXV issuing securities from its treasury to purchase another company or significant assets, where the owners of the other company or assets acquire control of the issuer;

“SARS-CoV-2”, also known as the 2019-Novel Coronavirus (2019-nCoV), means severe acute respiratory syndrome coronavirus 2, the pathogen that causes COVID-19;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Shareholders” means the holders of Shares;

“taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, provincial Crown royalties, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing;

“TSXV” means the TSX Venture Exchange;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended from time to time;

“USDA” means the United States Department of Agriculture;

“USDA-CVB” means U.S. Department of Agriculture and The Center for Veterinary Biologics.

ITEM 1. description of BUSINESS

Name, Address and Incorporation

The Company was incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) on April 26, 2007, under the name “Stoneshield Capital Corp.” and changed its name to “Wolfeye Resource Corp.” on April 17, 2013. On October 12, 2016, the Company changed its name to its present name, “LexaGene Holdings Inc.”

The Company’s headquarters and principal address are located at 500 Cummings Ctr., Suite 4550, Beverly, Massachusetts, USA, 01915. The registered and records office of the Company is located at 1055 West Georgia Street, Suite 1500, Vancouver, British Columbia, Canada V6E 4N7.

The Company is a reporting issuer under securities legislation in Canada, in the Provinces of British Columbia, Alberta, and Ontario. The Company’s Common Shares are listed on the TSX Venture Exchange (the “TSXV”) under the trading symbol “LXG” and on the OTCQB Venture Market in the United States under the symbol “LXXGF”.

Our website is www.lexagene.com. The information contained on, or that may be obtained from, our website is not a part of this registration statement. We have included our website address in this information statement solely as an inactive textual reference.

Intercorporate Relationships

The Company operates its business through its direct and indirect wholly-owned subsidiaries. The following diagram shows the Company’s subsidiaries as at February 28, 2022, and the date hereof, and relationships among LexaGene and its subsidiaries.

LexaGene has one direct, wholly-owned subsidiary, Bionomics Diagnostics Inc. (“Bionomics” or “BDI”). BDI was incorporated on February 10, 2015 under the laws of the Province of British Columbia, and this subsidiary owns the licensing rights from Lawrence Livermore National Laboratory (“LLNL”) required to facilitate the development and commercialization of LexaGene’s technology. BDI has one wholly-owned subsidiary, LexaGene, Inc. (“LI”), which was incorporated under Massachusetts law on March 3, 2016, where product development and commercialization of the Company’s technology is occurring.

General Development of the Business

General

LexaGene was founded by its Chief Executive Officer, Dr. John (Jack) Regan, through the acquisition by the Company (then known as Wolfeye Resource Corp.) of all of the issued and outstanding common shares of Bionomics on October 12, 2016 (the “Acquisition”), pursuant to a Share Exchange Agreement among the Company, Bionomics and all holders of Bionomics’ common shares, dated November 17, 2015, as amended on January 28, 2016 and April 20, 2016 (the “Acquisition Agreement”).

Dr. Regan invented the technology that is currently being commercialized at LexaGene while he worked at LLNL. During that time, Dr. Regan designed an innovative system that integrates seven different functions into one instrument for rapid and sensitive pathogen detection. Bionomics was formed for the purpose of building, manufacturing, and commercializing the instrument, and has secured an exclusive license agreement from LLNL for the instrument and the accompanying disposable sample preparation cartridge in the fields of environmental surveillance, food testing, and human clinical diagnostics.

Dr. Regan’s founding ideas helped generate enough interest to raise early seed money to start Bionomics. Following completion of the Acquisition, this seed money enabled LexaGene to contract an outside consulting firm to begin the development of the technology.

Bionomics was founded with only the patents licensed from LLNL. From the date of completion of the Acquisition in 2016 through late 2020, LexaGene was solely a research and development (“R&D”) company focused on developing its technology. The first two and a half years were spent developing an alpha prototype of the technology, and then the following ten months were spent developing a beta prototype (then designated by the Company as its “LX Analyzer”). Between late 2019 and 2020, the Company commercialized its product, the MiQLab® System, and began selling units.

The MiQLab System is a fully-automated instrument that is ideally suited for the rapid detection of both RNA and DNA based pathogens. LexaGene’s MiQLab is designed to be easily operated by laypeople, allowing these instruments to be placed at sample collection sites, across numerous markets. Some markets where LexaGene believes it can have an impact are in veterinary health clinics and specialty hospitals, human clinical diagnostics sites including those interested in the detection of SARS-CoV-2, food and water safety collection sites, military installations, schools and other markets including biologics manufacturing, and academic and governmental laboratories.

LexaGene believes its technology will largely remove the need to ship samples to reference laboratories for processing. By processing the samples near the site of sample collection, it is possible to drastically reduce the time-to-result from 24+ hours to approximately two hours.

The Company is primarily focused on veterinary diagnostics, biologics contract manufacturing, human clinical diagnostics, and open access markets such as biothreat detection. The Company is currently spending significant resources on developing and manufacturing validated reagents for the MiQLab System to detect high-value pathogens and targets for the first two markets. The Company has not yet entered the human clinical diagnostics and open access markets. In particular, human clinical diagnostics is highly regulated, and, in the United States, will require LexaGene to comply with the extensive requirements of the traditional premarket FDA review pathway.

History and Development of the Company

The Company was incorporated under the BCBCA on April 26, 2007, under the name “Stoneshield Capital Corp.” The Company completed its initial public offering in Canada on September 25, 2007, and our Common Shares commenced trading on the TSXV on September 27, 2007.

We were initially listed as a “Capital Pool Company” (or “CPC”) under the policies of the TSXV. A CPC is a corporation formed by individuals acceptable to the TSXV with a history of successful involvement with listed corporations, and which has completed an offering of securities as an unallocated or uncommitted pool of investment funds to be used primarily to investigate business opportunities for acquisition by the CPC. Any such business opportunity proposed for acquisition by the CPC must meet criteria prescribed under TSXV policies for a “Qualifying Transaction” acceptable to the TSXV. The Qualifying Transaction, if completed, qualifies the CPC for listing as a regular Tier 1 Issuer or Tier 2 Issuer on the TSXV. (Tier 1 is the TSXV’s premier tier and is reserved for the TSXV’s most advanced listed companies with the most significant financial resources.)

On November 26, 2008, the Company completed its Qualifying Transaction by acquiring an option to earn up to a 70% undivided interest in certain unpatented mining claims located in Nevada, and the Company’s Common Shares commenced trading on November 28, 2008 on Tier 2 of the TSXV. On July 21, 2009, the Company determined that it would be appropriate to abandon the property, and terminated the option agreement.

Commencing in November 2009, Company entered into the first of several option agreements to earn interests in certain mineral exploration projects - first in Mexico, and later in British Columbia, the Northwest Territories, Colombia and California. During its fiscal year ended March 21, 2014, the Company was unable to meet the option payment and exploration expenditures required under the last of its option agreements that then remained in effect, relating to certain mineral claims in California. Due to continuing difficult market conditions then facing the mineral exploration industry during its fiscal year ended March 31, 2015, the Company ceased negotiations with the optionor and terminated the option agreement.

Acquisition of Bionomics

In May 2015, the Company (then known as Wolfeye Resource Corp., following a corporate name change on April 17, 2013) adopted a policy of seeking projects in technology, oil and gas, health care and other sectors where prospective returns had been observed by the Company’s then management to be superior to mining. This change of focus led to the execution of the Acquisition Agreement Bionomics and, ultimately, the Acquisition of Biononics by the Company.

In anticipation of the Acquisition, on October 5, 2016, the Company completed a non-brokered private placement and issued 8,400,800 Common Shares at a price of CAD$0.25 per Common Share for aggregate gross proceeds of CAD$2,100,200. In connection with the offering, the Company issued 477,400 Common Share purchase warrants to certain finders as partial compensation; each warrant was exercisable at a price of CAD$0.25 for a period of two years from the date of issue.

The Acquisition was structured as a reverse takeover (“RTO”) under the policies of the TSXV. The Company changed its name to LexaGene Holdings Inc. in connection with the completion of the Acquisition on October 12, 2016, and the Company’s Common Shares commenced trading on the TSXV on October 19, 2016 as equity securities of a Tier 2 technology issuer under the symbol “LXG”. As a result of the RTO, the Company’s financial year end date was changed from March 31st to the last day of February in order to better coordinate financial reporting with the annual operations of Bionomics. In addition, effective December 1, 2016, the Company’s presentation currency was changed from the Canadian dollar to the U.S. dollar.

Pursuant to the RTO, the Company issued 20,000,000 Common Shares at a deemed price of CAD$0.25 per Common Share in exchange for all of the issued and outstanding common shares of Bionomics. The Company also issued 1,000,000 Common Shares at a deemed price of CAD$0.25 per Common Share to Transcend Capital Inc. pursuant to a finder’s fee agreement between the Company and Transcend Capital Inc. for its services as a finder in connection with the RTO. Dr. Regan was appointed CEO and President of the Company, and Chairman of the Board of Directors.

Post-Acquisition Developments During the Fiscal Year Ended February 28, 2017

On February 3, 2017, the Company announced the appointment of Mr. Daryl Rebeck as President of the Company. At the time, Mr. Rebeck was a director of LexaGene and accepted the position as President effective January 1, 2017. Dr. Regan remained as Chief Executive Officer and Chairman of the Board of Directors, but resigned as President.

On March 10, 2017, the Company’s Common Shares started trading on the OTCQB Venture Market in the United States under the symbol “LXXGF”.

Fiscal Year Ended February 28, 2018

Prior to early 2018, the Company had just two employees and pursued a subcontract business model. After the closing of a Canadian short form prospectus offering on December 19, 2017 for aggregate gross proceeds of CAD$5,014,000, and the subsequent closing of an overallotment option granted to the underwriters of the offering for additional gross proceeds of CAD$396,456, the Company started a significant growth phase. On February 6, 2018, the Company signed a lease for a 17,500 square-foot facility and installed a state-of-the-art, level 2 biosafety laboratory. This allowed the Company to adhere to bio-containment precautions, specified by the Centers for Disease Control and Prevention (the “CDC”), while testing for dangerous pathogens, such as E. coli and Staphylococcus. It also provided space for a growing staff.

Fiscal Year Ended February 28, 2019

On May 15, 2018, the Company announced its prototype LX Analyzer was generating data and was able to identify E. coli and Staphylococcus.

On June 6, 2018, the Company entered into a collaborative agreement with Texas A&M Veterinary Medical Diagnostics Laboratory (“Texas A&M”). Under this agreement, Texas A&M provided canine urine samples to the Company for testing on the Company’s prototype instruments for more effective pathogen detection. Prior to sending the samples to the Company, Texas A&M characterized each sample using conventional diagnostic technologies. This allowed the Company to compare the results of each sample tested using its technology.

On June 18, 2018, the Company appointed Joseph Caruso to the Board of Directors of the Company.

On December 3, 2018, LexaGene had an Industry Engagement Meeting with the United States Department of Homeland Security (the “DHS”) regarding the potential application of the Company’s technology to measures being studied under the DHS’s program on Countering Weapons of Mass Destruction.

On December 10, 2018, LexaGene announced the completion of a syndromic panel to detect urinary tract infection (“UTI”) in small animals. The panel is capable of detecting each of the eight most common pathogens responsible for the majority (95%) of all clinical canine UTI cases.

On January 22, 2019, LexaGene announced it formed a scientific advisory board (the “SAB”) to assist the Company in product positioning and its go-to-market strategy. The SAB is comprised of key opinion leaders in the Company’s targeted markets, namely food safety, veterinary diagnostics, and open-access markets such as biodefense.

On February 7, 2019, LexaGene announced that its technology successfully detected the presence of two different pathogens from a single clinical urine sample in some of the first samples tested in the Company’s recently initiated clinical study.

On February 12, 2019, LexaGene announced that its technology detected the presence of antibiotic resistance factors from pathogens that cause UTIs in dogs.

On February 25, 2019, LexaGene announced that its genetic analyzer, in a fully-automated manner, detected all six of the known pathogens in 107 canine urine samples tested. The generated data was 97.5% concordant with reference laboratory generated results.

Fiscal Year Ended February 29, 2020

On March 5, 2019, LexaGene successfully detected pathogenic E. Coli O157:H7 bacteria from romaine lettuce wash in a blinded study using its technology.

On March 11, 2019, Dr. Jack Regan, LexaGene’s CEO, by invitation from the United States Department of Agriculture, presented a seminar on the benefits of adopting rapid genetic testing to improve food safety. Attendees at this seminar included individuals representing multiple federal agencies such as the Food and Drug Administration (the “FDA”), the Animal and Plant Health Inspection Service (the “APHIS”), the CDC, the Environmental Protection Agency (the “EPA”), the National Institute of Food and Agriculture (the “NIFA”), the Food & Nutrition Service (the “FNS”), the Agricultural Research Service (the “ARS”), and the Agricultural Marketing Service (the “AMS”).

On April 3, 2019, the Company announced that Dr. James Marsden, the former head of food safety at Chipotle Mexican Grills, has joined LexaGene’s SAB. Dr. Marsden, as a world-renowned food safety expert, served as an advisor to the White House on food safety and nutrition, has testified before the United States Congress, and has been consulted by the FDA and the U.S. Department of Agriculture.

On April 24, 2019, LexaGene announced that its technology had successfully identified genetic mutations directly from cheek swabs. This demonstrated that the technology could lend itself to genotyping (i.e., identifying genetic sequences of clinical importance), an application with vast potential, including research focused on cancer and neurological diseases, as well as pharmacogenomics testing to determine a person’s genetic response to medication.

On April 30, 2019, LexaGene announced its technology successfully detected a common fungus that damages agricultural crops. The analyzer successfully detected Botrytis cinerea, also known as Gray Mold, which is responsible for billions in agricultural losses worldwide each year. This fungus infects over 200 plant species causing the most yield loss in strawberries, grapes and cannabis.

On May 15, 2019, the Company announced that it had completed development of an antibiotic resistance marker panel comprised of 12 assays targeting antibiotic resistance genes commonly found in bacterial pathogens. This further expands the Company’s capabilities in providing a complete testing solution for veterinarians.

On June 5, 2019, the Company placed its first beta prototype of its LX Analyzer for testing with Massachusetts Veterinary Referral Hospital, which is one of 24 hospitals owned and operated by Ethos Veterinary Health.

On June 10, 2019, LexaGene announced that the test results from Massachusetts Veterinary Referral Hospital were >98% concordant with reference laboratory generated data.  On average, four samples were processed per day, with infections caused by E. coli, Proteus, and Staphylococcus.  During the study, the LexaGene test results correctly confirmed that 56% of the animals tested did not need antibiotics.

On July 17, 2019, the Company announced that it had filed three patent applications with the United States Patent and Trademark Office to protect the proprietary science and designs of its technology. The patent applications provide continuing and additional coverage to the technology of the unique sample preparation extraction method, data and image processing algorithms, and a microfluidic element of the instrument.

On July 30, 2019, the Company announced that it has been recognized by the CDC and FDA Antibiotic Resistance (AR) Isolate Bank as an institution approved to receive samples for testing antibiotic resistance. With this approval, LexaGene has been given access to an enormous repository of fully characterized pathogens, which the Company will use to continually improve the detection capabilities of its analyzer, with the view to helping to address the serious issue of antibiotic resistance, including superbugs.

On August 8, 2019, LexaGene announced that it has an agreement to place a beta prototype of its LX Analyzer with Assurance Scientific Laboratories (“ASL”) in Vestavia, Alabama.  ASL is a certified reference laboratory specializing in providing clinical testing results to physicians nationwide. Beta testing with ASL was completed on September 19, 2019.

On September 17, 2019, LexaGene announced that it has developed a test for the detection of the deadly Eastern Equine Encephalitis (“EEE”) virus on its technology platform. EEE virus can be transmitted through the bite of an infected mosquito, and has recently caused fatal infections in Michigan, Massachusetts and Rhode Island. The virus is particularly serious for both children and the elderly.

On January 21, 2020, LexaGene announced that it had expanded its number of validated tests for antibiotic resistance and had completed testing of different superbug isolates provided by the CDC and FDA Antibiotic Resistance (AR) Isolate Bank.

Fiscal Year Ended February 28, 2021

On March 11, 2020, LexaGene announced that, since the COVID-19 outbreak, LexaGene had performed in-house testing on its LX Analyzer using the CDC’s coronavirus test, and was also developing robust tests of its own for SARS-CoV-2, the pathogen that causes COVID-19, as well as tests for influenza A & B, human metapneumovirus, RSV, and human adenovirus, as a start for a syndromic respiratory panel. LexaGene also announced that it was planning to submit its own COVID-19 test to the FDA for Emergency Use Authorization (“EUA”), designed to be run on the Company’s LX Analyzer. An EUA can permit a manufacturer to market a diagnostic test, and an individual or healthcare provider to use the test, but is not equivalent to an FDA approval; it authorizes temporary, emergency use of the subject test.

On March 24, 2020, LexaGene announced the appointment of Steven Armstrong as Senior Director of Operations.

On April 16, 2020, LexaGene announced the filing of a provisional patent application with the United States Patent and Trademark Office to protect the expanded testing capabilities of the Company’s LX Analyzer technology, as it relates to COVID-19 and other clinical laboratory testing, as well as other high-throughput applications such as food safety testing.

On May 28, 2020, the Company placed a pre-commercial instrument for COVID-19 testing at Dartmouth-Hitchcock Medical Center (“DHMC”) in their Laboratory for Clinical Genomics and Advanced Technology (“CGAT”) in Hanover, New Hampshire. On June 18, 2020, the Company announced that the pre-commercial instrument detected numerous positive coronavirus samples, some of which were 25,000-fold different in concentration.

On July 13, 2020, LexaGene announced the name of and offered a first look at the Company’s flagship product, MiQLab System, with an anticipated commercial launch prior to the end of September 2020.

On July 14, 2020, LexaGene announced the hiring of its first direct sales representatives.

On August 17, 2020, LexaGene announced the engagement of Launchworks to manufacture the assay panels and buffer sets used in LexaGene’s MiQLab System. Launchworks is an FDA registered, ISO 13485 certified, cGMP compliant contract manufacturer specializing in manufacturing consumables for life science companies.

On November 16, 2020, LexaGene announced that the Company had received a purchase order for a MiQLab System from a very large multinational biotechnology company that generates billions of dollars in annual revenues. The customer is a manufacturer of biologics, vaccines, and chemicals. Many of the biologics are grown in bioreactors that can be thousands of liters in size. During scale-up manufacturing, it is possible to have a bioreactor become contaminated with bacteria. The failure to detect such bacteria during the transfer of the product from a small bioreactor to a large bioreactor can cost the company hundreds of thousands of dollars to a million or more dollars. To help prevent massive product losses late in the manufacturing process, the biotechnology company selected LexaGene’s MiQLab System as an easy to use and reliable system to detect even slow-growing bacteria in bioreactor material.

On November 18, 2020, LexaGene announced the placement of a MiQLab System at the University of Pennsylvania’s School of Veterinary Medicine (“Penn Vet”) as part of the Company’s Early Access Program. Penn Vet provides testing for animal patients at both the Ryan Veterinary Hospital and patients of practices across the US, processing thousands of samples each year. LexaGene’s Early Access Program is an opportunity for forward-looking veterinarians to gain early access to the commercial application of the technology to significantly improve their current turnaround times for testing.

On December 15, 2020, LexaGene announced that the Company received a purchase order from Ethos Discovery, a nonprofit organization based in Westborough, Massachusetts, and devoted to delivering innovations that will improve the outcome for pets and humans afflicted with complex medical problems.

On December 17, 2020, LexaGene announced that the Company sold MiQLab Systems at two leading specialty and emergency veterinary care hospitals, namely Veterinary Specialty Hospital of Palm Beach Gardens, Florida, and Denver Animal Emergency in Denver, North Carolina.

On December 30, 2020, LexaGene announced that it had started a series of studies required by the FDA for EUA testing for its COVID-19 assay in a point-of-care (“POC”) environment using its MiQLab System.

On January 13, 2021, LexaGene announced that the Company had initiated a program that uses the rapid configurability of the MiQLab System to investigate novel variants of SARS-CoV-2, the pathogen that causes COVID-19.

On February 10, 2021, LexaGene announced that the MiQLab System successfully detected mutant United Kingdom and South African COVID-19 gene sequences.

On February 12, 2021, LexaGene announced that Daryl Rebeck had resigned as the President and a Director of the Company effective February 15, 2021, and that Stephen J. Mastrocola had joined the Board of Directors.

Fiscal Year Ended February 28, 2022

On May 11, 2021, the Company announced that it expanded its sales team by hiring three representatives for the veterinary market and one representative serving the BCMOs and CDMOs.

On June 3, 2021, LexaGene announced it partnered with Ethos Discovery to develop tests for pneumonia and diarrhea panels to be used on the MiQLab System.

On June 10, 2021, LexaGene announced that its MiQLab System could detect C. acnes, a slow-growing bacterium found in bioreactors at least 36-times faster than other conventional methods with the potential to increase vaccine safety and supply.

On June 17, 2021, LexaGene announced that, in order to demonstrate the MiQLab System’s capabilities for biothreat agent detection, the Company had developed a plague test and completed an analytical evaluation with contrived samples. In silico analysis conducted by the Company showed close to 100% coverage of all plague genomes. Internal analytical studies showed the Company’s test to correlate extremely closely with quantitative culture (R2 > 0.94). The Company’s test was also shown to be very sensitive, as the Company was able to reliably detect levels 1000-fold lower than levels of this bacterium commonly detected in the blood of infected patients.3 Lastly, in LexaGene’s exclusivity study, the Company’s test did not cross react with any of the tested phylogenetically related microorganisms.

During the month of June 2021, the Company closed three MiQLab System sales to Denver Animal Emergency in North Carolina, Alpine Veterinary Hospital in California and Meridian Veterinary Real Estate in Texas. Meridian purchased their unit on behalf of its emergency specialty veterinary hospitals.

On July 7, 2021, LexaGene announced the launch of its second-generation assay panel to improve coverage for pathogens that cause common types of infections in companion animals, namely skin, soft tissue, wound and ear infections. LexaGene’s first Bacterial and AMR (antimicrobial resistance) Test screened samples for 7 different pathogens and 13 different antimicrobial resistance factors. This first panel was largely built around pathogens and resistance genes commonly encountered in UTIs and was well received within the veterinary community. LexaGene’s second-generation assay panel, taking advantage of the platform’s capacity for new targets, was expanded at the request of veterinarians to improve coverage for pathogens that cause other common types of infections, namely skin, soft tissue, and wound infections (“SSTIs”), and ear infections.

3 Source: Montminy, S., Khan, N., McGrath, S. et al. Virulence factors of Yersinia pestis are overcome by a strong lipopolysaccharide response. Nat Immunol 7, 1066–1073 (2006).

LexaGene’s Bacterial and AMR Test Version 2 (V2) screens for 10 pathogens and 33 genes and variants that confer antimicrobial drug resistance. The AMR Test Version 2 (V2) detects 96 percent of bacterial UTIs and 93 percent of bacterial SSTIs in companion animals, and detect a much higher percentage of genes that confer resistance to some of the most commonly prescribed antibiotics.

On July 14, 2021, the Company announced that it retained Wolf Greenfield, an intellectual property (IP) law firm specializing in patents, licensing and royalty transactions, post-grant proceedings, and trademark and copyrights.

On July 20, 2021, LexaGene announced that its MiQLab System was capable of detecting common bioreactor contaminants up to 300 times faster than conventional methods. Specifically, the MiQLab System was shown to detect the presence of mycoplasmas, a group of common microbial contaminants responsible for substantial losses in both time and money for biopharmaceutical manufacturers. Mycoplasmas are thought to contaminate 15-80% of cell cultures worldwide. The MiQLab System rapidly detected 100% of the tested mycoplasma samples within two hours, with no false positives. Thus, we expect that the MiQLab System can be used by biopharmaceutical manufacturers to rapidly validate their products as being free and clear of mycoplasmas.

On August 12, 2021, the Company announced that it had demonstrated simple, inexpensive multiplex polymerase chain reaction (or, PCR) chemistry with shorter lead times for use on its MiQLab System. In a small study, MiQLab successfully detected both E. coli and an internal amplification control using SYBR® Green chemistry (a method for performing real-time PCR analysis using SYBR Green dye which binds the minor groove of double-stranded DNA).4

On September 3, 2021, LexaGene announced that MiQLab accurately detected multiple strains of pathogenic bacteria in polymicrobial samples in approximately 2 hours. In comparison, Culture and Sensitivity Testing (“C&ST”) failed to detect the minor pathogen population in individual mixed samples, with final test results taking up to 11 days.

On September 16, 2021, the Company announced that it entered into a cooperative R&D agreement (the “DEVCOM Agreement”) with the United States Army’s Combat Capabilities Development Command (“DEVCOM”). Under this agreement, LexaGene delivered MiQLab Systems to DEVCOM for the purpose of determining the system’s ability to detect Bacillus anthracis and Yersinia pestis, which cause anthrax and plague, respectively. DEVCOM commenced testing the system’s sensitivity (e.g., limit-of-detection) for these two pathogens as well as evaluation of the system’s quantitative detection capability.

On October 7, 2021, LexaGene announced that its largest study to date has validated the accuracy of its veterinary test panel. The Company successfully utilized its MiQLab System to correctly identify bacteria and determine the presence of antimicrobial resistance markers that predict resistance to commonly prescribed first-line veterinary antibiotics. The study used two sets of bacterial pathogens. The first set consisted of 32 sequenced strains from the CDC and FDA Antibiotic Resistance (AR) Isolate Bank. The second set included 74 bacterial isolates from dogs with UTIs. These isolates were not sequenced and have only culture-based drug resistance profiles associated with them. MiQLab Systems, equipped with MiQLab Bacterial and AMR Test V2 panels, recorded 100% and 99.1% overall percent agreements for pathogen identification for the sequenced CDC pathogens and the non-sequenced canine UTI isolates, respectively. Likewise, the MiQLab Systems recorded 96.2% and 92.5% overall percent agreements for antimicrobial resistance for the sequenced CDC pathogens and non-sequenced canine UTI isolates for which only culture data is available, respectively. An in-depth version of these data is being compiled for a peer-reviewed publication.

On October 25, 2021, the Company announced that it completed analytical studies required by the FDA for EUA application for COVID-19 diagnostics. However, as discussed below under the heading, “Business of the Company - Human Clinical Diagnostic Markets,” prior to LexaGene starting the required clinical studies, the FDA issued new guidance on Nov 15, 2021 that effectively prevented companies with lower manufacturing-throughput technologies, like LexaGene, from continuing with the EUA process.

The Company also announced that it had finalized the design of Pneumonia Panel for companion animals. The MiQLab Pneumonia Panel includes 13 assays targeting bacteria and 4 assays targeting fungi, plus 19 assays targeting antimicrobial resistance genes. Specifically, the bacterial targets include: Pseudomonas, Enterobacter, Enterococcus, Klebsiella, Bordetella, Staphylococcus, Pasteurella, E. coli, Actinomyces, Streptococcus, Mycoplasma, an assay to detect a subset of Gram positive bacteria, and an assay to target a subset of the Gram negative bacteria (mostly of the Enterobacteriales Order); the fungal targets include: Histoplasma, Blastomyces, Coccidioides, and Cryptococcus; and the antimicrobial resistance targets include: tetA, tetB, tetC, tetG, tetD, tetJ, tetK, tetL, tetM, tetO, tetS, tet38, CMY, SHV, TEM, CTX-M-1, CTX-M-9, mecA, and gyrA (fluoriquinolone resistance in Klebsiella and Pseudomonas).

4 SYBR Green is a registered trademark of Molecular Probes, Inc.

On November 2, 2021, the Company announced that it was it was named the 2021 BioTech Breakthrough Molecular Diagnostics Solution of the Year. The BioTech Breakthrough Award selection committee performs a comprehensive evaluation of life sciences and biotechnology tools, services, and companies identifying innovative and standout technology that will improve the world. Award winners rise above their competitors and are considered stand out technologies in a crowded market across many sectors. The program is open to all individuals or companies involved in producing publicly available products and services.

On November 9, 2021, LexaGene announced that it has expanded its bio-pharmaceutical contamination panel by developing a test for Burkholderia, a biothreat agent, for use on its MiQLab System. Burkholderia cepacia complex, a group of about 24 related environmental bacteria, is a problem contaminant for the bio-pharma industry. B. cepacia is the most common microbial contaminant in nonsterile pharmaceutical products accounting for up to 39 percent of product contamination.5 In July 2021, the FDA6 advised drug manufacturers to test for Burkholderia, which has increasingly been found to be the cause of recalled products, including a skin gel,7 an ultrasound gel,8 and a mouthwash.9 Recently, following two deaths in the United States, an aromatherapy room spray10 was recalled due to contamination with Burkholderia pseudomallei (B. pseudomallei). This bacterium is classified by the CDC as a Tier 1 biothreat agent, because it can be easily aerosolized and made into a bioweapon.11 B. pseudomallei is endemic in the tropics, has a mortality rate of sometimes greater than 40 percent, and kills ~90,000 people annually worldwide.12,13

On November 15, 2021, the Company announced that Dr. Jane Sykes, BVSc (Hons), PhD, MBA, DipACVIM (Small Animal Internal Medicine) has joined LexaGene’s Board of Directors.

On November 29, 2021, LexaGene announced that it intends to pursue both 510(k) clearance and CLIA (Clinical Laboratory Improvement Amendments) waiver from the FDA to utilize the full potential of the MiQLab System for syndromic testing at the point of care. At this time, however, the Company has not committed to the first syndrome it will pursue for its FDA work, nor has it determined whether the current MiQLab or a later generation of the MiQLab will be used for this work. The timeline for starting or completing a 510(k) study remains undetermined.

5 Source: Ali M (2016) Burkholderia Cepacia in Pharmaceutical Industries. Int J Vaccines Vaccin 3(2): 00064. DOI: 10.15406/ijvv.2016.03.00064

6 Source: FDA (July 7, 2021) FDA advises drug manufacturers that Burkholderia cepacia complex poses a contamination risk in non-sterile, water-based drug products

7 Source: FDA (Company announcement, December 2, 2020) MPM Medical LLC Issues Voluntary Nationwide Recall of Regenecare HA Hydrogel Due to Burkholderia cepecia Contamination

8 Source: FDA (Company announcement, August 4, 2021) Eco-Med Pharmaceutical Issues Voluntary Recall of Eco-Gel 200

9 Source: FDA (Company announcement, November 9, 2020) Lohxa LLC Issues Voluntary Nationwide Recall of Chlorhexidine Gluconate Oral Rinse USP, 0.12% Due to Microbial Contamination

10 Source: United States Consumer Products Safety Commission (Recall date: November 2, 2021) Walmart Recalls Better Homes and Gardens Essential Oil Infused Aromatherapy Room Spray with Gemstones Due to Rare and Dangerous Bacteria; Bacteria Identified in this Outbreak Linked to Two Deaths

11 Source: CDC (Division of Select Agents and Toxins) and USDA (Animal and Plant Health Inspection Service – Division of Agricultural Select Agents and Toxins) - Federal Select Agent Program - Security Plan Guidance (42 CFR § 73.11, 7 CFR § 331.11, and 9 CFR § 121.11)(Rev. February 2020), Section 11(f) – Tier 1 Security.

12 Source: Dawson P, Duwell MM, Elrod MG, et al. Human Melioidosis Caused by Novel Transmission of Burkholderia pseudomallei from Freshwater Home Aquarium, United States Emerg Infect Dis. 2021;27(12).

13 Source: Wiersinga WJ, Virk HS, Torres AG, et al. Melioidosis. Nat Rev Dis Prim. 2018;4(1):17107. doi:10.1038/nrdp.2017.107

Syndromic testing allows medical providers to simultaneously test patient specimens for multiple pathogens that produce overlapping signs and symptoms. MiQLab’s broad multiplexing provides this capability and also allows for testing other clinically important markers such as antimicrobial resistance genes. Antimicrobial resistance is widely considered to be the next global pandemic.14 Scientists estimate that drug resistant pathogens will kill ~10 million people per year by the year 2050.15

On January 3, 2022, the Company announced three additional purchase orders for MiQLab Systems from veterinary clinics in Michigan, Minnesota, and New York.

On February 8, 2022, LexaGene announced that Meridian LGH Holdings LLC (“Meridian”), a Dallas, Texas based subsidiary of Meridian Veterinary Capital LLC, agreed to make an investment in LexaGene for total gross proceeds of CAD$6,475,000. The first tranche of the private placement closed on February 8, 2022, and was comprised of 13,115,725 units of the Company offered and sold at the price of CAD$0.35 per unit, for gross proceeds of CAD$4,590,504. The second tranche closed on February 18, 2022, and was comprised of 5,384,275 units also offered and sold at the price of CAD$0.35 per unit, for gross proceeds of CAD$1,884,496. Each unit was comprised of one Common Share of the Company and one Common Share purchase warrant, with each warrant entitling the holder to purchase one Common Share of the Company for a period of 36 months at a price of CAD$0.45. Upon closing of both tranches of the private placement, Meridian held approximately 13.41% of the issued and outstanding Common Shares of the Company.

Current Fiscal Year

On April 25, 2022, the Company announced multiple MiQLab System purchases from a corporate veterinary reference laboratory and a sale to a veterinary university in Florida.

On May 3, 2022, LexaGene announced that DEVCOM has successfully completed the evaluation of the MiQLab System for biothreat detection under the DEVCOM Agreement. Under this agreement, DEVCOM Chemical Biological Center completed an evaluation of the MiQLab System using reagents from the Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense’s (JPEO-CBRND) Joint Project Lead for CBRND Enabling Biotechnologies (JPL CBRND EB) Defense Biological Product Assurance Office (DBPAO) to successfully detect biothreat agents such as Bacillus anthracis and Yersinia pestis.

On May 25, 2022, LexaGene announces that a large veterinary animal health corporation has purchased 2 MiQLab Systems for two of their locations. Both locations will use the MiQLab Systems for fast evidence-based decision making at the point of care.

Financing Transactions

In addition to the pre-Acquisition non-brokered private placement of Common Shares that closed on October 5, 2016, and the strategic investment by Meridian that closed in two tranches in February 2022 (each as described above), LexaGene has relied primarily on equity financing transactions to fund its R&D activities and operations to date.

On March 13, 2017, the Company closed a non-brokered private placement and issued 6,685,363 units at CAD$0.30 per unit for gross proceeds of CAD$2,005,609. Each unit consisted of one Common Share and one Common Share purchase warrant. Each warrant entitled the holder to acquire an additional Common Share for CAD$0.60 for a three-year period. The Company paid cash finders’ fees of CAD$59,048 to eligible finders.

On December 19, 2017, the Company closed a bought deal financing qualified by a short form prospectus in all of the provinces of Canada except Quebec, and issued 4,360,000 units at an offering price of CAD$1.15 per unit, for gross proceeds of CAD$5,014,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant of the Company, with each whole warrant entitling the holder thereof to acquire one Common Share in the capital of the Company at an exercise price of CAD$1.45 until December 19, 2020. The Company issued to the underwriters an aggregate of 305,200 Common Share purchase warrants as partial compensation, with each warrant entitling the holder to purchase one Common Share of the Company at a price of CAD$1.45 per share until December 19, 2020.

14 Source: Nadimpalli, M.L., Chan, C.W. & Doron, S. Antibiotic resistance: a call to action to prevent the next epidemic of inequality. Nat Med 27, 187–188 (2021). doi:10.1038/s41591-020-01201-9

15 Source: Sansom, C. Countdown to the last antibiotic. Chemistry World (The Royal Society of Chemistry, 2018)

On January 22, 2018, the Company issued an additional 333,600 units at CAD$1.15 per unit and 160,200 Common Share purchase warrants (each exercisable at CAD$1.45 for a period of 36 months) at CAD$0.08 per warrant pursuant to the exercise of an overallotment option granted to the underwriters in the December 2017 Canadian Short Form Prospectus Offering, to raise additional aggregate gross proceeds of CAD$396,456. The Company issued to the underwriters an aggregate of 45,780 Common Share purchase warrants as partial compensation, with each warrant entitling the holder to purchase one Common Share of the Company at a price of CAD$1.45 per share until January 22, 2021.

On July 11, 2018, the Company closed a bought deal financing qualified by a short form prospectus in all of the provinces of Canada except Quebec, and issued 5,750,000 units (including 750,000 units issued pursuant to the exercise of an over-allotment option granted to the underwriters of the offering) at an offering price of CAD$1.00 per unit for aggregate gross proceeds of CAD$5,750,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant, with each whole warrant entitling the holder thereof to acquire one Common Share in the capital of the Company at an exercise price of CAD$1.30 until July 11, 2021. The Company used the net proceeds of the offering to advance the commercialization of the Company’s technology and general corporate purposes. The Company issued to the underwriters an aggregate of 402,500 Common Share purchase warrants as partial compensation, with each warrant entitling the holder to purchase one Common Share of the Company at a price of CAD$1.00 per share until July 11, 2021.

On March 29, 2019, LexaGene closed an oversubscribed non-brokered private placement for total gross proceeds of CAD$2,843,926. The Company issued 4,375,271 units at a price of CAD$0.65 per unit. Each unit was comprised of one Common Share and one Common Share purchase warrant, with each warrant entitling the holder to purchase one Common Share of the Company for a period of up to fifteen months at a price of CAD$0.85. The warrants were subject to accelerated expiry where, at any time commencing two months from the date the warrants were issued, the daily volume weighted average trading price of the Company’s Common Shares was greater than CAD$1.10 for five consecutive trading days. In such circumstances, the Company had the right to accelerate the expiry date of the warrants by notice to the warrant holders, to the 30th calendar day following the date of any such notice of acceleration. In addition, the Company paid finders’ fees totaling $136,393 and issued an aggregate 259,455 non-transferable Common Share purchase warrants to the finders. Each warrant was exercisable into one Common Share for a period of up to fifteen months at a price of CAD$0.85.

On October 29, 2019, the Company closed a brokered private placement offering of units and issued 12,769,626 units at a price of CAD$0.52 per unit, for aggregate gross proceeds of CAD$6.64 million. Each unit consisted of one Common Share and one Common Share purchase warrant, with each warrant entitling the holder to purchase one Common Share at the exercise price of CAD$0.75 until October 29, 2022. The Company issued to the placement agent an aggregate of 735,229 Common Share purchase warrants as partial compensation, with each warrant entitling the holder to purchase one Common Share at the exercise price of CAD$0.52 until October 29, 2022.

Subsequent to the year ended February 29, 2020, the Company issued: (a) 1,033,182 Common Shares upon the exercise of warrants at a price of CAD$0.60 per share, for gross proceeds of CAD$619,910; (b) 66,152 Common Shares upon the exercise of warrants at CAD$0.75 per share, for gross proceeds of approximately CAD$49,615; and (c) 3,647,547 Common Shares upon the exercise of warrants at CAD$0.65 per share, for gross proceeds of CAD$2,370,906.

On September 9, 2020, the Company closed a bought deal financing qualified by a short form prospectus in all of the provinces of Canada except Quebec, and issued 15,640,000 units (including 2,040,000 units issued pursuant to the exercise of an over-allotment option granted to the underwriters of the offering) at an offering price of CAD$0.85 per unit for aggregate gross proceeds of CAD$13,294,000 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant, with each whole warrant entitling the holder thereof to acquire one Common Share in the capital of the Company at an exercise price of CAD$1.10 until September 9, 2023. The Company issued to the underwriters an aggregate of 1,094,800 Common Share purchase warrants as partial compensation, with each warrant entitling the holder to purchase one Common Share of the Company at a price of CAD$1.10 per share until September 9, 2023.

On March 2, 2021, LexaGene announced that it had received $3.6 million from the exercise of outstanding Common Share purchase warrants.

On February 8, 2022, LexaGene announced that Meridian LGH Holdings LLC (“Meridian”), a Dallas, Texas based subsidiary of Meridian Veterinary Capital LLC, agreed to make an investment in LexaGene for total gross proceeds of CAD$6,475,000. The first tranche of the private placement closed on February 8, 2022, and was comprised of 13,115,725 units of the Company offered and sold at the price of CAD$0.35 per unit, for gross proceeds of CAD$4,590,504. The second tranche closed on February 18, 2022, and was comprised of 5,384,275 units also offered and sold at the price of CAD$0.35 per unit, for gross proceeds of CAD$1,884,496. Each unit was comprised of one Common Share of the Company and one Common Share purchase warrant, with each warrant entitling the holder to purchase one Common Share of the Company for a period of 36 months at a price of CAD$0.45. Upon closing of both tranches of the private placement, Meridian held approximately 13.41% of the issued and outstanding Common Shares of the Company.

Business of the Company

LexaGene is a molecular diagnostics company that develops molecular diagnostic systems for pathogen detection and genetic testing for other molecular markers for on-site rapid testing in veterinary diagnostics, and for use in open-access markets such as food and water safety, clinical research, agricultural testing and biodefense. The MiQLab System delivers excellent sensitivity, specificity, and breadth of detection and can return results in approximately two hours. The unique open-access feature is designed for custom testing so that end-users can load their own real-time PCR assays onto the instrument to target any genetic target of interest.

Brands and Trademarks

As described above, the Company’s flagship product is the MiQLab System.

LexaGene is the owner of the following registered trademarks in Canada and the United States of America:

Country	Trademark	Registration Number	Goods/Services
Canada	MIQLAB	TMA1108817

Class 1: Chemical buffer solutions; chemicals, namely buffer and standard solutions used in analytical chemistry

Class 9: Automated microfluidic instrument, namely, an instrument consisting of a computer, pumps, rotary valves, cartridges and optical system, for the extraction and screening of genetic material, namely, genomes of pathogenic bacteria; laboratory instruments for the detection of pathogens in a biological sample for research use; laboratory instruments for the detection of pathogens in a biological sample for medical diagnostic purposes; sample cartridges for research use

Canada	LEXAGENE	TMA1024492	Class 9: Automated microfluidic instrument, namely, an instrument consisting of a computer, pumps, rotary valves, cartridges and optical system, for the extraction and screening of genetic material, namely, genomes of pathogenic bacteria
Canada	LX6	TMA1024491	Class 9: Automated instrument, namely, an instrument consisting of a computer, pumps, rotary valves, heated elements and single-use disposable cartridges that is capable of asynchronously processing multiple liquid samples, namely, water, blood, urine, pus and swab media by concentrating the liquid samples on the surface of a filter and breaking down the pathogens to expose their genetic material in order to purify and then assemble the genetic material into a series of genetic tests that look for genetic sequences that are unique to the targeted pathogens thereby identifying the pathogens present in each sample
USA	LX6	6,138,901	Class 9: laboratory instruments, namely, automated instruments capable of asynchronously processing multiple samples by concentrating the sample, extracting the genetic material and performing a multiplex test looking for different genetic signatures
USA	LEXAGENE	6,093,374	Class 9: Laboratory instruments, namely, automated microfluidic instruments for the extraction and screening of genetic material

Business Objectives and Strategy

The Company is primarily focused on veterinary diagnostics, biologics contract manufacturing, human clinical diagnostics testing, and open access markets such as biothreat detection. For the first two markets, the Company is spending significant resources on developing and manufacturing validated reagents for the MiQLab System to detect high-value pathogens and targets. Validated assays can be sold at a premium and are expected to be an important source of revenue for the company.

The above statement captures the essence of the Company’s business strategy and pioneering vision of its founder, Dr. Jack Reagan. The Company strives to realize significant growth by expanding further into each market vertical, while capitalizing on the Company’s unique differentiators to create sustainable value.

Product Overview

MiQLab System, LexaGene’s only diagnostic product that is currently being offered for sale in the veterinary market and in the BCMO markets, is capable of processing a sample and returning results in approximately two hours, depending on the size of the sample being processed and whether the screening is for RNA or DNA pathogens. The instrument automates the six steps that would normally be performed by a skilled molecular biologist. Namely, the instrument:

1)	breaks down cell walls to expose genetic material,

2)	purifies the genetic material away from the cell walls and other matter in the sample,

3)	assembles a series of reactions that are specific for the targeted genetic sequences,

4)	amplifies the genetic material using the polymerase chain reaction (PCR),

5)	optically monitors these reaction mixtures for the presence of amplified PCR products, and

6)	generates a report that identifies the genetic targets found in each sample.

For each processed sample, the instrument is capable of screening for 10 pathogens and 33 genes and variants in a single-use disposable cartridge of its second-generation panel.

The MiQLab System has two unique features that are currently not available in any other commercial product for automated bio-detection. These features make the MiQLab a first of its kind system.

The first unique feature is the “open-access” nature of the MiQLab. Open-access allows users the flexibility to customize the tests the instrument runs, so they can target any genetic sequence of interest. In contrast, LexaGene’s competitors only manufacture cartridges that already contain reagents for specific genetic targets. This prevents customers that are interested in detecting other sequences (e.g., pathogens) from using their technology. In contrast, an individual using LexaGene’s technology may be able to load their own real-time PCR-assays onto the instrument and instantly they may have a powerful automated bio-detector at their disposal to do the work that previously could only be performed by a skilled molecular biologist. Management believes this feature may open up markets that are poorly serviced by competitor technologies.

The second unique feature is that the MiQLab is capable of processing a range of sample volumes. Larger volume processing allows for more reliable detection of low titer (i.e., count) pathogens. The ability of the MiQLab to process larger volume samples translates into more frequent identification of samples containing disease-causing pathogens, and it shortens the time-to-result for detecting low-titer pathogens growing in an enrichment broth. Although this is a capability tested at the Company, the already launched MiQLab with the associated sample preparation cartridges are not equipped to handle sample volumes greater than 1 ml. Additional R&D into adaptors for the current sample preparation cartridges and/or new sample preparation cartridges, with the associated fluidic script changes would be required to fully enable this unique feature.

Targeted Markets

The Company is primarily focused on veterinary diagnostics, biologics contract manufacturing, human clinical diagnostics, and open access markets such as biothreat detection. As noted above, for the first two markets, the Company is spending significant resources on developing and manufacturing validated reagents for the MiQLab System to detect high-value pathogens and targets.

The Company has not yet entered the human clinical diagnostics and open access markets. In particular, human clinical diagnostics is highly regulated, and, in the United States, will require LexaGene to comply with the extensive requirements of the traditional premarket FDA review pathway.

Veterinary Diagnostics Market

There are approximately 77 million dogs and approximately 58 million cats in the United States,16 and many pet owners spare no expense on caring for their animal companions. The veterinary diagnostics market is expected to reach $4 billion by 2023 from $2.63 billion in 2018, at a compound annual growth rate, or “CAGR,” of 8.8%.17 Within this market, LexaGene is currently focusing on companion animal diagnostics, although the Company sees value in large animal testing, including the equine market.

LexaGene’s own market research18,19 has determined there are between 1,900 and 2,800 emergency and critical care and specialty medicine hospitals for companion animals in the United States. These hospitals are open 24/7 and staff at least five veterinarians, making them an ideal target for further adoption of MiQLab System. Beyond this, there are roughly 18,600 veterinary clinics that have at least five employees and may be interested in using the MiQLab technology to quickly detect if infections are present a short time after the initial consultation, giving veterinarians more confidence in their prescribed treatment plan and ultimately leading to better patient outcomes.

At the request of the Company, Ethos Veterinary Health Group completed a market survey that confirmed the need for higher quality, point-of-care molecular diagnostics in the veterinary market. Ethos also provided a stack-rank list of pathogens and drug resistant targets that are of most interest to veterinarians. This survey information and from dialog with Ethos’ veterinarians have guided the Company’s product development decisions in veterinary health.

In emergency rooms and medical clinics, the MiQLab System has been proven to identify disease-causing pathogen(s) and provide information on antibiotic resistance within ~ 2 hours. Veterinarians use this information to determine whether an infection is present, and if so, whether antibiotic resistance factors are present that might sway their prescription choice. Current tests for antibiotic resistance rely on lab tests that require 1-3 days, meaning that any antibiotics initially prescribed prior to obtaining test results may have no effect.

LexaGene is working on validating assays to target common veterinary pathogens, with an initial focus on pathogens that cause urinary tract infections and soft tissue infections. The Company’s first panel for veterinary diagnostics is called the Bacterial and AMR panel. It includes tests for E. coli, Proteus, Klebsiella, Enterobacter, Pseudomonas, Staphylococcus, Streptococcus & Enterococcus and for bacteria and assays for the following antibiotic resistance genes for extended spectrum beta lactamases (CMY, CTX-M-1, CTX-M-9, SHV, and TEM), Methicillin resistance (mecA), Lincomycin/Clindamycin resistance (erm A/B/C), Sulfonamide resistance (Sul 1/2/3), Gram negative Trimethoprim resistance (drfA (14/5, 1/15, 17/7, 12)), Gram positive Trimethoprim resistance (dfrB E/F/G/K), and Tetracycline resistance (tet (A, B, C, D, K, L, M, S, 38)). Antimicrobial resistance tests have also been developed for vancomycin resistance (VanA & VanB), and carbapenemase resistance (KPC, VIM, IMP, NDM, and OXA48).

16 Source: American Veterinary Medical Association, 2017-2018 U.S. Pet Ownership & Demographics Sourcebook

17 Source: MarketsandMarkets, Veterinary Diagnostics Market by Product (Instruments, Consumables), Technology (Immunodiagnostics (Lateral Flow, ELISA), Clinical Biochemistry, PCR, Hematology, Urinalysis), Animal (Dog, Cat, Cattle, Pig, Poultry, Horse) (2022 - 2026)

18 U.S. Department of Labor, Census Bureau 2018

19 Source: American Veterinary Medical Association 2018 AVMA Report on the Market for Veterinary Services

In July 2021, LexaGene launched its second-generation bacterial and AMR panel. The new panel screens for 10 pathogens and 33 genes and variants that confer antimicrobial drug resistance. This represents an increase of 140% in pathogen testing and 270% in gene and variants testing compared to the first-generation test.

Veterinary Competitors

For veterinary diagnostics, LexaGene is largely competing against reference laboratories such as IDEXX, Heska and Zoetis, as well as academic centers such as the Animal Health and Diagnostics Center at Cornell University, Penn Vet, the University of California-Davis School of Veterinary Genetics Laboratory, among many others, which offer off-site testing services. These reference laboratories generally plate samples out across three types of plates for overnight growth (~ 12 – 18 hours). Blood agar plates allow for total colony count, MacConkey plates selectively allow for Gram - growth, and Columbia CNA plates selectively allow for Gram + growth. Following plating, one or more colonies are selected and processed by a mass spectrometry (MALDI-TOF) (e.g., bioMeriéux Vitek MS) for bacterial identification. For sensitivity testing, a colony is loaded into a card for incubation (19 – 24 hours) and later fluorogenic reading (e.g., bioMeriéux Vitek2). There are sensitivity cards for Gram +, Gram -, and Streptococcus strains. Reference laboratories typically are able to provide test results in ~ 3 days, but sometimes it takes longer.

Alternatively, urine can be plated on an antimicrobial susceptibility test plate (CCSP), such as the Flexicult® Vet Urinary Test, marketed by SSI Diagnostica. This test is currently not licensed for sale in the United States. CCSP technology requires ~24 hours for test results, and needs to be manually interpreted, introducing the possibility for reader-error.

Lastly, although mostly just used in human clinical diagnostics, there are dipstick assays with pads for protein, blood, leukocyte, nitrite, glucose, ketone, pH, specific gravity, bilirubin, and urobilinogen. Markers that can be used to identify urinary tract infections include nitrites, leukocyte esterase and blood. Individually, the sensitivities for blood, leukocyte esterase, and nitrite markers were found to be 64%, 49%, and 23%, respectively, when compared to culture-based analysis.20 Due to the poor positive predictive value of these tests, they are seldom used.

Some reference laboratories may use a series of instruments to purify the genetic material within samples and assemble a series of PCR tests to screen for causative pathogens and antimicrobial resistance markers. These tests are more expensive due to the labor and higher costs of test reagents. Accordingly, only a few labs use genomics for testing. LexaGene’s MiQLab System automates the entire genomic testing workflow, lowering the barrier for labs to adopt PCR-based diagnostics.

Veterinary Regulations

There are no requirements for U.S. Food and Drug Administration, (“FDA”) pre-market approval of medical devices intended for animal use. Animal medical devices and diagnostic aids are, however, subject to the general provisions of the Federal Food, Drug, and Cosmetic Act, (“FDC Act”) that relate to misbranding and adulteration. For example, an animal medical device may be considered misbranded if the labeling fails to bear adequate directions for use by the layperson or an animal device is misbranded if it is dangerous to animal or human health when used in the manner prescribed, recommended, or suggested in labeling. The FDA relies on veterinarians and other users to report unsafe animal medical devices.

Biologics Contract Manufacturing Organizations (“BCMOs”)

BCMOs make the vast majority of drugs, biologics and vaccines for human and animal health for pharmaceutical companies. These are often manufactured in bioreactors that can become contaminated, resulting in significant financial loss for the manufacturer and any contaminated product represents a health risk for patients and potential liability for the manufacturer. LexaGene has already sold its technology into this market and is further exploring how its technology can help meet the microbiological quality control needs for this industry.

20 Mambatta et al., J Family Med Prim Care. 2015 Apr-Jun: 4(2): 265-268.

Traditionally, this industry uses culture for testing, but some of the contaminates may take weeks for detection and this time delay can be very costly. The industry is increasingly turning to automated Polymerase Chain Reaction (PCR) testing due to its sensitivity and speed with the expectation that new technology adoption may offer several benefits: a) more rapid process turnover, b) faster and safer product release, and c) lower overall manufacturing costs.

LexaGene’s recent sale of MiQLab Systems into this industry is a positive sign that the industry is primed for technology adoption. In fact, biologics is a fast-growing sector in BCMOs and CDMOs, projected to grow at a CAGR of 9.06% from 2021 to 2026.21

LexaGene has demonstrated that the MiQLab System can detect even slow-growing bacteria such as C. acnes, which is one of the more common contaminants in bioreactors.22,23 The time advantage for using MiQLab versus culture is expected to minimally be 36 times faster than culture, and possibly as much as 168 times faster.

The MiQLab System has the capabilities to help minimize the impact of C. acnes on product stability and conformity through rapid testing. Rapid testing is needed during each of the four main phases of manufacturing - namely: a) testing the raw materials that go into bioreactors; b) testing the seed cultures before transfer to a bioreactor; c) testing the small bioreactor material being scaled up to a larger bioreactor; and d) testing the final product prior to sending it to the customer, which is an FDA requirement. Quickly identifying contamination during each of these steps minimizes profit losses that are often assumed and built into cost estimates for the manufacturer. Better testing also gives the manufacturer more confidence in meeting their delivery timelines for the customer.

We anticipate that manufacturers that elect to purchase our MiQLab Systems will use our technology to test for bacterial contaminants at each of the four stages described above. The manufacturing of biologics and vaccines is largely consolidated into very large, international companies that generate billions in revenue. Each company often has many manufacturing plants that could easily purchase multiple systems from LexaGene to help with their testing needs across all their products being manufactured on a daily basis.

Human Clinical Diagnostic Markets

LexaGene was founded with the goal of first commercializing its MiQLab technology in veterinary diagnostics, where there are fewer regulatory requirements. This would allow the Company to generate revenue more quickly and provide the necessary time to meet FDA requirements for having a quality management system in place and becoming an ISO 13485 manufacturer. Originally, the Company anticipated needing ~ 2 years after launching its technology in veterinary diagnostics, to achieve these goals and establish a market leading position in veterinary diagnostics, before turning its attention to the human clinical diagnostics market.

The emergence of COVID-19, the declaration of a public health emergency by the United States Department of Health and Human Sciences (the “DHHS”) on January 31 2020, and the establishment of an EUA process for COVID-19 shortly afterwards, changed these plans.

An EUA can permit a manufacturer to market a diagnostic test, and an individual or healthcare provider to use the test, but is not equivalent to an FDA approval. An EUA, granted after review of a test by the FDA, provides temporary, emergency use of the subject test. The EUA process for COVID-19 was intended to lower the regulatory burden for marketing in human clinical diagnostics and thereby encourage more companies to enter into this market to provide test solutions for COVID-19. Prior to the pandemic, many other manufacturers of sample-to-answer multiplex diagnostics had already gone through the FDA 510(k) path for their syndromic testing technologies, so adding COVID-19, through the EUA, was a relatively easy task for them. LexaGene did not have the benefit of having already gone through the FDA for in-vitro diagnostics, but nonetheless, started to pursue EUA for COVID-19 testing.

21 Source: Mordor Intelligence Biologics Market - Growth, Trends, COVID-19 Impact, And Forecasts (2022 - 2027)

22 Lange-Asschenfeldt, B, D Marenbach, C Lang, A Patzelt, M Ulrich, A Maltusch, D Terhorst, E Stockfleth, W Sterry, and J Lademann. 2011. “Distribution of Bacteria in the Epidermal Layers and Hair Follicles of the Human Skin.” Skin Pharmacology and Physiology 24 (6): 305–11.

23 Salaman-Byron, Angel L. 2020. “Probable Scenarios of Process Contamination with Cutibacterium (Propionibacterium) Acnes in Mammalian Cell Bioreactor.” PDA Journal of Pharmaceutical Science and Technology 74 (5): 592–601.

Launching a new technology and attempting to go through the EUA process, for any company - no less a small early-stage company - is challenging. LexaGene successfully completed the analytical validation studies required for the EUA in the fall of 2021, but prior to starting the required clinical studies, the FDA issued new guidance24 on November 15, 2021, that effectively prevented companies unable to manufacture >500,000 tests per week from continuing down the EUA path. Instead, the FDA required companies with lower manufacturing-throughput technologies to pursue the 510(k) path for clearance, which is considerably longer and more onerous.

The FDA’s recently published guidance forced LexaGene to stop our EUA efforts and reverted us back to our original strategy prior to the pandemic, where the Company would focus on first succeeding in other markets before pursuing FDA 510(k) clearance. This approach is informed by the fact that, before the Company decides to make a 510(k) submission a top priority, it must first determine the MiQLab’s intended use (i.e., the targeted syndrome) for which it will seek authorization. Common clinical syndromes of infectious causes include gastro-intestinal distress (fecal sample or swab), skin and soft-tissue infections (infection-site swab), unexplained fever (blood sample for testing for sepsis), upper-respiratory tract infections (nasal swab), and urinary tract distress (urine sample). The easiest sample to process from this list is nasal swabs, as they generally do not contain many PCR inhibitors. The ease of processing nasal samples allows some molecular technologies that detect COVID-19 to skip sample preparation prior to genetic amplification. The technologies that skip sample preparation generally cannot be used to process more difficult matrices such as urine, wound swabs, fecal swabs, and blood. The MiQLab is designed to extract and purify the nucleic acids from these difficult samples, then perform a high multiplex test for numerous pathogens and other molecular markers.

Even if LexaGene had successfully gotten through the EUA process for COVID-19, the Company would have been able to use the MiQLab for COVID-19 diagnostic testing only, and not for screening for all the other common causes of respiratory distress which is where the strength of LexaGene’s core technology lies. Adding every additional respiratory target would require the Company to complete additional studies, which are costly and take time. There are roughly 20 pathogens that cause respiratory symptoms that overlap with COVID-19.

In summary, the more extensive requirements of the traditional premarket FDA review pathway will be required for the Company to offer broad panel pathogen testing at the point of care. At this time, the Company has not committed to the first syndrome it will pursue for its FDA work, nor has it determined whether the current MiQLab or a later generation of the MiQLab will be used for this work. At this time, no timeline is being provided for starting or completing a 510(k) study.

Human Diagnostic Competitors

The human clinical diagnostics market is dominated by very large, well-funded companies, including: Abbott Labs, Bayer, Becton Dickinson, bioMérieux, C-Diagnostics, Danaher, Eli Lily, Grifols, LabCorp, OPKO Health, Quest Diagnostics, Roche Holdings, and Thermo Fisher Scientific. Most of these companies offer solutions to reference laboratories that allow them to process many samples at once (batch processing).  Other companies such as Mesa Biotech, Que Health, Lucira Health, and Quidel, offer point-of-need testing instruments, which generally look for a single target, such as SARS-CoV-2. These instruments are generally small, inexpensive, and extremely fast (e.g., 30 minutes or less). Because these are point-of-care devices, they do compete against LexaGene’s technology; however, they are not viewed by our management as direct competitors, as they are unable to perform syndromic testing on challenging sample types.

24 Source: FDA Center for Devices and Radiological Health Policy for Coronavirus Disease-2019 Tests During the Public Health Emergency (Revised)/Guidance for Developers and Food and Drug Administration Staff (Document issued on the web on November 15, 2021)

Then there are the syndromic test providers that can test for multiple pathogens, but takes slightly longer time to test, such as the Cepheid GeneXpert System (Danaher). Their instruments have good sample preparation and return results in 45 – 60 min but can only multiplex up to six targets. The companies that market point-of-care syndromic tests that are viewed as direct competitors to LexaGene are GenMark’s ePlex system (Roche), BioFire’s FilmArray (bioMérieux), Luminex’s VERIGENE (DiaSorin), Qiagen’s StatDx, Bosch’s Vivalytic, and MobiDiag’s Novodiag (Hologic). These systems generally return results in 1 – 3 hours.

Food Safety Market

The Company’s pursuit of FDA EUA for COVID-19 testing has forced the Company to push back plans to enter the food safety market until sufficient capital is raised to apply resources towards this market. The timing of the Company’s entry into this market therefore remains undecided by management. Nonetheless, it is a market the Company is very interested in pursuing.

By 2025, the food safety market is expected to reach $23.2 billion in value with a CAGR of 7.3% from 2018 - 2025.25 This is attributed to the growth in demand for convenience and packaged food products, an increase in outbreaks of chemical contamination in food processing industries, and the rise in consumer awareness about food safety.26 Despite the amount of testing, 48.8 million cases of foodborne illnesses occur per year in the United States, resulting in 127,000 hospitalizations and greater than 3,000 deaths. The economic impact of foodborne illnesses on the US economy is estimated to be ~ $51 billion per year.27

The food testing industry is rapidly transitioning away from culture-based testing and adopting rapid testing. According to Bob Ferguson’s recent Food Safety Insights column in Food Safety Magazine, in North America, four percent of testing is done by traditional culture-based methods only, two percent by chromogenic color-based visualization, 51.5 percent by antibody/immunoassay methods and 42.9 percent by molecular DNA-based methods.28 Frequently, the chromogenic, antibody/immunoassay tests, and DNA-based tests are performed after a culture has reached stationary phase. Generally speaking, the food safety industry processes lots of samples per day, but the cost per processed sample is generally lower than in other markets.

For foodborne illnesses that can be tied back to a food product, the FDA and USDA generally require the food producer to recall the product. On average over the last 10 years, the FDA and USDA recalls 48 meat products per year, equating to roughly 26.8 million pounds of meat.29 Recalls can cost the food producer tens of millions of dollars and significant lasting damage to brand name.

25 Source: Allied Market Research, a market research and advisory company of Allied Analytics LLP (August 2018), Food Safety Testing Market by Contaminant (Pathogen, Genetically Modified Organism (GMO), Chemical & Toxin, and Others), Food Tested (Meat & Meat Product, Dairy & Dairy Product, Cereal, Grain, & Pulse, Processed Food, and Others), and Technology (Agar Culturing, PCR-based Assay, Immunoassay-based, and Others) - Global Opportunity Analysis and Industry Forecast, 2018-2025

26 MarketsandMarkets, Food Safety Testing Market by Target Tested (Pathogens, Pesticides, GMOs, Mycotoxin, and Allergens), Technology (Traditional and Rapid), Food Tested (Meat, Poultry, Seafood, Dairy, Processed Foods, and Fruits & Vegetables), and Region - Forecast to 2026

27 Scharff, R.L., Economic burden from health losses due to foodborne illness in the United States. J Food Protection, 2012. 75(1): 123-131.

28 Source: Ferguson, B., Food Safety Magazine (April 1, 2017) The Drivers of Differences in Food Safety Testing Practices

29 USDA Food Safety and Inspection Service, Summaries of Recall Cases Calendar Years 2012 - 2021

LexaGene’s Value Proposition for the Food Industry

LexaGene expects to first market its technology to screen perishable ready-to-eat products, since time (shelf life) is critical for these items. Due to the very low titer of bacteria expected in the food industry, sample enrichment via culture is often considered a requirement. That said, LexaGene’s management feels that when dealing with an enriching sample, time-to-result can be shortened by processing a larger volume of the enrichment broth, thereby minimizing the possibility of subsampling error.

LexaGene’s technology is ideally suited for this since it is capable of concentrating the bacteria in larger volumes of enrichment media than conventional technologies, as its sample preparation cartridge is designed to capture bacteria on a filter prior to lysis. This is anticipated to minimize sub-sampling error, which in turn is expected to allow for shorter culture times prior to genetic testing. Saving just a few hours can result in significant cost savings for larger processors, who maintain inventory distribution centers maintained at 4˚C. As previously mentioned, LexaGene’s current sample preparation cartridge is not equipped to handle sample volumes greater than 1 ml, so additional R&D may be required to build a sample preparation cartridge that is specifically designed to process larger sample volumes to achieve this benefit.

LexaGene has already validated tests for E. coli 0157, H7, O111, shiga toxin-1&2, salmonella, and listeria spp.

Food Safety Regulations

The Food Safety Modernization Act (“FSMA”), enacted in 2010, gives the FDA the power to mandate a science-based system to address the hazards from farm-to-table food distribution and regulate testing procedures. The FDA regulates beverages, fruits, vegetables, seafood, and most other food items, while the USDA regulates meat, poultry, eggs products, and catfish.

In 2015, the FDA announced the FSMA testing and reporting requirements, which were to be rolled out and enforced between 2016 – 2018.30 Implementing and enforcing some requirements have been delayed. Before these requirements were put into place, food producers were only required to respond to an outbreak by initiating a food recall. The policy was very ‘reactionary’ rather than being ‘pro-active’ to prevent disease from occurring in the first place. Under the new FSMA policy, some food producers may now be required to test their products, verifying they are free of disease-causing pathogens, prior to shipment. The FDA may also inspect at least once every three years rather than once per decade. FDA inspectors may also have the authority to inspect foreign food suppliers.

To meet testing requirements set out by the USDA and FDA, food producers greatly favor using technologies that are certified by the Association of Official Analytical Chemists (“AOAC”), although many food producers may accept a technology publication as proof of sufficient quality testing for use on their products.

Once LexaGene launches a product into the food safety industry, it anticipates its technology will be used in the screening process of enriched broths to rapidly and accurately assess the risk level of contamination for food and beverage items. This may allow food safety officers to more quickly clear their products for delivery to customers. The LexaGene also expects that its technology will be used for environmental sampling of food processing and storage facilities, where often culture is skipped and direct genetic testing is now acceptable.

Food Safety Competitors

Food producers and processors are under enormous pressure to provide safer and fresher food and beverage items. LexaGene knows of no company that provides easy to use automated highly-multiplexed molecular genetic testing in the food safety market. Currently, the food industry relies on either food plant laboratories (on-site) or food contract laboratories (off-site) for testing services. At these laboratories, samples are added to enrichment media to provide conditions for viable bacteria to multiply for 24+ hours prior to removing a portion of the culture for rapid testing, either using antibody-based technologies, genetic amplification tests by PCR or isothermal methods, or other chromogenic or fluorogenic tests.

30 Source: FDA Food Safety Modernization Act (FMSA) (December 2, 2021)

The companies currently providing testing reagents for the food industry include, amongst many others: Bio-Rad Laboratories, Agilent, ALS Food & Pharmaceutical, Bureau Veritas, BioControl Systems, bioMérieux, Eurofins Scientific, Genevac Ltd, Genon Laboratories, Neogen, IDEXX Laboratories, Intertek Group, SGS, Thermo Fisher Scientific, and Dupont Nutrition and Health.

If LexaGene enters this market, one of its biggest competitors for automated molecular testing will be RokaBio, Inc., which is a wholly-owned subsidiary of the Institute for Environmental Health, Inc.

Open-Access Markets

The Company views this market as any group wanting a customized, multiplex, PCR reaction test in liquid sample form for collections of pathogenic organisms harmful or important to their industry. Industries that potentially have a need for a technology that automates PCR include, but are not limited to, contract manufacturers, pharmaceutical, academic and government laboratories, as well as laboratories performing water quality testing, aquaculture pathogen surveillance, and genotyping. LexaGene believes there is a need for open-access technology that allows for automated sample preparation integrated with highly multiplexed PCR, but the scale of the demand for such a technology in these industries is uncertain since it is a novel capability. The size of the open-access market is hard to estimate since no formal market assessments have been published.

Product Portfolio

Currently, LexaGene offers genetic analyzers with its strategically developed assay panels and single use test cartridges to fit with its objective of delivering, easy-to-use, point-of-test or point-of-care, high quality genetic testing for the desired markets listed above. LexaGene’s current products being offered to its customers are as follows:

LexaGene MiQLab® System
LexaGene MiQLab System Bacterial and AMR Test Panel
LexaGene MiQLab DNA Sample Cartridges
LexaGene MiQLab RNA Sample Cartridges
LexaGene MiQLab Buffer Sets

Sales

As described above under the heading, “General Development of the Business – General,” LexaGene was solely an R&D company focused on developing its technology from the date of completion of the Acquisition in 2016 through late 2020. Between late 2019 and 2020, the Company commercialized its product, the MiQLab® System, and began selling units.

LexaGene provided products and services to six customers in the US, which generated approximately $75,000 in revenues during the twelve months ended February 28, 2022.

Distribution

LexaGene intends to sell its MiQLab Systems, consumables and services directly to customers through its internal sales team to the markets it is targeting. As described above, LexaGene hired its first direct sales representatives in July 2020, and expanded its sales team in May 2021 by hiring three representatives for the veterinary market and one representative serving the BCMOs and CDMOs.

In addition, LexaGene intends to identify potential strategic partnerships that sell into its target markets and forge relationships with these groups, while leveraging their vast size and sales and marketing capabilities to place units.

Research and Development

The industries and market segments in which we plan to operate and compete are subject to rapid technological developments, evolving industry standards, changes in customer requirements and competitive new products and features. As a result, we believe our success, in part, will depend on our ability to build and enhance our products in a timely and efficient manner and to develop and introduce new products that meet our customer’s needs. To achieve these objectives, we plan to make R&D investments through internal activities.

Research and Intellectual Property

Our future success and ability to compete will depend on our ability to develop and maintain our intellectual property and proprietary technology, and to operate without infringing on the proprietary rights of others.

Employees

Currently we have 32 employees in the United States and 1 employee in Canada totaling 33 employees. We expect to grow with a focus on sales and business development, and eventually expanding our technical team to support the growth.

Regulatory Matters

To date, LexaGene has not obtained regulatory approval for any product, and LexaGene’s MiQLab Systems have been sold to Penn Vet, Veterinary Specialty Hospital of Palm Beach Gardens, Florida, Denver Animal Emergency in Denver, North Carolina, three additional veterinary clinics (located in Michigan, Minnesota, and New York), a corporate veterinary reference laboratory, and a veterinary university in Florida, all in reliance on certain exemptions from CVS licensing requirements. In addition, the Company has sold a MiQLab System to a large multinational biotechnology company that manufactures biologics, vaccines, and chemicals, in a transaction that is not subject to any regulatory requirements.

LexaGene anticipates selling its technology into highly regulated industries in the future. As such, the Company may be subject to the authority and approvals of certain regulatory agencies, including the FDA, the USDA, Health Canada, the China Food and Drug Administration (“CFDA”), European Union Notified Body (CE mark) and applicable health authorities in other countries, with regard to the development, testing, manufacture, marketing and sale of its products. The process of obtaining such approvals can be costly and time consuming, and there can be no assurance that any required regulatory approvals may be obtained or maintained. Any failure to obtain (or significant delay in obtaining) or maintain FDA, USDA, Health Canada, Notified Body or CFDA approvals (or, to a lesser extent, approval of applicable health authorities in other countries) for LexaGene’s new or existing products could materially adversely affect LexaGene’s ability to market its products successfully and could therefore have a material adverse effect on the business of LexaGene.

In the United States, LexaGene’s technology would likely be classified by the FDA as class II medical devices and require either clearance or authorization to market and sell for human clinical use (in-vitro diagnostics market (IVD)). The traditional FDA regulatory path prior to clinical marketing is to obtain 510(k) pre-market notification process or pre-market approval (PMA), depending on the application. As discussed elsewhere in this registration statement, we had initiated an EUA applications for COVID-19 testing, but discontinued the process once the FDA restricted its availability to manufacturers of high-throughput technologies.

LexaGene’s technology features a re-usable flow-throughput PCR system and is considered “open-access”. Both features are not currently authorized by the FDA. As such, it is possible that the FDA will block the authorization of LexaGene’s technology for human clinical diagnostics. Also, it is possible the end-users may find LexaGene’s technology too difficult to operate and/or it may generate inconsistent results, which could be detrimental to the Company. Furthermore, LexaGene’s MiQLab uses both guanidine-based buffers for lysis and hypochlorite-based buffers for decontamination. These solutions are kept separate on the system, but nonetheless, the FDA is cautious about workflows using both chemicals, as improper mixing may create poisonous cyanide gas. To date, the FDA has not received reports of illness due to these potentially hazardous interactions.31

31 Source: MLO Magazine, Bline, L.A., FDA says exposure to cyanide gas possible with some workflows to test for COVID-19 (June 5, 2020)

Item 1A. Risk Factors.

An investment in our Common Shares is highly speculative and involves a high degree of risk. In determining whether to purchase LexaGene’s Common Shares, an investor should carefully consider all of the material risks described below, together with the other information contained in this registration statement. An investor should only purchase LexaGene’s securities if they can afford to suffer the loss of their entire investment.

Risks Relating to Our Business

The effects of the ongoing COVID-19 pandemic could have a material adverse impact on our business, results of operations, liquidity, financial condition, and stock price.

The duration, extent, and impacts of the ongoing COVID-19 pandemic remain uncertain and could have a material adverse impact on our business, results of operations, liquidity, financial condition, and stock price. The spread of COVID-19 has caused us to modify aspects of our business practices (including the management of and access to our facilities, employee remote work locations, and employee travel), and we may take further actions, as may be required by federal, state, and local governments or as we determine to be in the best interests of our employees and customers. Such actions may disrupt our supply chain, logistics network, operations, facilities, and employee workforce, which could negatively affect: our employees’ efficiency and productivity; our development and introduction of innovative new products and services; our ability to manufacture, market, and sell our products; and our financial performance. In addition, public health-related guidance and directives, including stay-at-home orders that may be further deployed to combat the spread of COVID-19, including variants (such as Delta and Omicron), and possible higher infection rates, could result in a decrease in companion animal clinical visits, labor shortages, the delay of elective procedures and wellness visits, and disruption of veterinary clinic operations, all of which would have a negative effect on veterinary service providers and result in declines in demand for our products. If stay-at-home orders or other similar public health-related directives are re-implemented periodically to combat the spread of COVID-19, particularly in the United States, the negative impact on veterinary service providers and their businesses, and correspondingly on demand for our products, may be material.

The degree to which the COVID-19 pandemic ultimately impacts us depends on future developments that are unpredictable and most of which are outside of our control, including the duration, scope, and severity of the COVID-19 pandemic, the emergence of new variants, changes in infection rates, the vaccine participation rate, the effectiveness of vaccines, the availability of testing kits, as well as regulations and requirements impacting the ability of veterinarians to treat patients, the return to our offices, and/or our ability to visit customer sites. There can be no assurance that we will be able to prevent or mitigate any or all of the COVID-19 near or long-term adverse impacts. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could have a material adverse effect on our business, results of operations, liquidity, financial conditions, and stock price.

Our ability to continue as a going concern is dependent on our success at raising additional capital sufficient to meet our obligations on a timely basis.

We have spent and continue to spend substantial funds in connection with the development and commercialization of our MiQLab System as well as other product development activities. In addition, we expect to incur significant expenses and when necessary add personnel to operate as a public company subject to our reporting obligations. We expect that our operating losses will fluctuate significantly from quarter to quarter and year to year due to product development activities and the timing of sales, if any, of the MiQLab Systems.

Funds generated from our operations have been limited and we anticipate funds from operations to be limited for the foreseeable future. Accordingly, we will need to raise substantial capital to continue to fund our operations, support our sales and marketing programs, support our R&D programs, support our clinical testing, support any regulatory approval processes, support our manufacturing capabilities, and will need funds to purchase inventory to meet our potential MiQLab System demands. We anticipate raising additional funds for these purposes through various ways. These may include: equity financings, debt financing, collaborations with other companies, exclusivity payments and possibly from other sources. There can be no assurance that additional funding will be available on terms acceptable to us, or available to us at all. The current financing environment in the United States, particularly for diagnostic companies like us, is exceptionally challenging and we can provide no assurances as to when such an environment may improve. Further, the uncertainty with respect to our operations and the market generally due to the COVID-19 pandemic may also make it challenging to raise additional capital on favorable terms, if available to us at all. For these reasons, among others, we cannot be certain that additional financing will be available on acceptable terms for our Company. If financing is available, it may be on terms that adversely affect the interests of our existing shareholders.

We are in the early commercialization stage of our business and have a very limited history of operations, and therefore will be subject to many risks.

We are in early commercialization stage of our business and have a very limited history of operations. Therefore, we are subject to the risks associated with most early-stage companies, including uncertainty of the success and acceptance of our products, uncertainty of revenues, markets, profitability, and the continuing need to raise additional capital. Our business prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies at this stage. Such risks include the evolving and unpredictable nature of our business, our ability to anticipate and adapt to a rapidly evolving market, acceptance by consumers of our products, our ability to identify, attract and retain qualified personnel, and our ability to generate sufficient revenue or raise sufficient capital to carry out our business plans. There can be no assurance that we will be successful in adequately mitigating any of these risks.

We may face intense competition from other companies – many of which may have substantially greater resources than we do - that are developing or have developed genetic analyzers designed to exploit similar markets to those in which we intend to penetrate.

The diagnostics market in which we participate is highly complex and competitive. We compete with other companies that are developing or have developed genetic analyzers designed to exploit similar markets to those in which we operate. Many of these other companies have substantially greater resources than we do. There can be no assurance that developments by other companies will not adversely affect the competitiveness of our technologies. The diagnostic industry is characterized by extensive R&D efforts and rapid technological change. Competition can be expected to increase as technological advances are made and commercial applications for diagnostic technologies increase. Our competitors may use different technologies or approaches to develop products similar to the products which we have developed, or may develop new or enhanced products or processes that may be more effective and less expensive. There can be no assurance that any product developed by us will compete successfully or that research and new industry developments will not render our products obsolete or uneconomical.

The commercial potential of our products is difficult to predict. The markets for animal diagnostics and veterinary medical devices are uncertain and may be smaller than we anticipate, which could significantly and negatively impact our revenue, results of operations and financial condition.

We believe that the emerging nature of our industry and our unproven business plan make it difficult to estimate the commercial potential of any of our existing or future products. The market for any product that we seek to commercialize will depend on important factors such as the cost, utility and ease of use of our products, changing standards of care, preferences of veterinarians, the willingness of animal owners to pay for such products, and the availability of competitive alternatives that may emerge either during the product development process or after commercial introduction. If the market potential for our existing and future products is less than we anticipate due to one or more of these factors, it could negatively impact our business, financial condition and results of operations. Further, the willingness of animal owners to pay for the use of our products may be less than we anticipate and may be negatively affected by overall economic conditions. Because relatively few animal owners purchase insurance for their animals, such owners are more likely to have to pay for the use of our products directly and may be unwilling or unable to pay for any such use.

Our failure to manage our anticipated growth successfully may adversely affect our operating results.

Our failure to manage our anticipated growth successfully may adversely affect our operating results. As we grow, we must to continue to build our operational, financial and management controls, contracting relationships, marketing and business development plans and controls and reporting systems and procedures. Our ability to manage our growth will also depend upon a number of factors, including the ability for us to rapidly:

•	expand our internal financial controls so that we can maintain control over operations;

•	attract and retain qualified technical personnel in order to continue to develop reliable and flexible products to meet evolving customer needs;

•	build a sales team to keep customers and channel partners informed regarding the technical features and key selling points of our products and services;

•	develop support capacity for customers as sales increase; and

•	build channel networks to create an expanding presence in the evolving marketplaces for our products and services.

An inability to achieve any of these objectives could harm the business, financial condition and results of operations of our Company.

We may not be able to attract, train and retain a sufficient number of qualified employees to maintain and grow our business.

We depend on the business and technical expertise of our management, and it is unlikely that this dependence will decrease in the near term. Loss of our key personnel could slow our ability to innovate and execute on our product development goals. As our operations expand, additional general management resources will be required. If we need to expand our operations, the ability of the Company to recruit, train, integrate and manage a large number of new employees is uncertain and failure to do so would have a negative impact on our business plans.

We expect that our potential expansion into areas and activities requiring additional expertise, such as governmental approvals, manufacturing, sales, marketing and distribution will place additional requirements on our management, operational and financial resources. We expect these demands will require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. There is currently aggressive competition for employees who have experience in technology, biology and engineering. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect our business, financial condition and results of operations.

If the COVID-19 outbreak continues or increases in severity and results in expanded or prolonged travel, social distancing, quarantines, the closure of our office or other similar restrictions, we could experience difficulties in recruiting, hiring, training and retaining employees, which could have a negative impact on our ability to conduct R&D or commercialize products.

Since we do not have any long-term customer commitments, our business may be harmed.

Our customers will typically submit placement orders for particular needs. If we perform well on a particular placement, then the customer may place new orders with us for additional pathogen testing instruments and supplies. We may have no commitment from a customer beyond the ordered placement. As a result, our success will be dependent upon our ability to outperform competitors and win repeat business from existing customers, while continually expanding the number of customers for whom we provide services. Because we may not have long-term contracts for our future products, our management is not in a position to accurately predict future revenue streams and there is no assurance that customers would continue to use our platform, or that we would be able to replace departing customers with new customers who can provide us with comparable revenue.

As a smaller, development-stage company, we are likely to be more sensitive to competitive pressures that will cause our revenues and gross margins to fluctuate from quarter to quarter.

Our revenues can change from one quarter to the next and gross margins are subject to a number of factors that could cause lower than expected or even negative gross margins. Some factors that may influence our quarterly revenue, gross margins and operating results may include:

•	lower than anticipated demand for the MiQLab System;

•	pricing campaigns designed to attract customers;

•	consumable giveaways;

•	manufacturing issues;

•	fluctuations in material costs;

•	repair and warranty costs; and

•	pressure to reduce prices from competition.

As a smaller, early commercial-stage company, we may be more sensitive to such factors than many of our competitors, and we may find that we are unable to compete within our markets successfully.

Our business will be harmed if we are unable to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to rapidly changing market conditions or customer requirements or otherwise.

The pathogen testing market has experienced rapid technological development with new products frequently being introduced. Accordingly, our future success depends upon our ability to enhance our current products and to develop, introduce and sell the most accurate products at competitive prices. The development of new technologies and products involves time, substantial costs and risks. Our ability to successfully develop new technologies depends in large measure on our ability to maintain a technically skilled R&D staff and to adapt to technological changes and advancements in the industry. The success of new product introductions depends on a number of factors including timely and successful product development, market acceptance, the effective management of purchase commitments, the availability of components in appropriate quantities, and our ability to manage distribution and production issues related to new product introductions. If we are unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business would be harmed.

Our technology is new, which makes our technology susceptible to certain technical risks, and continual improvements are required to make it competitive.

Although we have sold several MiQLab Systems commercially, we continue to make changes to the technology to improve reliability and performance. New hardware configurations are being tested and fluidic scrips continue to be optimized. As expected with any new technology, continual improvements are required to make the technology competitive.

False Positive Risk (poor specificity): Our technology relies on effectively cleaning re-useable components after each sample is processed. If this cleaning is not effective, there is a risk of carry-over contamination (i.e., false positives for subsequently processed samples). We have set thresholds used to determine if a sample is positive or negative for the targeted genetic sequence through our proprietary algorithms. Carry-over contamination may influence the values of these thresholds, which affects both the specificity and sensitivity of the MiQLab System for detecting the targeted sequences (e.g., pathogens). If the cleaning is unreliable or insufficient, the industry may reject the technology due to poor sensitivity and poor specificity. Furthermore, the MiQLab System assembles a series of real-time PCR reactions in a flow cell. During the creation and assembly of these reactions within the flow cell, it may be possible to have reaction-to-reaction carry-over, where the leading reaction leaves behind reagents that are picked up by the following reaction. In the event the leading reaction is positive for a particular pathogen, it may be possible that the following reaction would be a false positive for a test that has reagents in the same fluorescent channel as the positive signal in the leading reaction. These two issues could result in poor specificity for our technology. It may be possible our technology may generate too many false positive results to be competitive in our markets.

False Negative Risk (poor sensitivity): Pathogens, particular RNA-based pathogens such as SARS-CoV-2 and influenza, naturally mutate to create variants. If mutations arise in areas of the genome that our tests target, then there may be a possibility for a false negative result. Furthermore, should our technology assemble the reaction inappropriately, or experience chemical inhibition due to a chemical in the loaded sample or due to misdirected fluidic movements, then it may be possible to generate a false negative result. Lastly, the consistency and make-up of some sample matrices may not be handled well by our automated sample preparation, resulting in inhibitors to reverse transcription PCR, or RT-PCR, being introduced into the reactions. These inhibitors could prevent the successful detection of targeted molecules. These three issues may result in poor sensitivity for our technology. It may be possible that our technology may generate too many false negative results to be competitive in our markets.

Sample Processing Risk: Each matrix processed by the instrument may be different in nature. It is unclear how well, if at all, our instrument will be able to process certain matrices, possibly eliminating our technology for the use in some markets. There are many types of samples that we have not fully validated including milk, blood, and other fat-containing liquids, particulate laden samples, or viscous samples, so the uncertainty surrounding these matrices is high. We anticipate that we may need specialized cartridges and chemistries to effectively process these more challenging matrices.  It is possible that customers processing not fully validated matrices will require their instrument to be serviced more frequently due to clogged or broken parts. In addition, it is completely unknown how robust or fragile this technology will be when used in the field processing these samples over extended periods of time. Potentially, these samples may cause harm to the microfluidics, which may require costly repairs to the MiQLab System. It is also unknown how expensive it will be to make such repairs for any potentially broken instruments. It is possible that our technology will not be robust enough to handle different matrices and this may harm our ability to be competitive in our markets.

Dormancy Risk: Our microfluidic technology relies on priming fluids throughout the system. It is unknown how well this technology will handle periods of dormancy when the instrument is not being used. If the system is not primed properly due to periods of dormancy, there may be the risk that the following sample would fail to be processed successfully and this may harm our ability to be competitive in our markets.

Time-to-Result Risk: In many situations, customers may demand fast results from our systems. If we cannot get our time-to-result and time-to-process the next sample down to competitive times, this may adversely impact our sales.

Some vendors of molecular tests for SARS-CoV-2 generate results in ~30 minutes. They often achieve such short time to result by skipping sample preparation and assembling only a single reaction. In contrast, our technology is designed to do a quality sample preparation and looks for numerous pathogens, which adds significant time. At the conclusion of processing a sample, the MiQLab System initiates an automated cleaning protocol, which further adds to the time until the next sample can be processed.

For most diagnostic technology, there is a relationship between data quality and the time to result. The faster certain processes are pushed, the higher the likelihood of having the potential of less accurate results, affecting mainly its sensitivity. We can push our technology faster to achieve a time-to-result of approximately one hour but we are currently choosing to go slower in the interest of higher quality data. We expect our time to result may change depending on the market we are targeting based upon that market’s thresholds on false negatives and false positives. In addition, some sample matrices require different sample preparation protocols, such as RNA targets which require a reverse transcription step. Each of these elements adds time.

As we continue to optimize our systems, we expect to reduce the time-to-result from where it currently stands. This may include introducing software checks that allow a positive result to be reported as soon as it is deemed statistically significant. If we cannot get our product’s time to result and our product’s time to next sample down to competitive times, this may adversely impact our sales.

Size of our systems: Some molecular tests are now being offered that effectively fit in the palm of your hand. These tests generally look for one target (e.g., SARS-CoV-2). Our technology was designed for quality sample preparation and syndromic testing. Our technology is considerably larger than handheld instruments. Many of our target customers may view our technology to be too big and too heavy. There may be the possibility our customers may not adopt our technology due to its size; if this were to happen, it would be detrimental to the success of our Company and may adversely impact our sales.

Robustness Risk: It may be possible some of the components inside the MiQLab System will fail during usage. If we cannot make a system that works reliably, then the cost of repair and the frustration experienced by our customers and end -users may harm our chances of long-term success.

Throughput risk: The MiQLab System processes one sample at a time, followed by a cleaning cycle. This limits the number of samples that can be processed within one day. There is the possibility that our customers who need to process many more samples per day may balk at purchasing a sufficient number of MiQLab Systems to meet their throughput needs, opting for a different higher-throughput analysis technology instead. There is no guarantee that future versions of MiQLab System will scale to the throughput needs for all the various user markets that we are pursuing.

Accuracy Risk: We are competing against technologies that provide more complete information than what is possible from a limited real-time PCR, multiplex reaction, performed by the MiQLab System. For example, culture followed by mass spectroscopy or microarrays and sequencing are capable of identifying numerous species of bacteria. In contrast to the limited microbial testing capability of the MiQLab System, some infections may be missed. These false negative pathogen tests may adversely affect market acceptance of our technology. Likewise, typical sensitivity testing involves incubating growing cells in the presence of antibiotics for a phenotypic read-out. Genetic testing does not provide the same level of accuracy in regards to how resistant a bacterium is to a particular drug, since the resistance to some antibiotics may be caused by multiple genes, and is influenced by single nucleotide polymorphisms, and transcription and translation modifiers. In short, translating a genetic result into a true phenotypic response is very difficult and sometimes impossible for some antibiotics. Our antimicrobial resistance panel focuses on detecting genes (e.g., beta lactamases) that are responsible for conferring resistance to beta lactam drugs, such as penicillins, cephalosporins, carbapenems, and beta-lactamase inhibitors. Nonetheless, it is anticipated that our tests for antimicrobial resistance may never be 100% accurate. This may result in false negative results that potentially may have a negative consequence on the tested animal/person, and likewise on the reputation of our Company and our products.

Our MiQLab System offers a novel approach to pathogen testing, which may adversely affect market acceptance of our technology.

To date, the majority of pathogen testing is performed by outside parties requiring samples to be sent to their labs or facilities via currier or express mail. Often times, these processes may take days and even weeks to return results. Our MiQLab System concept provides end users with an alternative to the shipment method, by offering a technology to perform testing on-site. Technology being used at on-site testing facilities already exists and new technologies are rapidly being developed, making it difficult to predict how well our technology will be accepted. Accordingly, adoption may require marketing and education and it may take time for our products to gain acceptance.

In addition, our technology is considered “open-access”. We view “open-access” markets as markets in which the end-users have the ability to use our technology to automate customized genetic screens. This unique feature is expected to drive some adoption in pharmaceutical companies, academic institutions, water processing plants, and in other industries. However, it is possible that we will not be able to implement this feature in a fashion that is acceptable to end users, who might find it too difficult to operate and generate consistent results, which would be detrimental to our Company. If we cannot successfully address these risks, our business and financial condition may suffer.

Protracted sales cycles could adversely affect our operating results.

A key element of our strategy is to market our products and services directly to certain specific organizations, such as veterinary hospitals and corporate purchasing groups. The sales cycle for some of our products and services is often lengthy and may involve significant commitment of client personnel. Consequently, the date of sale often cannot be accurately forecasted. As a result, the period between contract signing and recognition of associated revenue may be lengthy, and we are not able to predict with certainty the period in which revenue will be recognized. Because of this, our revenues, if any, may be sporadic in nature.

We must attract, train and retain a domestic sales force or align with an outside product distribution company, the timing and our success of which cannot be assured.

As we transition to the commercialization of our technology, we must attract, train and retain a domestic sales force or align with an outside product distribution company.  This may take longer than expected, be ineffective, costlier than we anticipate, or be limited by COVID-19 restrictions among other issues.

Our manufacturing costs continue to fluctuate, which may lead to fluctuations in the sales prices of our MiQLabs System and the associated consumables, and could ultimately adversely affect user adoption of our products.

We have generated little revenues, and we are supporting the development and establishment of a commercial platform. The cost of establishing and maintaining that infrastructure may exceed the cost effectiveness of doing so. There is no assurance our products can be produced at reasonable costs or be successfully marketed and sold.

The manufacturing costs for our MiQLabs System and the associated consumables continue to fluctuate. Accordingly, the final selling price of the instrument and tests may fluctuate, along with performance, which may adversely affect user adoption. If these manufacturing costs are not favorable to us, there is a possibility that we will generate little to no sales. Furthermore, our product is limited in the number of samples that can be run in a day. We are depending on customers running a sufficient number of samples per day to bring in the required revenue to ultimately support our operations. If this revenue, specifically the profit margin, is too low, we may not be able to maintain operations.

If our cost to manufacture products are not competitive or if volume manufacturing and cost reductions associated with volume manufacturing are not attained, it may adversely impact our ability to penetrate the market or be profitable.

The diagnostic markets are extremely price-competitive. If our cost to manufacture products are not competitive with others or if volume manufacturing and cost reductions associated with volume manufacturing are not attained, it may adversely impact our ability to penetrate the market or our ability to be profitable. Our ability to penetrate the diagnostic markets will depend in part on the cost of manufacturing and if we do not successfully distinguish our product from others, our entry into the market and our ability to secure customer contracts may be adversely affected. Manufacturing our initial systems and consumables is happening at very low volumes, which is extremely expensive and results in negative profit margins for early sales.

We intend to continue to dedicate a significant portion of our resources to the commercialization of our MiQLab System and its related test menu. As a result, to the extent that our costs to manufacture our consumables are too high, or our products are not commercially successful or are withdrawn from the market for any reason, our operating results, financial condition and critical MiQLab System development programs would be harmed.

In addition, we have limited manufacturing, marketing, sales and distribution experience and capabilities. Our ability to achieve profitability depends on the costs of our manufacturing of our products and consumables, attracting customers for our products and building brand loyalty. If the costs of our products and consumables are too expensive, we may not generate the demand we expect and our revenues and our ability to achieve profitability will be significantly impaired.

Our biologic products are complex and difficult to manufacture, which could negatively affect our ability to supply our customers.

Manufacturing biologic products is highly complex due to the inherent variability of biological materials and the difficulty of controlling the interactions of these materials with other components of the products, samples, and the environment. There can be no assurance that we will be able to maintain adequate sources of biological materials or that we will be able to consistently manufacture biologic products that satisfy applicable product release criteria and regulatory requirements. Further, products that meet release criteria at the time of manufacture may fall out of specification while in customer inventory, which could require us to incur expenses associated with recalling products and providing customers with new products, either of which could damage customer relations. Our inability to produce or obtain necessary biological materials or to successfully manufacture biologic products that incorporate such materials could result in our inability to supply our customers with these products, which would have an adverse effect on our results of operations.

Our dependence on third-party suppliers could limit our ability to sell certain products or negatively affect our operating results.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages, supply chain issues and price fluctuations, which could harm our business.

Many of the components and materials that comprise our products are currently manufactured by a limited number of suppliers. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture products until a new source of supply is identified and qualified by our Company. Our reliance on these suppliers subjects the Company to a number of risks that could harm its business, including:

•	interruption if supply resulting from modifications to or discontinuation of a supplier’s operations;

•	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in components;

•	lack of long-term supply arrangements for key components with our suppliers;

•	inability to obtain adequate supply in a timely manner, or on reasonable terms;

•	inability to redesign one or more components in the MiQLab Systems in the event that a supplier discontinues manufacturing such components and our inability to source it from other suppliers on reasonable terms;

•	difficulty locating and qualifying alternative suppliers for MiQLab System’s components in a timely manner;

•	production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications; and delay in supplier deliveries.

We currently purchase many products, components, and materials from sole or single sources, which enhances the risk of supply chain disruptions that could negatively affect our operating results.

We currently purchase many products, components, and materials from sole or single sources. Some of these products are proprietary and, therefore, cannot be readily or easily replaced by alternative sources. Even if products, components, and materials were to become available to us from alternative suppliers, we likely would incur additional costs and delays in identifying or qualifying replacement materials, and there can be no assurance that replacements would be available to us on acceptable terms, or at all.

We seek to mitigate sole and single-source suppliers risks on a risk-prioritized basis and in a variety of ways, including, when possible, by identifying and qualifying alternative suppliers, developing applicable in-house manufacturing capabilities and expertise for manufacturing information for certain single or sole-sourced products. We also seek to enter into purchase agreements with vendors that provide for an uninterrupted supply of products at predictable or fixed prices. However, there can be no assurance that we will successfully implement any of these mitigating activities or that, if implemented, any of them will be effective in preventing any delay or other disruption in our ability to supply our customers. There can be no assurance that suppliers with which we do not have long-term relationships will continue to supply our requirements, will always fulfill their obligations under those purchase orders, or will not experience disruptions in their ability to supply our requirements. In cases where we purchase sole and single-source products, components, or raw materials under purchase orders, we are more susceptible to unanticipated cost increases or changes in other terms of supply. In addition, under some contracts with suppliers we have minimum purchase obligations, and our failure to satisfy those obligations may result in loss of some or all of our rights under these contracts or require us to compensate the supplier. If we are unable to obtain adequate quantities of products, components, or raw materials in the future from sole and single-source suppliers, or if such sole and single-source suppliers are unable to obtain the components or other materials required to manufacture the products, we may be unable to supply our customers, which could have a material adverse effect on our results of operations, and any longer-term disruptions could potentially result in the permanent loss of customers, which could reduce our revenues.

We face foreign exchange risks in doing business internationally that could adversely affect our business.

As we grow and do business in foreign markets, including our banking relationships in Canada and vendors in other foreign countries, it is quite possible that transactions may take place with currencies that are not settled in US dollars. Currently, we do not participate in any hedging activities to mitigate this risk. Although we cannot predict the effect of possible foreign exchange losses in the future, if they occurred, then they may have a material adverse effect on our business, results of operation, and our financial condition. In addition, fluctuations in exchange rates could affect the pricing of our products and may negatively influence customer demand.

We may not be able to obtain or maintain sufficient general liability insurance.

Our business may expose us to a number of risks and hazards, including general liability risks related to our products. Such occurrences could result in damage to property, inventory, facilities, personal injury or death to end-user customers or operators, damage to the properties of the Company, or the properties of others, monetary losses and possible legal liability. Although we maintain insurance to protect against certain risks in such amounts as we considers to be reasonable, our insurance may not cover all the potential risks associated with our operations. We may be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. We might become subject to liability which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of diagnostic products and medical devices. We may become subject to product liability claims resulting from the use of our existing and future products. We do not currently have product liability insurance and we may not be able to obtain or maintain this type of insurance in the future. In addition, product liability insurance is becoming increasingly expensive. Being unable to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities could have a material adverse effect on our business.

Increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions, services and data.

Increased global cybersecurity vulnerabilities, threats, computer viruses and more sophisticated and targeted cyber-related attacks, as well as cybersecurity failures resulting from human error and technological errors, pose a risk to the security of our Company and our customers, business partners’ and suppliers’ products, systems and networks and the confidentiality, availability and integrity of data on these products, systems and networks. As the perpetrators of such attacks become more capable, and as critical infrastructure is increasingly becoming digitized, the risks in this area continue to grow. While we attempt to mitigate these risks by employing a number of measures, including employee training, monitoring and testing, and maintenance of protective systems and contingency plans, we remain potentially vulnerable to additional known or unknown threats, and we cannot assure that the impact from such threats will not be material. In addition to existing risks, the adoption of new technologies may also increase our exposure to cybersecurity breaches and failures. Additionally, we have access to sensitive, confidential or personal data or information that is subject to privacy and security laws, regulations or customer-imposed controls. Despite our implementation of controls to protect our systems and sensitive, confidential or personal data or information, we may be vulnerable to material security breaches, theft, misplaced, lost or corrupted data, employee errors and/or malfeasance (including misappropriation by departing employees) that could potentially lead to the compromising of sensitive, confidential or personal data or information, improper use of our systems, software solutions or networks, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions. In addition, a cyber-related attack could result in other negative consequences, including damage to our reputation or competitiveness, remediation or increased protection costs, litigation or regulatory action. Although we have experienced occasional actual or attempted breaches of our computer systems, to date we do not believe any of these breaches has had a material effect on our business, operations or reputation.

We may be exposed to claims and other legal actions that may adversely affect our Company.

In the normal course of operations, we may be subject to a variety of legal proceedings, including commercial, product liability, employment as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert our management’s attention and resources, and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, and can be very expensive, the results of any such actions may have a material adverse effect on our business, operations, or financial condition.

The requirements of being a reporting public company may strain our resources, and divert management’s attention.

As a reporting public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer a “smaller reporting company” and lose the benefit of certain accommodations and exemption granted to such registrants. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations.

Changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs and increase time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, in many cases due to their lack of specificity, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

The requirements of being a reporting public company may constrain our ability to obtain director and officer liability insurance, which may adversely affect our ability to attract and retain additional executive management and qualified board members.

As a reporting public company under the Exchange Act, we expect that it will be significantly more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could make it more difficult for us to attract and retain qualified members of our board of directors, and could also make it more difficult to attract qualified executive officers.

We have a large accumulated deficit, expect future losses, and may never achieve or maintain profitability.

We have a large accumulated deficit, expect future losses, and may never achieve or maintain profitability. We have incurred substantial losses since our inception, and we expect to incur additional operating losses for the foreseeable future as a result of R&D costs, and ongoing operating costs including the additional costs of operating as a public company. The extent of our future losses is highly uncertain, and our prospects must be considered in light of the risks and uncertainties encountered by us in the continuously evolving diagnostics market, including the risks described throughout this document. If we cannot successfully address these risks, our business and financial condition may suffer.

Failure to maintain effective controls over financial reporting could have a material adverse effect on our business and share price.

Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principles selected by management and approved by our audit committee. The assets, liabilities, and expenses reported in the consolidated financial statements depend on varying degrees of estimates made by management. An estimate is considered a critical accounting estimate if it requires us to make assumptions about matters that are highly uncertain and if different estimates could have been used that would have a material impact. The significant areas requiring the use of management estimates relate to the valuation of inventory, useful lives of property and equipment and intangible assets and the valuation of share-based payments and Common Share purchase warrants. These estimates are based on historical experience and reflect certain assumptions about the future that we believe to be both reasonable and conservative. Actual results could differ from those estimates. We continually evaluate these estimates and assumptions.

To successfully manage growth, we must periodically adjust and strengthen our operating, financial, accounting, and other systems, procedures, and controls, which could increase our costs and may adversely affect our gross profits and our ability to achieve profitability if we do not generate increased revenues to offset the costs. As a public company, our information and control systems must enable us to prepare accurate and timely financial information and other required disclosures. If we discover deficiencies in our existing information and control systems that impede our ability to satisfy our reporting requirements, we must successfully implement improvements to those systems in an efficient and timely manner. Any failure to identify and remediate such deficiencies could subject us to regulatory enforcement action, and materially adversely affect our share price.

Changes in U.S. tax laws and tax examinations could have a material adverse effect on our business, cash flow, results of operations and financial conditions.

We are subject to income and other taxes in the U.S. at the state and federal level. Changes in applicable U.S. state or federal tax laws and regulations, or their interpretation and application, could materially affect our tax expense and profitability.

Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by us, the result of which could have a material adverse effect on our financial condition and results of operations.

Our Company is a holding company and is subject to the risks attributable to its subsidiaries.

The Company is a holding company, and essentially all of our operating assets are the capital stock of our subsidiaries. As a result, investors in our Company are subject to the risks attributable to our subsidiaries. As a holding company, we conduct substantially all of our business through our subsidiaries, which generate the majority of our revenues. Consequently, our cash flows and our ability to complete current or desirable future enhancement opportunities are dependent on the future earnings of our subsidiaries and the distribution of those earnings to the Company. The ability of these entities to pay distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company.

Natural disasters, public health crises, political crises, and other catastrophic events or other events outside of our control may damage our facilities or disrupt our operations, or damage the facilities or disrupt the operations of our outside-party manufacturers, suppliers or other outside parties upon which we rely, and could delay or impair our ability to initiate or complete or commercialize our products.

We and our outside-party manufacturers, suppliers and other outside parties upon which we rely are exposed to a number of global and regional risks outside of our control. These include, but are not limited to natural disasters, such as earthquakes, tsunamis, power shortages or outages, floods or monsoons; public health crises, such as pandemics and epidemics; political crises, such as terrorism, war, political instability or other conflict; or other events outside of our control.

We cannot predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the outside parties with whom we engage, including our outside-party manufacturers, suppliers, regulators and other outside parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted.

Additionally, we may be affected by possible political or economic instability. The risks include, but are not limited to, changes in government, domestic or foreign terrorism, military operations, extreme fluctuations in currency exchange rates and high rates of inflation. Our operations may be affected in varying degrees by government regulations. The effect of these factors cannot be accurately predicted.

Risks Relating to Government Regulation

We anticipate that we will in the future be subject to the authority and approvals of certain regulatory agencies, both domestically and internationally, with regard to the development, testing, manufacture, marketing and sale of our products; there can be no assurance that any required regulatory approvals may be obtained or maintained.

We may be subject to the authority and approvals of certain regulatory agencies both domestically and internationally. The process of obtaining such approvals can be costly and time consuming, and there can be no assurance that any required regulatory approvals may be obtained or maintained. Any failure to obtain (or significant delay in obtaining) or maintain approvals (or, to a lesser extent, approval of applicable health authorities in other countries) for our new or existing products could materially adversely affect our ability to market our products successfully and could therefore have a material adverse effect on our business.

It is possible that none of our existing products under development now or in the future may ever obtain regulatory approval.

It is possible that none of our existing products under development now or in the future may ever obtain regulatory approval for deployment in market spaces, such as human clinical diagnostics, where such approvals are required. Delays in regulatory approvals or rejections of applications for regulatory approval in the United States, or in other intended markets such as Canada, Europe, China, or Japan, may result from a number of factors, many of which are outside of our control. The lengthy and unpredictable approval process, as well as the unpredictability of future clinical trials and other studies, may result in our failure to obtain regulatory approval to market our products beyond our current veterinary, BCMO and CDMO customer bases, which would significantly harm our business.

We may not have or be able to obtain adequate funding to complete any additional studies or other steps that regulatory authorities may impose in assessing our product(s) for regulatory approval.

If regulatory authorities require additional time or studies to assess the performance, reliability, and safety of our product(s), we may not have or be able to obtain adequate funding to complete the necessary steps for approval for the product or may be unable to technically meet their requirements. Additional delays may result if any required regulatory authority/certifications recommend non-approval or restrictions on any potential approval.

Certain features of our technology are not currently authorized by the FDA, and it is possible that the FDA will block the authorization of our technology for human clinical diagnostics.

Our technology is a re-usable flow-throughput PCR system and is considered “open-access”. Both features are not currently authorized by the FDA. As such, it is possible that the FDA will block the authorization of our technology for human clinical diagnostics. Also, it is possible the end-users may find our technology too difficult to operate and/or it may generate inconsistent results, which could be detrimental to the Company. Furthermore, the MiQLab uses both guanidine-based buffers for lysis and hypochlorite-based buffers for decontamination. These solutions are kept separate on the system, but nonetheless, the FDA is cautious about workflows using both chemicals, as improper mixing may create poisonous cyanide gas.

Studies required to support our applications for regulatory approval of our product(s) are anticipated to be time consuming and expensive, and may vary among jurisdictions.

Studies required to demonstrate the performance, reliability, and safety of our products are anticipated to be time consuming and expensive to complete. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of product development and may vary among jurisdictions.

The labeling and marketing of our proposed and future products may be subject to post-market regulatory oversight. If a regulatory inquiry is submitted, it could prevent or delay our commercialization efforts and adversely affect our financial condition and results of operations.

The labeling and marketing of our products may be subject to post-market regulatory oversight.

The U.S. Department of Agriculture and The Center for Veterinary Biologics (“USDA-CVB”) and/or the Food and Drug Administration and Center for Veterinary Medicine (“FDA-CVM”) can delay, limit, or stop commercialization of any of our products for many reasons, including but limited to a finding that:

•	the labeling is false or misleading;

•	the labeling fails to bear adequate directions for use; or

•	the product or packaging is adulterated.

If any of these situations should occur, our business may be negatively affected.

Various government regulations could limit or delay our ability to develop and commercialize our products or otherwise negatively impact our business.

Our existing and future products may be subject to post-market oversight by the USDA and/or FDA-CVM regulations.

The manufacture and sale of our products, as well as our research and development processes, are subject to similar and potentially more stringent laws in foreign countries.

We are subject to a variety of federal, state, local and international laws and regulations that govern, among other things, the importation and exportation of products; our business practices in the U.S. and abroad, such as anti-corruption and anti-competition laws; and immigration and travel restrictions. These legal and regulatory requirements differ among jurisdictions around the world and are rapidly changing and increasingly complex. The costs associated with compliance with these legal and regulatory requirements are significant and likely to increase in the future.

Any failure to comply with applicable legal and regulatory requirements could result in: fines, penalties and sanctions; product recalls; suspensions or discontinuations of, or limitations or restrictions on, our ability to design, manufacture, market, import, export or sell our products; and damage to our reputation.

We may be subject to ongoing FDA-CVM or USDA-CVB obligations and continued regulatory oversight, which may result in significant additional expense. Additionally, our products may be subject to labeling and advertising and/or promotional materials requirements and could be subject to other restrictions. Failure to comply with these regulatory requirements or the occurrence of unanticipated problems with our products could result in significant penalties.

The manufacturing processes, labeling, packaging, storage, advertising, promotion and recordkeeping for our products may be subject to extensive and ongoing regulatory requirements. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary product recalls;

•	fines, warning letters or holds on promotional materials and claims;

•	product seizure of detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may not achieve or sustain profitability, which would adversely affect our business.

Risks Relating to Our Intellectual Property

Our ability to obtain intellectual property protection for our products is limited. If we cannot obtain intellectual property protection for our products, our business may be negatively impacted.

Our success depends in part on our ability to maintain or obtain and enforce patent and other intellectual property protections for our processes and technologies and to operate without infringing upon the proprietary rights of outside parties or having outside parties circumvent the rights we own or license. We have applications and registrations in the United States and other jurisdictions, and expects to seek additional patents and registrations in the future.

Patents provide some degree of protection for intellectual property; however, patent protection involves complex legal and factual determinations and is therefore uncertain. We cannot be assured that our patents or patent applications will be valid or will issue over prior art. Additionally, we cannot be assured that the scope of any claims granted in any patent will be commercially useful or will provide adequate protection for the technology used currently or in the future. We cannot be certain that the creators of our technology were the first inventors of inventions and processes covered by our patents and patent applications or that they were the first to file. Accordingly, it cannot be assured that our patents will be valid or will afford protection against competitors with similar technology or processes. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary information. Monitoring unauthorized use of confidential information is difficult and we cannot be certain the steps taken to prevent unauthorized use of confidential information will be effective. In addition, the laws governing patent protection continue to evolve and are different from one country to another, all of which causes further uncertainty in the usefulness of a patent. In addition, issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or may be unenforceable so that our patent rights would not create an effective competitive barrier.

Moreover, the laws of some countries may not protect our proprietary rights to the same extent, as do the laws of the United States. There are also countries in which we intend to sell our products, but have no patents or pending patent applications, or trademark registrations. Our ability to prevent others from making or selling duplicate or similar technologies will be impaired in those countries in which there is no intellectual property protection. If we are not able to adequately protect our intellectual property and proprietary technology, our competitive position, future business prospects and financial performance may be adversely affected. Unpatented trade secrets, technological innovation and confidential know-how are important to our success. Although protection is sought for proprietary information through confidentiality agreements and other appropriate means, these measures may not effectively prevent disclosure of proprietary information; and it cannot be assured that others will not independently develop the same or similar information or gain access to the same or similar information. In view of these factors, our intellectual property positions have a degree of uncertainty. Setbacks in these areas could negatively affect our ability to compete and materially and adversely affect our business, financial condition and results of operations.

If we infringe the intellectual property rights of others, we may be required to cease operations related to infringement in some markets and our business may be negatively affected.

Our commercial success depends, in part, upon not infringing or violating intellectual property rights owned by others. The markets in which we intend to compete has participants that own, or claim to own, intellectual property. We cannot determine with certainty whether any existing outside-party patents, or the issuance of any new outside-party patents, would require us to alter our technologies or products, obtain licenses or cease certain activities.

We may in the future receive claims from outside parties asserting infringement and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of outside-party intellectual property rights or to protect, maintain and enforce our intellectual property rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources, and these competitors may be able to sustain the costs of complex intellectual litigation to a greater degree and for longer periods than we can. Regardless of whether claims that it is infringing or violating patents or other intellectual property rights have any merit, those claims could:

•	adversely affect our relationships with future distributors and dealers of our products;

•	adversely affect our reputation with potential customers;

•	be time-consuming and expensive to evaluate and defend;

•	cause product shipment delays or stoppages;

•	divert management’s attention and resources;

•	subject us to significant liabilities and damages;

•	require us to enter into royalty or licensing agreements; or

•	require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or is infringing or violating a patent or the intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain technologies and products unless it obtains a license from the holder of the patent or other intellectual property right. We cannot assure that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition may be materially affected, and we may be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

Our diagnostic and therapeutic technologies depend on certain technologies that are licensed to us. Any loss of our rights to them could prevent us from marketing our diagnostic product candidates.

Our diagnostic technologies are dependent on intellectual property developed by Lawrence Livermore National Laboratory and licensed to us. We do not own the intellectual property rights that underlie this license. Our rights to use the technology we license are subject to the negotiation of, continuation of and compliance with the terms of our licenses. We do not control the prosecution, maintenance or filing of the patents and other intellectual property licensed to us, or the enforcement of these intellectual property rights against third parties. The patents and patent applications underlying our licenses were not written by us or our attorneys, and we do not have control over the drafting and prosecution of such rights. Our partners might not have given the same attention to the drafting and prosecution of patents and patent applications as we would have if we had been the owners of the intellectual property rights and had control over such drafting and prosecution. We cannot be certain that drafting and/or prosecution of the licensed patents and patent applications has been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights.

Risks Related to Our Common Shares

Our operating results may fluctuate, which may cause volatility in the trading price of our Common Shares.

Our operating results may fluctuate in the future, which may cause volatility in the trading price for our Common Shares. Our net sales, expenses and operating results may vary significantly from year to year and quarter to quarter for several reasons, including, without limitation:

•	the ability of our sales force to effectively market and promote our products, and the extent to which those products gain market acceptance;

•	the possibility that cybersecurity breaches, data breaches, and other disruptions could compromise our proprietary information or result in the unauthorized disclosure of confidential information;

•	the rate and size of expenditures incurred on our manufacturing, sales, marketing, and product development efforts;

•	the availability of key components, materials and contract services, which depends on our ability to forecast sales, among other things;

•	variations in timing and quantity of product orders;

•	temporary manufacturing interruptions or disruptions;

•	the timing and success of new product and new market introductions;

•	increased competition, or new technologies;

•	product recalls;

•	litigation, including product liability, patent, employment, securities class action, stockholder derivative, general commercial and other lawsuits;

•	volatility in the global market and worldwide economic conditions;

•	the financial health of our customers and their ability to purchase our products in the current economic environment; and

•	an epidemic or pandemic, such as the current COVID-19 pandemic.

As a result of any of these factors, our consolidated results of operations may fluctuate significantly, which may in turn cause volatility in the trading price of our Common Shares.

If we sell Common Shares in future financings or if we issue shares related to warrants, options and restricted share units, shareholders may experience immediate dilution and, as a result, our share price may decline.

We may from time-to-time issue additional Common Shares at a discount from the existing trading price of our Common Shares. As a result, our shareholders would experience immediate dilution upon the sale of any of our Common Shares at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of Common Shares or debt securities. If we issue Common Shares or securities convertible into Common Shares, our shareholders would experience additional dilution and, as a result, our share price may decline.

We have outstanding warrants, options and restricted share units. Conversions of these securities could result in substantial dilution of our Common Shares and may cause a decline in our market price. Our Board of Directors, upon the approval of the shareholders, may seek to change the number of authorized shares in the future, may seek to adjust the number of shares issued, and may choose to issue shares to acquire businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of market price of the outstanding Common Shares. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership of current shareholders.

Volatility in the price of our Common Shares may be caused by message board and social media influences and, as a result, our share price may decline.

There are many message boards, chat rooms, blogs, or written articles that are followed by our shareholders. Opinions regarding our Company are expressed on message boards that may or may not be factual in nature. We are not in a position to respond to or actively influence these news forums. Influencers can drastically affect the stock price based on little to no material information, and potentially could cause a collapse in the stock price that may not be recoverable by the Company.

Our Common Shares may become thinly traded and investors may be unable to sell at or near ask prices, or at all, and may lose some or all of their investment. A positive return in an investment in the Common Shares is not guaranteed.

We cannot predict the extent to which an active public market for trading our Common Shares will be sustained. The trading volume of our Common Shares may be sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing our Common Shares at or near bid prices at certain given times may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company, which is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volumes. Even if we came to the attention of such persons, those persons may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give any assurance that a broader or more active public trading market for our Common Shares will develop or be sustained.

Additionally, there is no guarantee that an investment in our Common Shares will earn any positive return in the short or long term. A purchase of our Common Shares involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in our Common Shares is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment.

Volatility in the price of our Common Shares may cause our share price to decline and subject us to securities litigation.

The market for our Common Shares may be characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. Should this occur or continue to occur, we may be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

If securities or industry analysts do not publish research or reports about our Company, or if they issue adverse or misleading opinions regarding us or our stock, our stock price and trading volume could decline.

Although we have only limited research coverage by securities and industry analysts, if coverage is not maintained, the market price for our stock may be adversely affected. Our stock price also may decline if any analyst who covers us issues an adverse or erroneous opinion regarding us, our business model, our intellectual property or our stock performance, or if our product development and commercialization activities and operating results fail to meet analysts’ expectations. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline and possibly adversely affect our ability to engage in future financings.

The market price of the Common Shares is volatile and may not accurately reflect the long-term value of the Company.

Securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors included macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the our Common Shares is also likely to be significantly affected by changes in the financial condition or results of operations as reflected in our financial reports. If an active market for the Common Shares does not continue, the liquidity of an investor’s investment may be limited and the price of the Common Shares may decline below the price at which such Common Shares were purchased. If an active market does not continue, investors may lose their entire investment in the Common Shares. As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect the long-term value of the Company.

We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Shares less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, such as, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a smaller reporting company is determined on an annual basis. We cannot predict if investors will find our Common Shares less attractive or our Company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our stock price may be more volatile.

The market price for our Common Shares may become volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your Common Shares at or above your purchase price if at all, which may result in substantial losses

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include but are not limited to: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Item 2. financial information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion (the “MD&A”) should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and the accompanying notes for the years ended February 28, 2022 and February 28, 2021 presented in Item 13 of this registration statement. Except for historical information, the discussion in this section contains forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons, including the risks described in “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors” and elsewhere in this registration statement.

The Company has determined that, as of August 31, 2021, more than 50% of the Company’s issued and outstanding voting shares were directly or indirectly owned of record by residents in the United States. As a result of this fact and certain other requirements under applicable United States federal securities laws, the Company has ceased to qualify as a Foreign Private Issuer, and is no longer able to avail itself of the SEC rules and forms available to foreign private issuers as at March 1, 2022. In particular, in connection with the effectiveness of this registration statement, the Company will become subject to SEC reporting requirements applicable to U.S. domestic companies. These U.S. reporting requirements require, among other things, that the Company’s financial statements and financial data presented in this registration statement, and in its periodic reports on Form 10-K and Form 10-Q (and, in some circumstances, in its current reports filed on Form 8-K), be prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). After becoming an SEC reporting issuer, the manner in which the Company raises capital will be different and may require that the Company file registration statements with the SEC under the U.S. Securities Act related to such activities, which will likely increase the time and expense associated with such activities.

Amounts are presented in thousands of United States dollars, unless otherwise indicated.

Business Overview

LexaGene is a molecular diagnostics company that develops diagnostic systems for pathogen detection and genetic testing for other molecular markers for on-site rapid testing in veterinary diagnostics, and for use in open-access markets such as food and water safety, clinical research, agricultural testing and biodefense. The MiQLab® system delivers excellent sensitivity, specificity, and breadth of detection and can return results in approximately two hours. The unique open-access feature is designed for custom testing so that end-users can load their own real-time PCR assays onto the instrument to target any genetic target of interest.

The Company’s shares trade on the TSXV under the symbol LXG and on the OTCQB Venture Market in the United States under the symbol LXXGF.

Transition to US GAAP From IFRS

During the year ended February 28, 2022, the Company transitioned to US GAAP from IFRS. As a result, the information related to the year ended February 28, 2021 has been recast to conform with US GAAP. The impact of the conversion on the financial statements presented for fiscal 2021 is as follows:

Consolidated Statement of Financial Position

	Previously reported under IFRS February 28, 2021	US GAAP Transition Impact	US GAAP February 28, 2021
Right-of-use asset	$1,498,689	(15,494)	$1,483,195
Current lease liability	305,875	82,228	388,103
Long-term lease liability	1,289,058	(193,965)	1,095,093
Share capital	40,556,241	(4,717,178)	35,839,063
Additional paid-in capital	4,400,887	3,697,424	8,098,311
Deficit	$(34,264,880)	1,115,998	$(33,148,882)

Statement of Comprehensive Loss

	Previously reported under IFRS February 28, 2021	US GAAP Transition Impact	US GAAP February 28, 2021
Manufacturing costs	$120,528	925	$121,453
Gross loss	(100,921)	925	(101,846)

Sales, marketing and promotion	1,912,445	46,900	1,959,345
General and administrative	2,063,418	285,484	2,348,902
Research and development	5,814,313	19,086	5,833,399
	9,790,176	351,470	10,141,646
Loss from operations	9,891,097	352,395	10,243,492
Net loss	9,891,015	352,395	10,243,411

Twelve Months Ended February 28, 2022 Compared to Twelve Months Ended February 28, 2021

Revenue

The Company’s revenue is derived from the sale of MiQLab Systems and its consumables.

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Total revenues	$75,314	$58,125	30%

The total revenues for the year ended February 28, 2022 were $75,314 as compared to $58,125 for the same period in 2021. Revenues consisted of four MiQLab System sales and consumables for the year ended February 28, 2022 as compared to two MiQLab System sales and consumables for the same period in 2021. All revenue generated for the year ended February 28, 2022 and from the same period in 2021 were from customers located in the United States.

Cost of Goods Sold

Cost of goods sold includes the cost of inventory sold and production costs expensed. Direct and indirect production costs include direct labor, processing, testing, packaging, quality assurance, shipping, production management and other related expenses. The primary factors that can impact cost of goods sold on a period-to-period basis include the volume of products sold, the mix of product sold, transportation, and overhead allocations.

The components of cost of goods sold are as follows:

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Cost of goods sold	$543,347	$159,971	239%

Inventory expensed to cost of goods sold	$96,919	$38,518	152%
Other production costs	431,587	118,934	263%
Stock based compensation	14,841	2,519	489%
Totals	$543,347	$159,971	239%

Cost of goods sold increased 239% for the year ended February 28, 2022, compared to the same period in 2021, primarily due to an increase in production labor and an increase in inventory expensed to cost of goods sold as a result of more sales volume. Production labor increases were primarily due to increase in the number of production employees to ramp up production and manufacture units in anticipation of increase in sales.

Gross Loss

The primary factors that can impact gross margins include the volume of products sold, the mix of products sold, transportation costs and changes in inventory costs.

Gross loss is as follows:

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Gross loss	$468,033	$101,846	360%

Gross loss increased 360% for the year months ended February 28, 2022 compared to 2021. The increase is primarily related to increases in direct production costs, shipping costs, and increase in the cost of inventory expensed to costs of goods sold due to an increase in the number of MiQLab Systems and consumables sold compared to 2021. During fiscal 2021, the Company sold 2 units as compared to 4 units sold in fiscal 2022. Increase in gross loss was also a function of increased production costs as additional employees were hired to increase manufacturing capacity and to build additional units in anticipation of higher sales.

Selling, General and Administrative Expenses, and Research and Development

Total Selling, general, and administrative and research and development expenses are as follows:

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Sales and marketing expenses	$2,210,213	$1,959,345	13%
General and administrative expenses	2,259,584	2,348,902	(4)%
Research and development expenses	6,020,138	5,833,399	3%
Totals	$10,489,935	$10,141,646	3%

Sales, marketing and promotional expenses

For the year ended February 28, 2022, sales, marketing and promotional activities increased to $2,210,213. This increase in sales, marketing and promotional activities is primarily from the following items:

•	Salaries and wages associated with marketing and promotional activities increased to $1,529,861 for the year ended February 28, 2022, as compared to $1,214,399 for the same period in 2021. This increase of $315,462 in expense to salaries and wages is directly related to the increase in head count year over year.

•	The Company incurred travel expenses of $53,927 in fiscal 2022, which is $28,373 higher than in the same period of 2021. The increase is due to the Company being able to attend more in-person veterinary conferences in fiscal 2022 resulting from partial lifting of the COVID-19 restrictions.

•	These increases are offset by a decrease in share-based compensation expense by $113,953 for the year ended February 28, 2022, as compared to the same period in 2021. This decrease is due to a reversal of the previously recognized expense related to unvested options and RSUs that were forfeited as well as lower value of RSUs and options granted to the sales and marketing staff due to the decrease of the Company’s share price compared to 2021.

General and administrative expenses

For the year ended February 28, 2022, general and administrative expenses decreased to $2,259,584. This decrease in general and administrative expenses is primarily from the following items:

•	Salaries have decreased to $202,327 compared to $293,890 in 2021. This decrease is mainly due to changes in the composition of staff and certain bonuses being paid in 2021 with no comparative bonuses paid in 2022.

•	Share-based compensation decreased by $272,124 to $779,051 during the year ended February 28, 2022. The decrease is due to the changes of composition of staff, which resulted in forfeitures of unvested options and RSUs, and lower value of options and RSUs granted in 2022 due to the decrease in the Company’s share price.

•	Consulting expenses included in general and administrative expenses also decreased from $33,212 during the fiscal 2021 to $3,119 in 2022. The decrease is due to less consultants being engaged by the Company.

•	These decreases are offset by several increases, including the increase in promotional services by $82,614 to $274,881. This increase is due to additional investor relations services engaged by the Company during 2022 as compared to 2021.

•	Transfer agent and filing fees increased from $57,540 to $84,718 and professional fees increased from $297,814 during the year ended February 28, 2021 to $492,452 in 2022. These increases are a result of fees incurred in connection with the filing of a short form base shelf prospectus with Canadian regulators in September 2021 and continuous efforts by the Company to raise money.

Research and development expenses

For the year ended February 28, 2022, research and development expenses increased to $6,020,138. This increase in research and development expenses is primarily from the following items:

•	Lab administration and supplies increased by $479,253 from $47,092 during the year ended February 28, 2021, to $526,345 in 2022. This increase was due to the Company’s efforts expanding its menu offerings of tests for both veterinary diagnostics and contract drug biologics.

•	Materials used in research and development expenses increased by $190,068. The increase from $962,823 in 2021 to $1,152,891 in 2022 is a result of the Company expanding its operations and working on development of new testing panels.

•	Salaries and wages increased to $3,538,880 for the year ended February 28, 2022 as compared to $3,201,597 for the same period in 2021. This increase is the result of the Company adding to its headcount. Lower salaries and wages in fiscal 2021 are partly result of a loan under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security (CARES) Act received during that period.

•	Share-based compensation increased to $469,077 for the year ended February 28, 2022, compared to $263,065 for the year ended February 28, 2021. This increase is due to the changes in headcount and the timing of award forfeitures in 2022 compared to 2021 due to these staffing changes.

•	Travel expenses increased by $28,434 in fiscal 2022 compared to $4,973 in 2021. The increase is due to the easing of COVID-19 restrictions, which resulted in the Company being able to attend more in-person veterinary conferences in fiscal 2022.

•	Product development consulting expense decreased to $48,630 during the year ended February 28, 2022, compared to $1,124,135 in the same period of 2021. The decrease of $1,075,505 is due to the Company reducing reliance on external engineering and consulting firms, which corresponds with the increase in the Company’s employee, materials and supplies expenses.

Net Loss and Comprehensive Loss

For the year ended February 28, 2022, Net loss increased by 7% and comprehensive loss increased by 8% as compared to the same period in 2021. Total net loss and comprehensive loss is as follows:

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Net loss	$10,958,690	$10,243,411	7%

Comprehensive loss	$10,794,329	$9,982,262	8%

Liquidity, Capital Resources and Going Concern

As of February 28, 2022, and February 28, 2021, the Company had total current liabilities of $959,517 and $1,104,645 respectively, and cash and cash equivalents of $4,722,710, and $9,624,259, respectively, to meet its current obligations. At February 28, 2022, the Company had an accumulated deficit of $(44,107,572), and has experienced cash outflows from operating activities over the past years.

The Company’s ability to fund operating expenses and capital expenditures will depend on its future operating performance, the ability to further develop its genetic analyzer, the MiQLab System, which will be affected by general economic conditions, financial, regulatory, and other factors beyond the Company’s control (See ”Risk Factors”).

Management’s plans to meet the Company’s current and future obligations are to raise capital in equity and private debt markets, private placements, rely on the financial support of its shareholders and related parties as well as to further expand commercial sales of the MiQLab. There can be no assurance that the Company will be successful in raising that additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital, the Company may be compelled to reduce the scope of its operations and planned capital expenditures.

The Company is subject to a number of risks similar to other early commercial stage life science companies, including, but not limited to commercially launching the Company’s products, development and market acceptance of the Company’s product candidates, development by its competitors of new technological innovations, protection of proprietary technology, and raising additional capital.

The Company believes that its cash of $4,722,710 as of February 28, 2022 will not be sufficient to fund its current operating plan at least one year from issuance of the financial statements unless additional funds are raised. Certain elements of our operating plan cannot be considered probable. Management continually assesses liquidity in terms of the ability to generate sufficient cash flow to fund the business. Net cash flow is affected by the following items: (i) operating activities, including the cash impacts from the statement of operations and comprehensive loss, the level of trade receivables, accounts payable, accrued liabilities and unearned revenue and deposits; (ii) investing activities, including the purchase of property and equipment; and (iii) financing activities, and the issuance of capital shares.

These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year after the date that the financial statements are issued. Accordingly, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of these consolidated financial statements.

The Company filed the final short form base shelf prospectus on September 17, 2021 with Canadian regulators, with a term of 25-months, which allows the Company to qualify the distribution by way of prospectus in Canada of up to CAD$25,000,000 of common shares, warrants, subscription receipts, debt securities, units, or any combination thereof. If any securities are offered under the shelf prospectus, the terms of any such securities and the intended use of the net proceeds resulting from such offering would be established at the time of any offering and would be described in a prospectus supplement filed with the applicable Canadian securities regulators at the time of such an offering.

The Company has filed the shelf prospectus with the intention that it will provide the Company with greater financial flexibility going forward. The Company has not entered into any agreements or arrangements to authorize or offer any securities at this time. The Company ultimately may never issue any securities under this prospectus. The terms of any future securities offering will be made subject to applicable securities laws.

The Company may use the shelf prospectus in connection with an “at-the-market distribution” in accordance with applicable Canadian securities laws, which would permit securities to be sold on behalf of the Company through the TSXV (or other existing trading markets), as may be further described in the applicable prospectus supplement. To date, no agreement has been entered into with respect to such a distribution.

Since the Company has ceased to be a Foreign Private Issuer and, as of March 1, 2022, is no longer permitted to avail itself of the rules available to Foreign Private Issuers, Rule 905 of Regulation S will constitute any securities that may be offered and sold in “offshore transactions” (as defined in Rule 902(h) of Regulation S) in reliance on Regulation S as “restricted securities” (as defined in Rule 144(a)(3) under the U.S. Securities Act).

“Restricted securities” are generally required to be represented by a physical certificate or Direct Registration System (or DRS) advice imprinted with a U.S. restrictive legend in customary form. It is not possible to make “good delivery” of legended securities on the TSXV or any other Canadian securities exchange. Therefore, as a practical matter, any securities that may in the future be offered pursuant to a prospectus supplement filed under the shelf prospectus will also have to be registered under the U.S. Securities Act, even if they are offered and sold exclusively outside the United States to non-U.S. persons.

During the year ended February 28, 2022, the Company generated an operating loss of $10,970,175 with negative cash flow from operations of $9,658,066. The Company has shareholders’ equity of $6,385,428.

Cash Flows

The Company’s working capital as at February 28, 2022, was $5,676,454 including cash of $4,722,710 compared to a working capital of $10,060,438 and cash of $9,624,259 as at February 28, 2021.

The Company’s business currently does not generate positive cash flows from operations. At February 28, 2022, the Company had an accumulated deficit of $44,107,572 since inception. The Company is reliant on equity financings to provide the necessary cash to continue the commercialization of the MiQLab System described in the Summary of Operations, and generating cash flow from operations in the future. These factors form a material uncertainty, which may raise significant doubt about the Company’s ability to continue as a going concern.

Cash from Operating Activities

Net cash used in operating activities for the twelve months ended February 28, 2022 and for the same period in 2021 were as follows:

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Cash used in operating activities	$9,658,066	$9,054,894	7%

For the twelve months ended February 28, 2022, the increase in cash used in operations is primarily due to an increase in staff during 2022 compared to 2021 as the Company was ramping up production and sales and marketing efforts.

Cash from Investing Activities

Net cash used in investing activities for the twelve months ended February 28, 2022 and for the same period in 2021 were as follows:

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Cash used in investing activities	$17,860	$68,126	(74)%

For the twelve months ended February 28, 2022, the decrease in cash used in investing activities is due to a decrease in purchases of property and equipment in 2022 compared to the same period of 2021.

Cash Provided by Financing Activities

Net cash provided by financing activities for the twelve months ended February 28, 2022 and for the same period in 2021 were as follows:

	Year Ended February 28,		% Increase
	2022	2021	(Decrease)
Cash provided by financing activities	$4,607,633	$15,485,925	(70)%

For the twelve months ended February 28, 2022, the decrease in cash provided by financing activities is due to a decrease in the cash received from a private placement in 2022 compared to the cash received from a prospectus in 2021 and decreases in cash received from option and warrant exercises during the year ended February 28, 2022.

For the year ended February 28, 2022:

On February 8, 2022, Meridian LGH Holdings LLC, (“Meridian”) has agreed to make an investment in LexaGene for a total of CAD$6,475,000 (approximately USD$4,995,000). The Company and Meridian closed a non-brokered private placement which closed in two tranches.

The first tranche of the private placement was comprised of 13,115,725 units (each, a “Unit”) of the Company at the price of CAD$0.35 per Unit (approximately USD$0.27 per Unit) (the “Issue Price”) for gross proceeds of CAD$4,590,503.75 (approximately USD$3,541,245.75). The second tranche was comprised of 5,384,275 Units issued at the Issue Price per Unit for gross proceeds of CAD$1,884,496.25 (approximately USD$1,453,754.25). As a result of the closing of both tranches of the private placement, Meridian holds approximately 13.41% of the issued and outstanding common shares of the Company.

Each Unit is comprised of one common share of the Company and one common share purchase warrant, with each whole warrant entitling the holder to purchase one common share of the Company for a period of 36 months at a price of CAD$0.45 (approximately USD$0.35).

In connection with the private placement, the Company and Meridian entered into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the terms of the Investor Rights Agreement, Meridian has been granted certain information and notice rights, and the right to participate in future financings of the Company in order to maintain its then-current percentage interest up to 19.99% for so long as Meridian maintains a minimum 10% equity interest in the Company. Under the Investor Rights Agreement, Meridian is also be entitled to: (a) certain “demand” registration rights that will allow Meridian at any time after January 1, 2023 to request that the Company register for resale under the U.S. Securities Act any Common Shares of the Company acquired by, issued or issuable to, or otherwise owned by Meridian which are ineligible for immediate resale by Meridian to the public without volume limitations pursuant to Rule 144(b)(i) under the U.S. Securities Act (collectively, the “Registrable Securities”); and (b) “piggyback” registration rights that will allow Meridian to include Registrable Securities in any public offering of equity securities initiated by the Company (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 under the U.S. Securities Act) or by any of the Company’s other shareholders that have been granted registration rights.

For the year, ended February 28, 2022, the Company had proceeds from the exercise of stock options of $27,772 and proceeds of $24,188 from the exercise of warrants, net of issuance costs.

For the year ended February 28, 2021:

In May 2020, LexaGene received a loan under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security (CARES) Act in the amount of $108,178 (the “PPP Loan”). The PPP Loan had a 2-year term with an annual interest rate of 1%. Monthly principal and interest payments were deferred for 10 months, and the maturity date on the PPP Loan was May 1, 2022.

The Paycheck Protection Program was a business loan program established by the United States Federal Government under the CARES Act to help businesses impacted by the COVID-19 pandemic allowing companies to continue paying employee and other special business expenses.

LexaGene has recognized the $108,178 PPP Loan proceeds received during the year ended February 28, 2021, in the consolidated statements of comprehensive loss and included as cash flows from financing activities in the consolidated statement of cash flows. The proceeds of $108,178 were used to offset expenses for salaries and wages in general and administrative of $14,255 and in research and development of $93,923.

During the 24-week forgiveness period in 2020, LexaGene used the full amount received to fund expenses under the terms of the PPP Loan. As a result, LexaGene submitted an application for forgiveness of the PPP Loan to the Small Business Administration (“SBA”). The SBA forgave the PPP Loan on March 16, 2021.

On September 9, 2020, the Company issued 15,640,000 units at an offering price of $0.65 (CAD$0.85) per Unit for aggregate net proceeds to the Company of approximately $9.2 million (CAD$10.1 million). Each unit consisted of one common share and one –half of one common share purchase warrant. Each whole warrant entitles the holder to purchase, subject to adjustment in certain circumstances, one additional common share at a price of CAD$1.10 per common share until September 9, 2023. The Company paid approximately $99,700 (CAD $131,390) in finders and legal fees and granted 1,094,800 broker warrants exercisable at CAD$1.10 until September 9, 2023.

For the year, ended February 28, 2021, the Company had proceeds from the exercise of stock options of $367,229 and proceeds of $6,205,942 from the exercise of warrants, net of issuance costs.

Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of common shares without par value.

As of June 28, 2022, potential dilutive securities include (i) stock options exercisable to purchase 2,272,475 common shares pursuant to the Company’s OIP with a weighted average exercise price of $0.636; (ii) 18,500,000 common share purchase warrants with an exercise price of C$0.45 (iii) 450,620 common share purchase warrants with an exercise price of C$0.52 (iv) 7,776,893 common share purchase warrants with an exercise price of C$0.75 (v) 7,852,247 common share purchase warrants with an exercise price of C$1.10 and (vi) 1,609,916 restricted share awards. Each option and restricted share award entitles the holder to purchase or receive one common share.

Transactions with Related Parties

The Company entered into a related party transaction on February 8, 2022 when Meridian LGH Holdings LLC, (“Meridian”) agreed to make an investment in LexaGene for a total of CAD$6,475,000 (approximately USD$4,995,000). The Company and Meridian closed the private placements in two tranches. The first tranche of the private placement, which closed February 8, 2022, was comprised of 13,115,725 units (each, a “Unit”) of the Company at the price of CAD$0.35 per Unit (approximately USD$0.27 per Unit) (the “Issue Price”) for gross proceeds of CAD$4,590,503.75 (approximately USD$3,541,245.75). The second tranche of the private placement, which closed on February 18, 2022, was comprised of 5,384,275 Units issued at the Issue Price per Unit for gross proceeds of CAD$1,884,496.25 (approximately USD$1,453,754.25). As a result of the closing of both tranches of the private placement, Meridian holds approximately 13.41% of the issued and outstanding common shares of the Company. See also ITEM 7.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Significant Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts, inventories, warranty liabilities, share-based payments, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the significant accounting policies and assumptions as detailed in Note 1 to the financial statements contained herein may involve a higher degree of judgment and complexity than others may.

Significant areas requiring the use of management estimates include:

The valuation of inventory

Raw materials, work in process, and finished goods inventories are stated at the lower of cost and net realizable value, with cost being determined using a first-in first-out costing formula. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. The Company maintains three categories of inventory: raw materials, work in process and finished goods.

The useful lives of property and equipment

The Company amortizes its property and equipment based on estimates of their useful lives. Changes in useful lives and depreciation rates of these assets may have a significant impact on amortization recorded in consolidated statement of comprehensive loss and value of corresponding property and equipment.

The useful lives of the intangible assets

Determination of useful lives of intangible assets involves judgment as it impacts amortization recorded in the consolidated statement of comprehensive loss. When the Company commenced research and development activities, the intangible assets began being amortized over 10 years upon the execution of the Agreement with Lawrence Livermore National Security.

The valuation of share-based payments and warrants

The Company uses the Black-Scholes Option Pricing Model for valuation of share-based payments. Option pricing models require the input of subjective assumptions including expected price volatility and forfeiture rate. Changes in the input assumptions can materially impact fair value estimates and the Company’s comprehensive loss and additional paid-in capital.

ITEM 3. PROPERTIES.

Our principal corporate offices and manufacturing facility is located at 500 Cummings Center, Suite 4550, Beverly, Massachusetts, 01915. Our facilities encompass seventeen thousand, five hundred and eight one, square feet that we currently lease at a base rate of $34,917 per month, subject to annual increase based on the increase in the CPI, under a lease that expires May 30, 2025. We believe our facilities are adequate to meet our current and near-term needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the expected beneficial ownership of the Company’s Common Shares as of June 28, 2022 for (i) each member of the Board of Directors, (ii) each named executive officer (as defined below), (iii) each person known to the Company to be the beneficial owner of more than 5% of the Company’s securities and (iv) the members of the Board and the executive officers of the Company as a group.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act, under which, in general, a person is deemed a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days of June 28, 2022, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. Unless otherwise indicated, each person in the table will have sole voting and investment power with respect to the shares shown. For purposes of this table, shares not outstanding which are subject to issuance on exercises of stock options or conversion of a warrant that are held by a person are deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person but are not deemed to be outstanding for the purpose of computing the percentage for any other person. The table assumes a total of 138,276,635 shares of our common stock outstanding, as of June 28, 2022.

Unless otherwise indicated, the address of each of the executive officers and directors named below is c/o LexaGene Holdings, Inc., 500 Cummings Center, Suite 4550, Beverly, Massachusetts 01915.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Dr. Jack Regan	7,153,570	(1)	5%
Thomas Slezak	477,500	(2)	*
Joseph Caruso	312,693	(3)	*
Stephen Mastrocola	79,200	(4)	*
Dr. Jane Sykes	25,000	(5)	*
Jeffrey Mitchell	957,412	(6)	1%
Steven Armstrong	291,198	(7)	*
All directors and executive officers as a group (7 people)	9,296,573	(8)	8%

>5% Shareholders:
Meridian LGH Holdings LLC 3811 Turtle Creek Blvd. Suite 875 Dallas, Texas 75219	37,000,000	(9)	27%

* Represents less than 1% issued and outstanding shares of common stock.

Notes:

(1)	Dr. Jack Regan acquired 5,000,000 founder shares on October 12, 2016. Includes options to acquire 557,500 Common Shares and 62,981 Common Share purchase warrants.

(2)	Includes options to acquire 455,000 Common Shares.

(3)	Includes options to acquire 97,000 Common Shares and 60,693 Common Share purchase warrants.

(4)	Includes options to acquire 79,200 Common Shares.

(5)	Includes options to acquire 25,000 Common Shares.

(6)	Included options to acquire 415,750 Common Shares and 75,577 Common Share purchase warrants.

(7)	Includes options to acquire 198,000 Common Shares.

(8)	Includes options to acquire 1,827,450 Common Shares and 199,251 Common Share purchase warrants.

(9)	Includes 18,500,000 Common Share purchase warrants.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the directors and executive officers of the Company as of the date of this registration statement and their respective positions.

Name	Age	Position
Dr. John “Jack” Regan	50	Chairman, Chief Executive Officer & Director
Jeffrey Mitchell	51	Chief Financial Officer, Treasurer and Corporate Secretary
Steven Armstrong	57	Chief Operating Officer
Thomas Slezak	68	Director
Joseph Caruso	63	Director
Stephen Mastrocola	63	Director
Dr. Jane Sykes	51	Director

Director and Executive Officer Biographies

Dr. Regan, Chairman, Chief Executive Officer & Director

Dr. Regan is the inventor of the Company’s automated pathogen detection system, MiQLab® System. Before founding LexaGene, he led a team of scientists at Bio-Rad Laboratories in developing tests for detecting pathogens, cancer, and neurological disorders using droplet digital PCR.

Prior to Bio-Rad, Jack helped QuantaLife, a startup company, bring its product from concept to commercialization where it was subsequently acquired by Bio-Rad. He has also worked at Applied Biosystems/Life Technologies on automated sample preparation and did his post-doctoral training at Lawrence Livermore National Laboratory, where he developed automated instruments to detect respiratory pathogens and bio-threat agents for the US government’s BioWatch program.

His doctoral training at the University of California San Francisco focused on influenza viral replication.

Jeffrey Mitchell Chief Financial Officer, Treasurer and Corporate Secretary

Mr. Mitchell has over two decades of financial and SEC experience. Before joining LexaGene, he served in positions of increasing responsibility including Controller and Director of Finance, overseeing areas such as public company financial reporting, audits, and financial planning and analysis for Palomar Medical Technologies, Inc., which was publicly traded on the Nasdaq before Mr. Mitchell helped orchestrate its sale to Cynosure in 2013 for approximately $300 million.

In addition to his many years at Palomar, Mr. Mitchell has served in numerous financial and strategic advisory roles for medical device, imaging, and diagnostic companies.

Steven Armstrong, Chief Operating Officer

Mr. Armstrong has spent his career leading numerous teams in the commercialization of complex medical devices, directly overseeing global operations including design, development, manufacturing, and service operations in eight countries.

Throughout his career, he has been responsible for obtaining FDA and global regulatory approvals in over 100 countries for more than 50 devices with hundreds of indications, implementing best-in-class quality management systems, and ensuring worldwide compliance.

Mr. Armstrong started his career involved with the development and launch of LASIK technology and has brought new laser and light-based technologies to a variety of medical specialties over the past 25 years for organizations including Palomar Medical Technologies and IPG Medical in both human clinical and veterinary technologies.

Thomas Slezak, Director

Mr. Slezak recently retired from Lawrence Livermore National Laboratory (LLNL), where he was an Associate Program Leader for Informatics. His career at LLNL spanned 40 years. He was a significant contributor to the Human Genome Program and a developer of the nation-wide BioWatch system.

Throughout his career he has chaired many NIH grant review sessions for infectious disease proposals. He is a renowned bio-defense expert and during his career has served on numerous National Academy panels and DoD Standing Committees focused on Biodefense programs. Mr. Slezak also co-chaired a Blue Ribbon Panel on bioinformatics for the CDC that resulted in major new funding for Advanced Molecular Diagnostics and bioinformatics.

Mr. Slezak managed a Pathogen Bioinformatics team at LLNL for 19 years, where the team developed a variety of genetic-based assays and analysis software to support a broad range of pathogen detection and forensic programs in biodefense and human/animal health. The software developed by his team is in regular use world-wide.

Joseph Caruso, Director

Mr. Caruso has thirty years of broad executive management experience as a CEO and board member, contributing operational, financial, administrative, and general management leadership to public and private companies. He was one of the founding members of the management team of Palomar Medical Technologies, which developed many first-of-its-kind technologies including the first FDA OTC cleared laser for home use. As its CEO and Chairman of the Board of Directors, Mr. Caruso was instrumental in taking Palomar public in 1992, growing the company from a start up to its sale in 2013 for approximately $300M.

Mr. Caruso was actively involved in the design and development of a number of the medical devices launched by Palomar and worked closely with many world-renowned research institutions such as Massachusetts General Hospital. Mr. Caruso has negotiated dozens of acquisitions, license agreements and joint development agreements in his career including with companies such as Johnson and Johnson and Gillette (now part of Proctor and Gamble Company).

Stephen Mastrocola, Director

Mr. Mastrocola brings almost 40 years of accounting and auditing experience working with public and private companies. Mr. Mastrocola recently retired from Ernst & Young LLP (EY) after 19 years, where he was a senior assurance partner and led EY’s New England Assurance Practice for several years. Prior to EY, Mr. Mastrocola was an assurance partner at Arthur Andersen LLP.

Through his 40-year career at leading auditing firms, he served primarily emerging and growth-oriented companies in the life science sector with products in medical devices and diagnostics. Mr. Mastrocola is a Certified Public Accountant with extensive experience in various financial transactions including IPOs, debt financings, mergers and acquisitions, revenue recognition, internal controls and corporate governance, including compliance matters.

Mr. Mastrocola is also a member of LaunchPad Venture Group and serves on the Boards of Partners for Youth with Disabilities and the New England Aquarium.

Dr. Jane Sykes, Director

Dr. Sykes is the Executive Director of Innovation and Entrepreneurship, School of Veterinary Medicine (SVM) at the University of California, Davis (UC Davis). For more than 20 years, Dr. Sykes has held numerous positions at UC Davis including Professor of Small Animal Internal Medicine (Infectious Diseases) and Chief Veterinary Medical Office and Associate Dean of Veterinary Medical Center Operations.

Her research focus is infectious diseases of dogs and cats, especially those of immunocompromised patients, fungal diseases, and bloodstream-associated bacterial infections. Previously, she served as the Associate Editor for the Journal of Veterinary Internal Medicine and is currently volunteering her time as the President-Elect for the American College of Veterinary Medicine (ACVIM).

Dr. Sykes hails from Melbourne, Australia. Dr. Sykes received her BCSc (Hons) PhD at the University of Melbourne and her MBA from the University of Georgia. She completed her residency at the University of Minnesota. Dr. Skyes is a Diplomate American College of Veterinary Internal Medicine (SAIM) and has a California University Veterinarian Licensure. She is Board Certified by the American College of Veterinary Internal Medicine (Small Animal Internal Medicine). She is the recipient of numerous awards and author of many scientific publications.

Board Committees

Member	Independent(1)	Audit	Nominating & Corporate Governance	Compensation
Dr. Jack Regan (2)
Thomas Slezak (3)	√	√	√	√
Joseph Caruso (4)	√	√	√	√
Stephen Mastrocola (5)	√	√		√
Dr. Jane Sykes (6)	√		√
Dr. Manohar Furtado (7)

(1)	As determined under Canadian securities laws and Nasdaq corporate governance rules.

(2)	Chairperson of the Board of Directors.

(3)	Chairperson of the Nominating & Corporate Governance Committee.

(4)	Chairperson of the Compensation Committee.

(5)	Chairperson of the Audit Committee.

(6)	Dr. Jane Sykes joined the LexaGene Board of Directors on November 8, 2021.

(7)	Dr. Manohar Furtado resigned from the LexaGene Board of Directors on November 8, 2021.

Audit Committee

The Audit Committee of the Board assists the Company’s Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls for the Company and ensuring the adequacy and effectiveness of the Company’s risk management programs. The Audit Committee reviews the financial reports and other financial information provided by the Company to regulatory authorities and its Shareholders, as well as reviews the Company’s system of internal controls regarding finance and accounting, including auditing, accounting and financial reporting processes.

Composition of the Audit Committee

As of the date of filing of this registration statement, the following are the members of the Audit Committee:

Name of Member	Independent (1)	Financially Literate (2)
Thomas Slezak	Yes	Yes
Joseph Caruso	Yes	Yes
Stephen Mastrocola	Yes	Yes

(1)	As determined under Canadian securities laws and Nasdaq corporate governance rules

(2)	A member of the Audit Committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. See Item 5—”Directors and Executive Officers – Director and Executive Officer Biographies” for a description of the education and experience of each Audit Committee member.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year were any Audit Committee recommendations to nominate or compensate an external auditor not adopted by the Board of Directors.

Audit Committee Charter

The Board has adopted a written charter for the Audit Committee, which sets out the Audit Committee’s responsibilities. The Audit Committee performs a number of roles including (i) assisting directors to meet their oversight responsibilities, (ii) enhancing communication between directors and the external auditors; (iii) ensuring the independence of the external auditors; (iv) increasing the credibility and objectivity of financial reports; and (v) strengthening the role of the directors by facilitating in-depth discussions among directors, management, and the external auditor. The Audit Committee has been delegated responsibility for: (i) the integrity of the Company’s consolidated financial statements and accounting and financial processes and the audits of its consolidated financial statements; (ii) compliance with legal and regulatory requirements; (iii) the external auditors’ qualifications and independence; (iv) the work and performance of financial management and external auditors; and (v) the system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and risk management established by management and the Board. The Audit Committee is also responsible for monitoring our Company’s cybersecurity profile by annually meeting with our service provider or Head of Information Technology (IT) for a review of precautions taken to protect the interests of our Company.

The Audit Committee has unrestricted access to all books and records of the Company and may request any information as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or experts in the performance of its duties.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board assists the Board in fulfilling its oversight responsibilities relating to the corporate governance of the Company and the size, structure, and membership of the Board and its committees.

Composition of the Corporate Governance and Nominating Committee

As of the date of this registration statement, the following are the members of the Corporate Governance and Nominating Committee:

Name of Member	Independent (1)
Thomas Slezak	Yes
Joseph Caruso	Yes
Dr. Jane Sykes	Yes

(1)	As determined under Canadian securities laws and Nasdaq corporate governance rules.

Nominating and Corporate Governance Committee Charter

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets out the Nominating and Corporate Governance Committee's responsibilities. The Nominating and Corporate Governance Committee has been delegated responsibility for: i) recommending to the Board corporate governance principles, and any changes thereto as appropriate; ii) performance reviews of the Board, Board committees and individual directors; iii) establishing criteria for selecting new directors which shall reflect, among other facets, a candidate’s integrity and business ethics, strength of character, judgment, experience and independence, as well as factors relating to the composition of the Board, including its size and structure, the relative strengths and experience of current Board members and principles of diversity; iv) recruiting candidates to fill new positions on the Board; and v) advising the Board with respect to the charters, structure and operations of the various committees of the Board and qualifications for membership thereon.

Compensation Committee

The Compensation Committee of the Board assists the Board in fulfilling its oversight responsibilities relating to the recruitment, compensation, evaluation and retention of senior management and other key employees, and in particular the Chief Executive Officer and Chief Financial Officer, with the skills and expertise needed to enable the Company to achieve its goals and strategies at competitive compensation and with appropriate performance incentives.

Composition of the Compensation Committee

As of the date of this registration statement, the following are the members of the Compensation Committee:

Name of Member	Independent (1)
Thomas Slezak	Yes
Joseph Caruso	Yes
Stephen Mastrocola	Yes

(1)	As determined under Canadian securities laws and Nasdaq corporate governance rules.

Compensation Committee Charter

The Board has adopted a written charter for the Compensation Committee, which sets out the Compensation Committee’s responsibilities. The Compensation Committee has been delegated responsibility for: i) reviewing and approving on an annual basis our Company’s compensation policies and guidelines ii) reviewing and approving executive employment contracts and severance arrangements; iii) reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation for our Chief Executive Officer; iii) evaluating at least once a year our Chief Executive Officer’s performance in light of such established goals and objectives, and, based on such evaluation, setting our Chief Executive Officer’s compensation; iv) reviewing and administering our Company’s incentive compensation and other equity-based plans, and recommending changes to such plans to the Board as needed; v) periodically reviewing and making recommendations to the Board regarding the compensation of non-management directors; vi) overseeing the appointment and removal of executive officers; vii) reviewing and approving any employment, severance or change in control agreements for executive officers; and viii) approving any loans to employees as allowed by law.

Board Qualifications

The Company believes that each of the members of the Company’s Board has the experience, qualifications, attributes and skills that make him or her suitable to serve as a director of the Company in light of the Company’s operations, and its large number of employees. See Item 5—”Directors and Executive Officers – Director and Executive Officer Biographies” for a description of the education and experience of each director.

Dr. John “Jack” Regan’s specific qualifications, experience, skills and expertise include:

•	Operational experience as LexaGene’s Chief Executive Officer since 2016.

•	Expertise in diagnostics, strategic planning, business operations, marketing, financing and corporate governance.

•	Knowledge of past and current business strategies.

•	History on the Company’s Board of Directors.

•	Hiring key employees

Thomas Slezak’s specific qualifications, experience, skills and expertise include:

•	Expertise in diagnostics, strategic planning and business operations.

•	Knowledge of past and current business strategies.

•	History on the Company’s Board of Directors.

•	Significant accounting and financial expertise (qualifying him to serve on the Company’s Audit Committee).

Joseph Caruso’s specific qualifications, experience, skills and expertise include:

•	Past experiences as a Chief Executive Officer

•	Expertise in Medical Device, strategic planning and business operations.

•	Knowledge of past and current business strategies.

•	Mergers and Acquisitions

•	History on the Company’s Board of Directors.

•	Significant accounting and financial expertise (qualifying him to serve on the Company’s Audit Committee).

Stephen Mastrocola’s specific qualifications, experience, skills and expertise include:

•	Past experiences as a Partner at a large, International Accounting Firm

•	Expertise in Medical Device, strategic planning and business operations.

•	Knowledge of past and current business strategies.

•	Mergers and Acquisitions

•	Significant accounting and financial expertise (qualifying him to serve on the Company’s Audit Committee).

Dr. Jane Sykes’s specific qualifications, experience, skills and expertise include:

•	Expertise in Veterinary Medicine.

•	Expertise in infectious diseases in small animals

•	Knowledge of past and current business strategies.

•	Strategic planning and business operations.

•	Board Certified by the American College of Veterinary Internal Medicine

The Board believes these qualifications bring a broad set of complementary experience to the Board’s discharge of its responsibilities.

Conflicts of Interest—Board Leadership Structure and Risk Oversight

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Company’s Code of Business Conduct and Ethics.

Item 6. EXECUTIVE COMPENSATION

Introduction

The following discussion describes the significant elements of the compensation of the Company’s Chief Executive Officer (“CEO”) as at February 28, 2022 and two most highly compensated executive officers (collectively, the “named executive officers” or “NEOs”). As at February 28, 2022, the NEOs of the Company were Dr. John “Jack” Regan, (CEO), Jeffrey Mitchell, Chief Financial Officer (“CFO”) and Steven Armstrong, Chief Operating Officer (“COO”).

The Company operates in a dynamic and rapidly evolving market. To succeed in this environment and to achieve its business and financial objectives, the Company needs to attract, retain, and motivate a highly talented team of executive officers. The Company expects its team to possess and demonstrate strong leadership and management capabilities, as well as foster the Company’s culture, which is at the foundation of its success and remains a pivotal part of the Company’s everyday operations.

The Company offers executive officers cash compensation in the form of base salary and an annual bonus, and equity-based compensation, which was historically awarded in the form of stock options under the Company’s Omnibus Incentive Plan (“OIP”) (discussed below).

The Company believes security-based compensation awards, such as stock options and restricted stock awards, motivate its executive officers to achieve the Company’s business and financial objectives, and also align their interests with the long-term interests of the Company’s Shareholders. The Company provides base salary to compensate employees for their day-to-day responsibilities, at levels it believes are necessary to attract and retain strong executive officer talent.

While the Company has determined its current executive officer compensation program is effective at attracting and maintaining executive officer talent, it evaluates its compensation practices on an ongoing basis to ensure that it is providing market-competitive compensation opportunities for its executive team. As part of this review process, the Company expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, including the ability to attract and retain key employees and to adapt to growth and other changes in its business and industry.

Role and Composition of the Compensation Committee

The Compensation Committee of the Board assists the Board in fulfilling its responsibilities in respect of compensation matters. The responsibilities of the Compensation Committee include reviewing and making recommendations to the Board in respect of the compensation matters relating to the Company’s executive officers, employees and directors, including the NEOs. As at the year ended February 28, 2022, the Compensation Committee was composed of Mr. Joseph Caruso (Chair), Mr. Stephen Mastrocola and Mr. Thomas Slezak, each of whom was independent at such time within the meaning of applicable Canadian securities legislation and Nasdaq corporate governance rules. Each Compensation Committee member who served during 2021 has experience in the area of compensation and executive compensation, having held senior executive positions in large organizations and, through those positions, having substantial experience in matters of executive compensation.

The responsibilities of the Compensation Committee in respect of compensation matters include reviewing and recommending to the Board the compensation policies, guidelines and structure for supervisory management and personnel, corporate benefits, bonuses and other incentives, recommending corporate goals and objectives relevant to CEO compensation, non-CEO officers and director compensation, succession plans for officers and for key employees, and material changes and trends in human resources policy, procedure, compensation, and benefits.

The Compensation Committee has unrestricted access to the Company’s personnel and documents and is provided with the resources necessary, including, as required, the engagement and compensation of outside advisors, to carry out its responsibilities.

Compensation Principles and Objectives

The Company’s compensation program supports its commitment to deliver strong performance for its Shareholders. The compensation policies are designed to attract, recruit and retain quality and experienced people. In addition, the compensation program is intended to create an alignment of interests between the Company’s executive officers and other employees with the long-term interests of the Company’s Shareholders to ultimately enhance share value. In this way, a significant portion of each executive’s compensation is linked to maximizing long-term Shareholder value.

At the same time, the Compensation Committee also recognizes that the executive compensation program must be sufficiently flexible in order to adapt to unexpected developments in the diagnostics market and the impact of internal and market-related occurrences from time to time, and, as such, the Compensation Committee is given the discretion to award compensation absent attainment of specific performance goals and to increase or reduce the size of any such payouts in alignment with the overall pay-for-performance philosophy.

The compensation program supports the Company’s long-term growth strategy and is designed to accomplish the following objectives:

•	Align executive compensation with corporate performance and appropriate peer group comparison;

•	Produce long-term, positive results for Shareholders;

•	Provide market competitive compensation and benefits to attract and retain highly qualified management; and

•	Provide incentives that encourage superior corporate performance to support the Company’s over-all business strategy and objectives

The Compensation Committee has adopted a compensation program that covers the following key elements: (i) a base fixed amount of salary and benefits; (ii) a performance-based cash bonus; and (iii) awards granted under the OIP.

Compensation Review Process

The CEO of the Company provides recommendations to the Compensation Committee regarding salary adjustments, performance-based or discretionary bonuses, and security-based award grants for all of the Company’s executive employees, including the NEOs. The focus of the CEO’s and Compensation Committee’s review is on the individual executive salaries, performance-based bonus opportunity, and security-based award grants (including consideration of previous grants), with a review of the aggregate level of salary, performance-based bonus, and security-based award grants for the balance of the staff. The Compensation Committee makes specific recommendations to the Board for the salary, bonus and security-based award grants to be provided to the CEO, as well as for the salaries, bonuses and security-based award grants to be provided to all other executive officers. With the exception of certain matters that the Board has delegated to the Compensation Committee, the Board reviews all recommendations of the Compensation Committee before final approval. Any executive or director who is also an officer is excused from the directors’ meeting during any discussion of their compensation.

Risks Relating to the Company’s Compensation Program

The Compensation Committee assesses whether the Company’s compensation program supports the Company’s principles and objectives and reviews the Company’s compensation policies on a regular basis. As part of this process, the Compensation Committee considers the implications of the risks associated with the Company’s compensation policies and practices, including the various components of the Company’s compensation program. The Compensation Committee also considers the implication of the risks associated with the Company’s compensation program, including: (i) the risk of executive officers taking inappropriate or excessive risks; (ii) the risk of inappropriate focus on achieving short-term goals at the expense of long-term return to Shareholders; (iii) the risk of encouraging aggressive accounting practices; and (iv) the risk of excessive focus on financial returns and operational goals at the expense of regulatory, environmental and health and safety considerations.

While the Company recognizes that no compensation program can fully mitigate these risks, the Compensation Committee and Board believe that many of these risks are mitigated by: (i) ensuring incentives tied to share ownership and vesting are weighted to span a number of years; (ii) avoiding narrowly focused performance goals which may encourage loss of focus on providing long-term Shareholder return; (iii) retaining adequate discretion over the application and implementation of the compensation program to insure that the Compensation Committee and Board retain their business judgment in assessing actual performance; (iv) awarding a significant portion of long-term incentive compensation in the form of security-based awards which provide a direct link between corporate performance and the level of payout received; and (v) imposing restrictions on the ability of executives to participate in transactions that are designed to hedge or offset a decrease in market value of securities of the Company.

Incentive Plan Design

The ability of the Compensation Committee to consider factors such as personal contributions to corporate performance and non-financial based elements of corporate performance allows the Compensation Committee to consider whether executive officers have attempted to bolster short-term results at the expense of the long-term success of the Company in determining executive compensation. The incentive programs consist of a balance between annual focus through the bonus program and long-term focus through the OIP. In addition, as the compensation program consists of fixed (base salary) and variable (performance-based bonuses, OIP) elements, the incentive for short-term risk taking is balanced with the incentive to focus on generating long-term sustainable value for Shareholders. There are no compensation policies and practices that are structured significantly different for any NEOs. The Compensation Committee and Board will continue to monitor compensation risk assessment practices on an ongoing basis to ensure that the Company’s compensation program is appropriately structured.

Elements of Compensation

The compensation of the Company’s executive officers includes three major components: (i) a base fixed amount of salary and benefits; (ii) a performance-based cash bonus; and (iii) long-term equity incentives granted from time to time under the OIP.

The compensation paid to the NEOs for the year ended February 28, 2022 is summarized below under the heading “Summary Compensation Table February 28, 2022.”

Base Salary

The objective of base salary compensation is to reward and retain NEOs. In setting base compensation levels, consideration is given to factors such as level of responsibility, experience, expertise and impact on the long-term success of the Company’s business. Subjective factors such as leadership, commitment, and performance are also considered. The goal of the Company is to pay base salary compensation to retain the NEOs in the range of industry peers, while maintaining the overall goal that total compensation should include variable and long-term components as well.

Cash Bonus

The Compensation Committee considers performance of individual executive officers in setting annual bonus amounts when available. Consideration is given to factors such as management, leadership and performance, among others. The Company uses the payment of annual bonuses when available to incentivize strong performance and achievement of the Company’s goals and business plans. As of the date of filing of this Registration Statement, for the year ended February 28, 2022, the Committee has not yet approved a performance-based bonus program based on Company financial results and individual objectives.

Long-Term Incentives

Long-Term Omnibus Incentive Plan and Amended Long-Term Omnibus Incentive Plan

The Shareholders and Board previously approved the OIP on July 25, 2017. After Shareholder approvals, the OIP was amended on August 23, 2019, November 10, 2020 and on December 16, 2021. The Company increased the number of Common Shares reserved for the Company’s OIP and increased the number of Common Shares reserved for the issuance as share incentive options. As of February 28, 2022, the amended OIP grants the Company 8,354,070 Common Shares reserved for stock options and 8,354,070 reserved for restricted share units.

Pursuant to the OIP, the Company may issue equity-based compensation in the form of stock options or restricted share units to eligible participants. The purpose of the OIP is to enable the Company and certain of its affiliates to obtain and retain the services of these individuals, which is essential to the Company’s long-term success.

The granting of awards under the OIP (“Grants”) is intended to promote the long-term financial interests and growth of the Company by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business. Moreover, the OIP aims to align the interests of eligible participants with those of the Shareholders through opportunities of increased equity-based ownership in the Company.

The maximization of Shareholder value is encouraged by the granting of incentives under the OIP. The objective of the OIP is to reward and retain NEOs. The program is designed to reward NEOs for maximizing Shareholder value in a regulatory compliant and ethical manner. Increasing the value of Common Shares increases the value of the Grants. This incentive closely links the interests of the officers and directors to Shareholders of the Company and encourages a long-term commitment to the Company.

Eligible participants under the OIP include directors, officers (including the NEOs), employees and, on occasion, consultants of the Company. The OIP is administered by the Board or a committee thereof appointed by the Board.

The following discussion is qualified in its entirety by the text of the OIP, which is attached as Exhibit 10.4 to this Registration Statement.

The Board will be responsible for the general administration of the OIP and the proper execution of its provisions, the interpretation of the OIP and the determination of all questions arising. Without limiting the generality of the foregoing, the Board has the power to (a) allot shares for issuance in connection with the exercise of Options (b) grant options subject to any necessary Regulatory Approval, amend, suspend, terminate or discontinue the OIP,or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of the Plan will, without the prior written consent of all Optionees, alter or impair any Option previously granted under the Plan unless the alteration or impairment occurred as a result of a change in the TSXV Policies or the Company’s tier classification thereunder; and (c) delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the OIP so delegated to the same extent as the Board is hereby authorized so to do.

The Company currently has options and restricted stock awards outstanding under the OIP.

•	Options: The Option Exercise Price of an Option will be set by the Board at the time such Option is allocated under the Plan, and cannot be less than the Discounted Market Price, and in the case of a Service Provider employed or performing services in the United States or otherwise subject to Section 409A or Section 422 of the Code, shall not be less than Fair Market Value on the date of grant. If the Optionee owns directly or by reason of the applicable attribution rules more than 10% of the total combined voting power of all classes of stock of the Company, the Option price per share of the Shares covered by each Option which is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value on the date of the grant.

The vesting of Options shall be at the discretion of the Board and, with respect to any particular Options granted under the OIP, in the absence of a vesting schedule being specified at the time of grant, all such Options shall vest immediately. Where applicable, vesting of Options will generally be subject to: (a) the Service Provider remaining employed by or continuing to provide services to the Company or any of its Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Company or any of its Affiliates during the vesting period; or (b) the Service Provider remaining as a Director of the Company or any of its Affiliates during the vesting period.

•	Restricted Share Units: The Board may, in its discretion, at any time, and from time to time, grant Restricted Share Units to Service Providers as it determines is appropriate, subject to the limitations set out in the OIP.

In making such grants the Board may, in its sole discretion, in addition to any Performance Conditions set out below, impose such conditions on the vesting of the Awards as it sees fit, including imposing a vesting period on grants of Restricted Share Units. Except as provided in this Plan, Restricted Share Units issued under this Plan will vest on the date (the “Vesting Date”) that is the later of: (a) the Trigger Date; and (b) the date upon which the relevant Performance Condition or other vesting condition set out in the Award has been satisfied, provided that (i) Restricted Share Units shall only vest on the Trigger Date to the extent that the Performance Conditions or other vesting conditions set out in an Award have been satisfied on or before the Trigger Date; (ii) if the date occurs during a Restricted Period, the Vesting Date shall be extended to a date which is the earlier of: (i) one business day following the end of such Restricted Period and (ii) the Restricted Share Unit Expiry Date; and (iii) no Restricted Share Unit will remain outstanding for any period which exceeds the Restricted Share Unit Expiry Date of such Restricted Share Unit. Restricted Share Units which do not vest on or before the Restricted Share Unit Expiry Date of such Restricted Share Unit due to failure to meet Performance Conditions or the cessation of employment will be automatically cancelled, without further act or formality and without compensation. The Board may, at any time after a grant of a Restricted Share Unit, accelerate the Trigger Date of such Restricted Share Unit.

Clawback Policy

The Company has implemented a formal recoupment or “clawback” policy on the incentive compensation of its Chief Executive Officer and Chief Financial Officer, including, without limitation, options and restricted stock awards that may be awarded to the Chief Executive Officer or Chief Financial Officer when (i) the executive engages in willful misconduct or fraud which causes or significantly contributes to a restatement of the Company’s financial statements due to material noncompliance by the Company with any applicable financial reporting requirement under securities laws, (ii) the executive receives incentive compensation calculated on the achievement of those financial results, and (iii) the incentive compensation received would have been lower had the financial statements been properly reported. The policy provides that when a clawback is triggered, upon the recommendation of the Compensation Committee, the Board may, in its sole discretion and to the extent that it determines it is in the Company’s best interests to do so, require the Chief Executive Officer and/or the Chief Financial Officer to repay the amount of incentive compensation relating to the year(s) subject to the restatement or received upon exercise or payment of incentive compensation in or following the year(s) subject to the restatement that is in excess of the incentive compensation the executive would have received if the incentive compensation had been computed in accordance with the results as restated, calculated on an after-tax basis.

Insider Trading and Reporting Policy

All of the Company’s executives, other employees, and directors are subject to the Company’s Insider Trading and Reporting Policy, which prohibits trading in the Company’s securities while in possession of material undisclosed information about the Company. Under this policy, such individuals are also prohibited from entering into hedging transactions involving securities of the Company, such as short sales, puts and calls. Furthermore, the Company permits executives, including NEOs, to trade in the Company’s securities only during prescribed trading windows.

Summary Compensation Table February 28, 2022

The following table sets forth all compensation paid to or earned by the named executive officers of the Company as at February 28, 2022 and 2021.

Summary Compensation Table Years Ended February 28, 2022 and 2021
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards ($)		Non-equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total($)
Dr. Jack Regan, CEO	2022	338,461	-		-	110,760	(4)(5)	-	-	33,216	482,437
	2021	250,000	187,500	(1)	-	-		-	-	28.926	466,426
Jeffrey Mitchell, CFO	2022	259,232	-		-	51,120	(4)(5)	-	-	34,168	344,520
	2021	203,462	134,375	(1)	-	-		-	-	28,968	366,806
Steven Armstrong, COO	2022	200,000	-		-	34,080	(4)	-	-	34,321	268,401
	2021	171,461	30,000	(1)	-	-		-	-	26,536	227,997

(1)	Amounts represent awards earned under the Company’s annual cash incentive compensation program recommended by the Compensation Committee and approved by the board of directors
(2)	No new restricted share units were granted to NEOs over the two-year period
(3)	Amounts represent health benefits and Company matching contributions under its 401(k) plan in accordance with the Company’s employee benefits package paid by the Company
(4)	Represents the grant date, fair value of the option awards granted. The option exercise price of $0.59 CAD was 120% above the closing price of LXG.V on May 28, 2021. The options vested 10% on grant and 15% each six months thereafter with the last vest date of May 28, 2024. The expiry date of the options is May 28, 2031.
(5)	On May 28, 2021, Dr. Regan and Mr. Mitchell were granted 510,000 and 180,000 performance-based options, respectively. The performance conditions were associated with 2021 performance milestone goals set forth by the board of directors for executive management and were as follows: meeting the requirements to list the Company Shares on the Nasdaq and filing Form 40-F with the SEC on or before December 31, 2021. At December 31, 2021, the performance conditions were not met and the performance-based options were cancelled by the Company.

Employment Agreements with Our Named Executive Officers

We have entered into employment agreements with each of the named executive officers. Certain key terms of these agreements are described below.

Dr. Jack Regan

On December 12, 2018 and later amended on April 1, 2021, Dr. Regan entered into an employment agreement with the Company (“Dr. Regan’s Employment Agreement”).

Pursuant to Dr. Regan’s Employment Agreement, the Company agreed to pay Dr. Regan (i) an annual base salary of $350,000, (ii) a potential annual target bonus opportunity of 50% of Dr. Regan’s Base Salary with a maximum payout opportunity of 150% of Dr. Regan’s base salary for each calendar year based upon objectives established by the Board from time to time (the “Bonus”). The Board will determine in its sole discretion whether or not the Bonus objectives have been achieved and the corresponding amount of the Bonus, and such determination will be binding and conclusive for all purposes. The award of any Bonus in respect of any year does not in any manner entitle the Executive to receive a similar award, or any award, in respect of any other year. Dr. Regan must be actively employed by the Company through and including the date on which the Executive’s Bonus, if any, is paid to be eligible to receive it, and (iii) Dr. Regan will be eligible to receive stock options or restricted stock units as the Company may in its sole discretion grant from time to time pursuant to the terms of the Company’s OIP and the terms of such individual grant agreements as Dr. Regan may be required to sign at the time of any such grants (the “Equity Plans”). Any grants of equity received by Dr. Regan prior to the Effective Date shall continue in place in accordance with their terms and the terms of the Plans.

Continuing throughout Dr. Regan’s employment and for twelve (12) months after the Executive resigns with or without Good Reason or the Company terminates the Executive for Cause, the Executive shall not, directly or indirectly, individually or as a stockholder, partner, member, lender, investor, manager, director, officer, employee, consultant, representative, advisor or other owner or participant in any entity, other than the Company, unless with the prior written consent of the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans, during or at the time of termination of the Executive’s employment, to engage in the United States, Canada or anywhere else in the world where the Company does business.

Jeffrey Mitchell

On December 12, 2018 and later amended on April 1, 2021, Mr. Mitchell entered into an employment agreement with the Company (“Mr. Mitchell’s Employment Agreement”).

Pursuant to Mr. Mitchell’s Employment Agreement, the Company agreed to pay Mr. Mitchell (i) an annual base salary of $265,000, (ii) a potential annual target bonus opportunity of 50% of Mr. Mitchell’s Base Salary with a maximum payout opportunity of 150% of Mr. Mitchell’s base salary for each calendar year based upon objectives established by the Board from time to time (the “Bonus”). The Board will determine in its sole discretion whether or not the Bonus objectives have been achieved and the corresponding amount of the Bonus, and such determination will be binding and conclusive for all purposes. The award of any Bonus in respect of any year does not in any manner entitle the Executive to receive a similar award, or any award, in respect of any other year. Mr. Mitchell must be actively employed by the Company through and including the date on which the Executive’s Bonus, if any, is paid to be eligible to receive it, and (iii) Mr. Mitchell will be eligible to receive stock options or restricted stock units as the Company may in its sole discretion grant from time to time pursuant to the terms of the Company’s OIP and the terms of such individual grant agreements as Mr. Mitchell may be required to sign at the time of any such grants (the “Equity Plans”). Any grants of equity received by Mr. Mitchell prior to the Effective Date shall continue in place in accordance with their terms and the terms of the Plans.

Continuing throughout Mr. Mitchell’s employment and for twelve (12) months after the Executive resigns with or without Good Reason or the Company terminates the Executive for Cause, the Executive shall not, directly or indirectly, individually or as a stockholder, partner, member, lender, investor, manager, director, officer, employee, consultant, representative, advisor or other owner or participant in any entity, other than the Company, unless with the prior written consent of the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans, during or at the time of termination of the Executive’s employment, to engage in the United States, Canada or anywhere else in the world where the Company does business.

Steven Armstrong

On October 4, 2021 and later amended on March 23, 2022, Mr. Armstrong entered into an employment agreement with the Company (“Mr. Armstrong’s Employment Agreement”).

Pursuant to Mr. Armstrong’s Employment Agreement, the Company agreed to pay Mr. Armstrong (i) an annual base salary of $200,000, (ii) a potential annual target bonus opportunity of 30% of Mr. Armstrong’s Base Salary with a maximum payout opportunity of 100% of Mr. Armstrong’s base salary for each calendar year based upon objectives established by the Board from time to time (the “Bonus”). The Board will determine in its sole discretion whether or not the Bonus objectives have been achieved and the corresponding amount of the Bonus, and such determination will be binding and conclusive for all purposes. The award of any Bonus in respect of any year does not in any manner entitle the Executive to receive a similar award, or any award, in respect of any other year. Mr. Armstrong must be actively employed by the Company through and including the date on which the Executive’s Bonus, if any, is paid to be eligible to receive it, and (iii) Mr. Armstrong will be eligible to receive stock options or restricted stock units as the Company may in its sole discretion grant from time to time pursuant to the terms of the Company’s OIP and the terms of such individual grant agreements as Mr. Armstrong may be required to sign at the time of any such grants (the “Equity Plans”). Any grants of equity received by Mr. Armstrong prior to the Effective Date shall continue in place in accordance with their terms and the terms of the Plans.

Continuing throughout Mr. Armstrong’s employment and for twelve (12) months after the Executive resigns with or without Good Reason or the Company terminates the Executive for Cause, the Executive shall not, directly or indirectly, individually or as a stockholder, partner, member, lender, investor, manager, director, officer, employee, consultant, representative, advisor or other owner or participant in any entity, other than the Company, unless with the prior written consent of the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans, during or at the time of termination of the Executive’s employment, to engage in the United States, Canada or anywhere else in the world where the Company does business.

Potential Payments Upon a Change in Control

As described above, under the terms of their individual agreements with the Company, Dr. Regan, Mr. Mitchell and Mr. Armstrong may become entitled to payments and benefits in connection with certain terminations of employment that occur at specified times around a change in control.

Outstanding Equity Awards

The following table sets forth outstanding equity awards for the named executive officers of the Company at fiscal 2022, yearend.

Outstanding Equity Awards at Fiscal Year End
Option Awards								Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price (US$)		Option Expiry Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested (US$)(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Dr. John Regan	212,500	Common Shares	37,500	Common Shares	$0.49	(4)	09/29/22	15,000	$3,450	-	$-
	25,000	Common Shares	75,000	Common Shares	$0.54	(5)	02/19/30	337,500	$77,625	-	$-
	97,500	Common Shares	292,500	Common Shares	$0.49	(6)	05/28/31	-	$-	-	$-

Jeffrey Mitchell	212,500	Common Shares	37,500	Common Shares	$0.49	(4)	09/29/22	7,500	$1,725	-	$-
	16,250	Common Shares	48,750	Common Shares	$0.54	(5)	02/19/30	243,750	$56,063	-	$-
	45,000	Common Shares	135,000	Common Shares	$0.49	(6)	05/28/31	-	$-	-	$-

Steven Armstrong	50,000	Common Shares	50,000	Common Shares	$0.44	(7)	04/21/30	19,853	$4,566	-	$-
	31,250	Common Shares	93,750	Common Shares	$0.38	(8)	12/10/24	75,000	$17,250	-	$-
	30,000	Common Shares	90,000	Common Shares	$0.49	(6)	05/28/31	-	$-	-	$-

(1)	The Company’s only share based awards are awards (other than options) that have been granted under the OIP.
(2)	Awards consist of restricted share units; the number of underlying unvested Common Shares are presented.
(3)	The value of the unvested share-based awards was calculated based on the closing price of the Company’s Common Shares on the TSXV on February 28, 2022, which was CAN$0.29 (US$0.23). The Bank of Canada exchange rate as of February 28, 2022 was US$1.00 to CAN$1.2698.
(4)	The option was granted on March 29, 2019, with an exercise price in Canadian dollars of CAN$0.65.
(5)	The option was granted on February 19, 2020, with an exercise price in Canadian dollars of CAN$0.72.
(6)	The option was granted on May 28, 2021 with an exercise price in Canadian dollars of CAN$0.59.
(7)	The option was granted on April 21, 2020, with an exercise price in Canadian dollars of CAN$0.63.
(8)	The option was granted on December 10, 2020 with an exercise price in Canadian dollars of CAN$0.79.

Pension Plan Benefits

Defined Contribution Plan – Retirement Savings Plan

The Company does not have a defined benefit plan or deferred compensation plan; however, the Company does have a defined contribution plan (the “401(k) plan” or “401(k)”) under the provisions of the Employment Retirement Income Security Act of 1974, which is administered through Vanguard, as plan administrator. Pursuant to the 401(k) plan, the Company has generally provided standard safe harbor matching and discretionary matching 401(k) plan contributions to all eligible and participating employees up to certain maximum thresholds. Participating employees must make their own contributions in order to receive matching funds from the Company. All employees that are at least 21 years of age and a United States Citizen are eligible to make salary deferral contributions to the 401(k) plan. Participating employees of the Company who are at least 21 years of age are eligible for the Company match. The Company does not discriminate between executives and non-executives under the 401(k) plan.

The Company makes standard safe harbor matching contributions equal to 100% of a participating employee’s 401(k) salary deferral contributions up to 6% of their base compensation. Employees can make additional voluntary salary deferral contributions, for total combined contributions up to the legislated government maximums.

Participating employees are immediately 100% vested in all employee contributions and in the safe harbor matching contribution, plus any earnings that are generated thereon.

Termination and Change of Control Benefits

The Company has entered into executive employment agreements with each of the NEOs (the “Employment Agreements”). Each Employment Agreement provides for the NEO’s annual base salary, vacation entitlement, and benefits.

The Employment Agreements have effective dates, entitlements on a termination without just cause and change of control as follows:

Name	Effective Date of Employment Agreement	Termination Without Cause	Termination After Change in Control
Dr. Jack Regan	December 12, 2018 (1)	Base Salary (at the rate in effect on the date of termination) for a period of 24 months plus payment in cash of any then unpaid Bonus pertaining to the calendar and a lump sum payment in an amount equal to the full annual Bonus at target for the year in which the date of termination falls, and payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 18 months	Base Salary (at the rate in effect on the date of termination) for a period of 36 months plus payment in cash of any then unpaid Bonus pertaining to the calendar and a lump sum payment in an amount equal to the full annual Bonus at target for the year in which the date of termination falls, and payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 18 months
Jeffrey Mitchell	December 12, 2018(1)	Base Salary (at the rate in effect on the date of termination) for a period of 12 months plus payment in cash of any then unpaid Bonus pertaining to the calendar and a lump sum payment in an amount equal to the full annual Bonus at target for the year in which the date of termination falls, and payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 18 months	Base Salary (at the rate in effect on the date of termination) for a period of 24 months plus payment in cash of any then unpaid Bonus pertaining to the calendar and a lump sum payment in an amount equal to the full annual Bonus at target for the year in which the date of termination falls, and payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 18 months
Steven Armstrong	October 4, 2021(2)	Base Salary (at the rate in effect on the date of termination) for a period of 6 months plus payment in cash of any then unpaid Bonus pertaining to the calendar and a lump sum payment in an amount equal to the full annual Bonus at target for the year in which the date of termination falls, and payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 6 months	Base Salary (at the rate in effect on the date of termination) for a period of 24 months plus payment in cash of any then unpaid Bonus pertaining to the calendar and a lump sum payment in an amount equal to the full annual Bonus at target for the year in which the date of termination falls, and payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 12 months

(1)	Dr. Regan and Mr. Mitchell’s employment agreements were amended by the Compensation Committee on April 1, 2020.
(2)	Mr. Armstrong’s employment agreement was amended by the Compensation Committee on March 23, 2022

Options and awards granted under the OIP contain provisions allowing for the exercise of options following termination (other than by reason of death, disability, retirement or for cause). Under the OIP, in the event that any transaction resulting in a change in control occurs, all Restricted Share Units credited to an account of a Restricted Share Unit Recipient that have not otherwise previously been cancelled pursuant to the terms of the Plan shall vest on the date on which the Change of Control occurs (the “Change of Control Date”). Within thirty (30) days after the Change of Control Date, but in no event later than the Restricted Share Unit Expiry Date, the Restricted Share Unit Recipient shall at the discretion of the Board, receive either Shares or receive a cash payment equal in amount to: (a) the number of Restricted Share Units that vested on the Change of Control Date; multiplied by (b) the Fair Market Value on the Change of Control Date, net of any withholding taxes and other source deductions required by law to be withheld by the Company.

Liability Insurance of Directors and Officers

The Company has directors’ and officers’ liability insurance coverage for losses to the Company if the Company is required to reimburse directors and officers, where permitted, and will pay on behalf of directors and officers where corporate reimbursement is not permitted by law. This insurance protects the Company against liability (including costs), subject to standard policy exclusions, which may be incurred by directors and/or officers while acting in such capacity for the Company. All past, present and future directors and officers are covered by the policy and the amount of insurance applies collectively to all. The annual cost for this insurance in 2021 was $265,050.  The Company’s policy runs from October 31, 2021 through October 31, 2022.

Other Compensation

Other than as set forth herein, the Company did not pay any other compensation to NEOs (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full-time employees) during the year ended February 28, 2022.

DIRECTOR COMPENSATION

As of February 28, 2022, the Company had five directors, one was an employee: Dr. Jack Regan (CEO & Chairman). The remaining four directors were considered independent directors, namely Thomas Slezak, Joseph Caruso, Stephen Mastrocola, Dr. Jane Sykes and Dr. Manohar Furtado. On November 8, 2021, Dr Jane Sykes joined the Board and Dr. Manohar Furtado resigned from the Board.

Employees who are also directors do not receive additional compensation for their services as directors. Dr. Regan did not receive any additional compensation for his services as director during the year ended February 28, 2022. For a description of the compensation paid to Dr. Regan, see ”Summary Compensation Table for 2022,” above.

Each member of the Company’s Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings for any committee on which he or she serves.

The form and amount of director compensation is reviewed annually and as deemed advisable by the Compensation Committee, which shall make recommendations to the Board based on such review. The Compensation Committee reviews director compensation on an annual basis to ensure that the Company offers director compensation that is: (i) commensurate with the efforts the Company expects from existing Board members; (ii) competitive in the Company’s industry in order that the Company might attract the best possible candidates to assist the Company and its Shareholders in a fiduciary capacity to maximize the opportunity presented by that growth; and (iii) aligned with Shareholder interests as the Company grows. The Board retains the ultimate authority to determine the form and amount of director compensation.

The chart below outlines the Company’s current director compensation program for its non-employee Directors:

Type of Fee	Role	Amount (Per Year)
Board Retainers	Board Member	$27,000
Committee Retainers	Audit Committee Chair	$8,000
	Compensation Committee Chair	$6,000
	Governance Committee Chair	$4,000
	Audit Committee Member	$4,000
	Compensation Committee Member	$3,000
	Governance Committee Member	$2,000

Director Compensation for 2022

The following table sets forth all compensation paid to or earned by each director of the Company during the year ended, February 28, 2022.

Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards(1)(2) ($)	Option awards(2) ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total
Dr. Jack Regan	$-	$-	$-	-	-	-	$-
Thomas Slezak	$38,000	$63,000	$36,675	-	-	-	$137,675
Joseph Caruso	$39,000	$37,800	$22,005	-	-	-	$98,805
Dr. Manohar Furtado (3)	$21,750	$-	$-	-	-	-	$21,750
Stephen Mastrocola	$37,250	$80,640	$46,944	-	-	-	$164,834
Dr. Jane Sykes (4)	$7,250	$53,000	$32,100	-	-	-	$92,350

(1)	Stock awards consist of restricted share units. The value of the unvested share-based awards was calculated based on the closing price of the Company’s Common Shares on the TSXV on February 28, 2022, which was CAN$0.29 (US$0.23). The Bank of Canada exchange rate as of February 28, 2022 was US$1.00 to CAN$1.2698.

(2)	The amounts reported in the Stock Awards and Option Awards columns reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect the Company’s calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited consolidated financial statements for the fiscal year ended February 28, 2022, which are included elsewhere in this registration statement.

(3)	Dr. Manohar Furtado resigned from the Board on November 8, 2021. Dr. Furtado was granted 72,000 options and 72,000 restricted share units on May 11, 2021. Both the options and restricted share units were unvested upon Dr. Furtado’s resignation from the Board, the options and restricted share units forfeited.

(4)	Dr. Jane Sykes joined the Board of November 8, 2021.

Other Compensation

Other than as set forth herein, the Company did not pay any other compensation to non-employee Directors (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full-time employees) during the year ended February 28, 2022.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

A related party transaction includes any transaction or proposed transaction in which:

•	The Company is or will be a participant;

•	The aggregate amount involved exceeds $120,000 in any fiscal year; and

•	Any related party has or will have a direct or indirect material interest.

Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) an executive officer or director of the Company, any Shareholder beneficially owning more than 5% of any class of the Company’s voting securities or an immediate family member of any such persons.

The Audit Committee is responsible for the oversight over related party transactions entered into by the Company.

Company Transactions with Related Parties

The Company has entered into related party transactions as follows:

The Company entered into a related party transaction on February 8, 2022 when Meridian LGH Holdings LLC, (“Meridian”) agreed to make an investment in LexaGene for a total of CAD$6,475,000 (approximately USD$4,995,000). The Company and Meridian closed the private placements in two tranches. The first tranche of the private placement, which closed February 8, 2022, was comprised of 13,115,725 units (each, a “Unit”) of the Company at the price of CAD$0.35 per Unit (approximately USD$0.27 per Unit) (the “Issue Price”) for gross proceeds of CAD$4,590,503.75 (approximately USD$3,541,245.75). The second tranche of the private placement, which closed on February 18, 2022, was comprised of 5,384,275 Units issued at the Issue Price per Unit for gross proceeds of CAD$1,884,496.25 (approximately USD$1,453,754.25). As a result of the closing of both tranches of the private placement, Meridian holds approximately 13.41% of the issued and outstanding common shares of the Company.

Each Unit is comprised of one common share of the Company and one common share purchase warrant, with each whole warrant entitling the holder to purchase one common share of the Company for a period of 36 months at a price of CAD$0.45 (approximately USD$0.35).

In connection with the private placement, the Company and Meridian entered into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the terms of the Investor Rights Agreement, Meridian has been granted certain information and notice rights, and the right to participate in future financings of the Company in order to maintain its then-current percentage interest up to 19.99% for so long as Meridian maintains a minimum 10% equity interest in the Company. Under the Investor Rights Agreement, Meridian is also be entitled to: (a) certain “demand” registration rights that will allow Meridian at any time after January 1, 2023 to request that the Company register for resale under the U.S. Securities Act any Common Shares of the Company acquired by, issued or issuable to, or otherwise owned by Meridian which are ineligible for immediate resale by Meridian to the public without volume limitations pursuant to Rule 144(b)(i) under the U.S. Securities Act (collectively, the “Registrable Securities”); and (b) “piggyback” registration rights that will allow Meridian to include Registrable Securities in any public offering of equity securities initiated by the Company (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 under the U.S. Securities Act) or by any of the Company’s other shareholders that have been granted registration rights.

The Company intends to use the proceeds of the private placement towards purchasing inventory for manufacturing more MiQLab Systems, supporting sales, marketing, and continued R&D.

Director Independence

We intend to adhere to the corporate governance standards adopted by Nasdaq. Nasdaq rules require the boards of directors of listed companies to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board conducted its annual review of director independence. During the review, our Board considered relationships and transactions since incorporation between each director or any member of her immediate family, on the one hand, and us on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Our Board of Directors has determined that each of our directors, other than Dr. Jack Regan, is independent under the criteria established by Nasdaq and by our Board.

ITEM 8. LEGAL PROCEEDINGS

Legal Proceedings

In the normal course of operations, LexaGene may be subject to a variety of legal proceedings, including commercial, product liability, employment as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, and can be very expensive, the results of any such actions may have a material adverse effect on our business, operations, or financial condition.

The Company is not aware of any contingencies or pending legal proceedings as of June 28, 2022.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Trading Price and Volume

The Common Shares of the Company are traded on the TSXV under the symbol “LXG.V.” The following table sets forth trading information for the Common Shares for the periods indicated, as quoted on the TSXV beginning on March 1, 2019.

Period	Low Trading Price (CAD$)	High Trading Price (CAD$)
Year Ended February 28, 2022
Fourth Quarter (February 28, 2022)	$0.25	$0.46
Third Quarter (November 30, 2021)	$0.37	$0.57
Second Quarter (August 31, 2021)	$0.47	$0.79
First Quarter (May 31, 2021)	$0.49	$1.13

Year Ended February 28, 2021
Fourth Quarter (February 28, 2021)	$0.76	$1.40
Third Quarter (November 30, 2020)	$0.64	$0.90
Second Quarter (August 31, 2020)	$0.73	$1.12
First Quarter (May 31, 2020)	$0.44	$0.89

Year Ended February 29, 2020
Fourth Quarter (February 29, 2020)	$0.54	$0.94
Third Quarter (November 30, 2019)	$0.48	$0.65
Second Quarter (August 31, 2019)	$0.56	$0.77
First Quarter (May 31, 2019)	$0.55	$0.76

The Common Shares of the Company are traded on the OTC under the symbol “LXXGF.” The following table sets forth trading information for the Common Shares for the periods indicated, as quoted on the OTC beginning on March 1, 2019.

Period	Low Trading Price (US$)	High Trading Price (US$)
Year Ended February 28, 2022
Fourth Quarter (February 28, 2022)	$0.22	$0.31
Third Quarter (November 30, 2021)	$0.32	$0.45
Second Quarter (August 31, 2021)	$0.38	$0.64
First Quarter (May 31, 2021)	$0.41	$0.86

Year Ended February 28, 2021
Fourth Quarter (February 28, 2021)	$0.63	$1.09
Third Quarter (November 30, 2020)	$0.48	$0.65
Second Quarter (August 31, 2020)	$0.58	$0.78
First Quarter (May 31, 2020)	$0.33	$0.62

Year Ended February 29, 2020
Fourth Quarter (February 29, 2020)	$0.41	$0.71
Third Quarter (November 30, 2019)	$0.37	$0.48
Second Quarter (August 31, 2019)	$0.45	$0.59
First Quarter (May 31, 2019)	$0.42	$0.56

Shareholders

As of June 28, 2022, there were 103 holders of record of the Company’s Common Shares.

Dividends

Other than the requirements of the BCBCA, there are no restrictions in the Company’s corporate articles on its ability to pay dividends. However, (i) the Company has never paid a dividend nor made a distribution on any of its securities, (ii) the Company has no history of income or sources of funds from which to pay dividends, and (iii) the Company does not anticipate paying dividends in the near future.

The payment of future dividends, if any, by the Company will be at the sole discretion of the Board. In this regard, the Company expects it will retain any earnings to finance further growth of the Company.

Equity Compensation Plans

The following table sets forth securities authorized for issuance under the OIP as of February 28, 2022. Figures below are presented on an as-converted basis.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options(3)	Number of securities remaining available for future issuance under equity compensation plan	Number of Securities to be issued upon exercise of outstanding RSUs	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by security holders(1)(2)	4,266,000	$0.61	2,518,170	2,339,928	2,627,332
Equity compensation plans not approved by security holders	-	-	-	-	-
Total	4,266,000	$0.61	2,518,170	2,339,928	2,627,332

(1)	The aggregate number of Common Shares available for issuance from treasury under the OIP, subject to adjustment, was initially 3,530,905, later amended to 5,015,488 with the approval of disinterested shareholders on August 23, 2019, later amended to 7,996,201 with the approval of disinterested shareholders on November 10, 2020, and later amended to 8,354,070 with the approval of disinterested shareholders on December 16, 2021 (7% of the Outstanding Shares). Any Share which was reserved for issuance pursuant to a Restricted Share Unit, which Restricted Share Unit has been cancelled or terminated in accordance with the terms of the Plan without being paid out as provided for in Article shall be returned to the Plan.

(2)	The maximum number of Shares which may be reserved for issuance to Insiders (as a group) under the Plan, together with any other Share Compensation Arrangement, including the grant of any Plan Optioned Shares, may not exceed 10% of the Outstanding Shares.
(3)	Excludes Restricted Share Units

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company within the past three years through February 28, 2022 which were not registered under the U.S. Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from the Company’s other share classes and new securities resulting from the modification of outstanding securities. The Company sold all of the securities listed below pursuant to: (a) the exemptions from registration provided by Section 4(a)(2) of the U.S. Securities Act and/or Rule 506(b) of Regulation D; (b) Rule 701 under the U.S. Securities Act (with respect to compensatory securities offered and sold to eligible persons); (c) section 3(a)(9) of the U.S. Securities Act; or (d) the exclusion from registration provided by Rule 903 of Regulation S.

Common Shares

Common Share transactions during the year ended February 28, 2022:

•	On March 1, 2021, the Company issued 40,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$30,000 upon the exercise of Common Share purchase warrants of the Company.
•	On March 4, 2021, the Company issued 1,200 Common Shares at a price per share of CAD$0.52 for a total aggregate consideration of CAD$624 upon the exercise of Common Share purchase warrants of the Company.
•	On March 17, 2021, the Company issued 4,375 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On March 29, 2021, the Company issued 27,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 19, 2021, the Company issued 78,750 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 21, 2021, the Company issued 13,663 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 23, 2021, the Company issued 11,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On May 10, 2021, the Company issued 103,900 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On May 18, 2021, the Company issued 29,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On June 15, 2021, the Company issued 63,750 Common Shares at a price per share of CAD$ 0.53 for total aggregate consideration of CAD$33,788 upon the exercise of stock options.
•	On June 22, 2021, the Company issued 22,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On June 28, 2021, the Company issued 28,875 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On August 20, 2021, the Company issued 129,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On September 17, 2021, the Company issued 875 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.

•	On September 29, 2021, the Company issued 22,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 12, 2021, the Company issued 87,700 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 19, 2021, the Company issued 36,525 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 21, 2021, the Company issued 6,163 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 25, 2021, the Company issued 11,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 28, 2021, the Company issued 58,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On December 29, 2021, the Company issued 18,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On January 24, 2022, the Company issued 22,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On February 7, 2022, the Company closed the first tranche (one of two tranches) of a private placement. The Company issued 13,115,725 units (the “Units”) at a price of CAD$0.35 per Unit for a total aggregate consideration of CAD$4,590,504. Each Unit is comprised of one common share of the Company and one warrant, with each whole warrant entitling the holder to purchase one common share of the Company for a period of up to thirty-six (36) months at a price of CAD$0.45.
•	On February 18, 2022, the Company closed the second tranche (second of two tranches) of a private placement. The Company issued 5,384,275 units (the “Units”) at a price of CAD$0.35 per Unit for a total aggregate consideration of CAD$1,884,496. Each Unit is comprised of one common share of the Company and one warrant, with each whole warrant entitling the holder to purchase one common share of the Company for a period of up to thirty-six (36) months at a price of CAD$0.45.
•	On February 18, 2022, the Company issued 222,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.

Common Share transactions during the year ended February 28, 2021:

•	On March 2, 2020, the Company issued 50,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$30,000 upon the exercise of Common Share purchase warrants of the Company.
•	On March 4, 2020, the Company issued 30,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$18,000 upon the exercise of Common Share purchase warrants of the Company.
•	On March 4, 2020, the Company issued 17,500 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$10,500 upon the exercise of Common Share purchase warrants of the Company.
•	On March 4, 2020, the Company issued 68,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$40,800 upon the exercise of Common Share purchase warrants of the Company.
•	On March 5, 2020, the Company issued 275,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$178,750 upon the exercise of Common Share purchase warrants of the Company.
•	On March 9, 2020, the Company issued 60,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$36,000 upon the exercise of Common Share purchase warrants of the Company.
•	On March 10, 2020, the Company issued 20,615 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$13,061 upon the exercise of Common Share purchase warrants of the Company.
•	On March 10, 2020, the Company issued 130,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$78,000 upon the exercise of Common Share purchase warrants of the Company.

•	On March 11, 2020, the Company issued 116,667 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$70,000 upon the exercise of Common Share purchase warrants of the Company.
•	On March 12, 2020, the Company issued 250,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$150,000 upon the exercise of Common Share purchase warrants of the Company.
•	On March 12, 2020, the Company issued 15,400 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$8,008 upon the exercise of Common Share purchase warrants of the Company.
•	On March 30, 2020, the Company issued 57,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 9, 2020, the Company issued 22,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 23, 2020, the Company issued 102,750 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On May 7, 2020, the Company issued 66,152 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$49,614 upon the exercise of Common Share purchase warrants of the Company.
•	On May 12, 2020, the Company issued 180,769 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$117,500 upon the exercise of Common Share purchase warrants of the Company.
•	On May 15, 2020, the Company issued 112,500 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$73,125 upon the exercise of Common Share purchase warrants of the Company.
•	On May 19, 2020, the Company issued 10,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$6,500 upon the exercise of Common Share purchase warrants of the Company.
•	On May 21, 2020, the Company issued 29,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On May 21, 2020, the Company issued 125,500 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$81,575 upon the exercise of Common Share purchase warrants of the Company.
•	On May 25, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$65,000 upon the exercise of Common Share purchase warrants of the Company.
•	On May 27, 2020, the Company issued 10,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$6,500 upon the exercise of Common Share purchase warrants of the Company.
•	On May 28, 2020, the Company issued 400,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$260,000 upon the exercise of Common Share purchase warrants of the Company.
•	On May 29, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$65,000 upon the exercise of Common Share purchase warrants of the Company.
•	On June 2, 2020, the Company issued 91,237 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$59,304 upon the exercise of Common Share purchase warrants of the Company.
•	On June 3, 2020, the Company issued 24,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$15,600 upon the exercise of Common Share purchase warrants of the Company.
•	On June 4, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$6,500 upon the exercise of Common Share purchase warrants of the Company.

•	On June 5, 2020, the Company issued 300,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$195,000 upon the exercise of Common Share purchase warrants of the Company.
•	On June 10, 2020, the Company issued 181,000 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$117,650 upon the exercise of Common Share purchase warrants of the Company.
•	On June 11, 2020, the Company issued 95,065 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$117,650 upon the exercise of Common Share purchase warrants of the Company.
•	On June 12, 2020, the Company issued 360,000 Common Shares at a price per share of CDN$0.65 for total aggregate consideration of CAD$234,000 upon the exercise of Common Share purchase warrants of the Company.
•	On June 16, 2020, the Company issued 288,300 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$187,395 upon the exercise of Common Share purchase warrants of the Company.
•	On June 19, 2020, the Company issued 648,100 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$421,265 upon the exercise of Common Share purchase warrants of the Company.
•	On June 22, 2020, the Company issued 22,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On June 22, 2020, the Company issued 66,308 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$43,100 upon the exercise of Common Share purchase warrants of the Company.
•	On June 23, 2020, the Company issued 201,156 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$130,751 upon the exercise of Common Share purchase warrants of the Company.
•	On June 24, 2020, the Company issued 102,661 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$66,730 upon the exercise of Common Share purchase warrants of the Company.
•	On June 25, 2020, the Company issued 340,616 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$221,400 upon the exercise of Common Share purchase warrants of the Company.
•	On June 26, 2020, the Company issued 381,383 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$247,899 upon the exercise of Common Share purchase warrants of the Company.
•	On June 26, 2020, the Company issued 28,875 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On June 29, 2020, the Company issued 292,225 Common Shares at a price per share of CAD$0.65 for total aggregate consideration of CAD$189,946 upon the exercise of Common Share purchase warrants of the Company.
•	On July 14, 2020, the Company issued 5,500 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$4,125 upon the exercise of Common Share purchase warrants of the Company.
•	On July 15, 2020, the Company issued 747,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$560,250 upon the exercise of Common Share purchase warrants of the Company.
•	On July 16, 2020, the Company issued 315,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$236,250 upon the exercise of Common Share purchase warrants of the Company.
•	On July 17, 2020, the Company issued 475,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$356,250 upon the exercise of Common Share purchase warrants of the Company.
•	On July 17, 2020, the Company issued 22,320 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$11,606 upon the exercise of Common Share purchase warrants of the Company.

•	On July 21, 2020, the Company issued 6,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$4,500 upon the exercise of Common Share purchase warrants of the Company.
•	On July 22, 2020, the Company issued 12,696 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$6,602 upon the exercise of Common Share purchase warrants of the Company.
•	On July 24, 2020, the Company issued 56,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$42,000 upon the exercise of Common Share purchase warrants of the Company.
•	On July 27, 2020, the Company issued 500,000 Common Shares at a price per share of CAD$0.363 for total aggregate consideration of CAD$181,500 upon the exercise of stock options.
•	On July 27, 2020, the Company issued 400,000 Common Shares at a price per share of CAD$0.33 for total aggregate consideration of CAD$132,000 upon the exercise of stock options.
•	On July 29, 2020, the Company issued 123,750 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$64,350 upon the exercise of stock options.
•	On July 31, 2020, the Company issued 54,250 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$28,210 upon the exercise of Common Share purchase warrants of the Company.
•	On August 10, 2020, the Company issued 3,561 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$1,852 upon the exercise of Common Share purchase warrants of the Company.
•	On August 20, 2020, the Company issued 165,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On August 25, 2020, the Company issued 40,000 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$20,800 upon the exercise of stock options.
•	On August 26, 2020, the Company 3,750 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On August 27, 2020, the Company issued 105,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$78,750 upon the conversion of Common Share purchase warrants of the Company.
•	On September 9, 2020, the Company sold 15,640,000 units at an offering price of $0.65 (CAD$0.85) per Unit for aggregate net proceeds to the Company of approximately $9.2 million (CAD$10.1 million). Each unit consisted of one common share and one –half of one common share purchase warrant. Each whole warrant entitles the holder to purchase, subject to adjustment in certain circumstances, one additional common share at a price of CAD$1.10 per common share until September 9, 2023.
•	On September 17, 2020, the Company issued 57,850 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On September 18, 2020, the Company issued 33,100 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$17,212 upon the exercise of stock options.
•	On September 29, 2020, the Company issued 57,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 19, 2020, the Company issued 80,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 21, 2020, the Company issued 9,109 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 23, 2020, the Company issued 11,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On November 16, 2020, the Company issued 29,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On December 29, 2020, the Company issued 28,875 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On December 30, 2020, the Company issued 6,160 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$3,203 upon the exercise of Common Share purchase warrants of the Company.

•	On January 12, 2021, the Company issued 95,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$71,250 upon the exercise of Common Share purchase warrants of the Company.
•	On January 13, 2021, the Company issued 15,500 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$11,625 upon the exercise of Common Share purchase warrants of the Company.
•	On January 14, 2021, the Company issued 572,400 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$429,300 upon the exercise of Common Share purchase warrants of the Company.
•	On January 14, 2021, the Company issued 34,300 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$17,836 upon the exercise of stock options.
•	On January 15, 2021, the Company issued 331,900 Common Shares at a price per share of CAN$0.75 for total aggregate consideration of CAN$248,925 upon the conversion of Common Share purchase warrants of the Company.
•	On January 15, 2021, the Company issued 110,000 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$57,200 upon the exercise of Common Share purchase warrants of the Company.
•	On January 18, 2021, the Company issued 50,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$37,500 upon the exercise of Common Share purchase warrants of the Company.
•	On January 18, 2021, the Company issued 5,000 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$5,500 upon the exercise of Common Share purchase warrants of the Company.
•	On January 19, 2021, the Company issued 17,556 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$9,129 upon the exercise of Common Share purchase warrants of the Company.
•	On January 19, 2021, the Company issued 2,500 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$1,875 upon the exercise of Common Share purchase warrants of the Company.
•	On January 20, 2021, the Company issued 99,200 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$74,400 upon the exercise of Common Share purchase warrants of the Company.
•	On January 21, 2021, the Company issued 25,000 Common Shares at a price per share of CAND$1.10 for total aggregate consideration of CAD$27,500 upon the exercise of Common Share purchase warrants of the Company.
•	On January 21, 2021, the Company issued 17,136 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$8,911 upon the exercise of Common Share purchase warrants of the Company.
•	On January 22, 2021, the Company issued 22,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On January 22, 2021, the Company issued 72,600 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$79,860 upon the exercise of Common Share purchase warrants of the Company.
•	On January 22, 2021, the Company issued 249,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$186,750 upon the exercise of Common Share purchase warrants of the Company.
•	On January 25, 2021, the Company issued 68,350 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$75,185 upon the exercise of Common Share purchase warrants of the Company.
•	On January 25, 2021, the Company issued 110,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$82,500 upon the exercise of Common Share purchase warrants of the Company.
•	On January 26, 2021, the Company issued 60,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$45,000 upon the exercise of Common Share purchase warrants of the Company.

•	On January 27, 2021, the Company issued 25,000 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$27,500 upon the exercise of Common Share purchase warrants of the Company.
•	On February 2, 2021, the Company issued 2,000 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$1,040 upon the exercise of Common Share purchase warrants of the Company.
•	On February 4, 2021, the Company issued 20,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$15,000 upon the exercise of Common Share purchase warrants of the Company.
•	On February 9, 2021, the Company issued 195,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$146,250 upon the exercise of Common Share purchase warrants of the Company.
•	On February 10, 2021, the Company issued 66,000 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$72,600 upon the exercise of Common Share purchase warrants of the Company.
•	On February 10, 2021, the Company issued 141,800 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$106,350 upon the exercise of Common Share purchase warrants of the Company.
•	On February 11, 2021, the Company issued 384,150 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$422,565 upon the exercise of Common Share purchase warrants of the Company.
•	On February 11, 2021, the Company issued 130,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$97,500 upon the exercise of Common Share purchase warrants of the Company.
•	On February 12, 2021, the Company issued 75,000 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$82,500 upon the exercise of Common Share purchase warrants of the Company.
•	On February 12, 2021, the Company issued 102,300 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$76,725 upon the exercise of Common Share purchase warrants of the Company.
•	On February 16, 2021, the Company issued 20,000 Common Shares at a price per share of CAD$1.30 for total aggregate consideration of CAD$246,125 upon the exercise of Common Share purchase warrants of the Company.
•	On February 16, 2021, the Company issued 223,750 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$82,500 upon the exercise of Common Share purchase warrants of the Company.
•	On February 16, 2021, the Company issued 350,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$262,500 upon the exercise of Common Share purchase warrants of the Company.
•	On February 17, 2021, the Company issued 60,000 Common Shares at a price per share of CAD$1.30 for total aggregate consideration of CAD$78,000 upon the exercise of Common Share purchase warrants of the Company.
•	On February 17, 2021, the Company issued 55,000 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$60,500 upon the exercise of Common Share purchase warrants of the Company.
•	On February 18, 2021, the Company issued 28,400 Common Shares at a price per share of CAD$1.30 for total aggregate consideration of CAD$36,920 upon the exercise of Common Share purchase warrants of the Company.
•	On February 18, 2021, the Company issued 34,500 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$25,875 upon the exercise of Common Share purchase warrants of the Company.
•	On February 18, 2021, the Company issued 29,354 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$32,289 upon the exercise of Common Share purchase warrants of the Company.

•	On February 18, 2021, the Company issued 28,050 Common Shares at a price per share of CAD$1.00 for total aggregate consideration of CAD$28,050 upon the exercise of Common Share purchase warrants of the Company.
•	On February 19, 2021, the Company issued 116,500 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$87,375 upon the exercise of Common Share purchase warrants of the Company.
•	On February 22, 2021, the Company issued 18,500 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$13,875 upon the exercise of Common Share purchase warrants of the Company.
•	On February 22, 2021, the Company issued 5,850 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$6,435 upon the exercise of Common Share purchase warrants of the Company.
•	On February 23, 2021, the Company issued 7,500 Common Shares at a price per share of CAD$1.10 for total aggregate consideration of CAD$8,250 upon the exercise of Common Share purchase warrants of the Company.
•	On February 22, 2021, the Company issued 20,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$15,000 upon the exercise of Common Share purchase warrants of the Company.
•	On February 26, 2021, the Company issued 129,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.

Common Share transactions during the year ended February 29, 2020:

•	On March 12, 2019, the Company issued 145,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On March 29, 2019, the Company closed an over-subscribed private placement. The Company issued 4,375,271 units (the “Units”) at a price of CAD$0.65 per Unit. Each Unit is comprised of one common share and one warrant, with each whole warrant entitling the holder to purchase one common share of the Company for a period of up to fifteen months at a price of CAD$0.85.
•	On March 29, 2019, the Company issued 188,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 12, 2019, the Company issued 10,100 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 22, 2019, the Company issued 65,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On April 23, 2019, the Company issued 7,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On May 16, 2019, the Company issued 44,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On May 21, 2019, the Company issued 10,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$6,000 upon the exercise of Common Share purchase warrants of the Company.
•	On June 17, 2019, the Company issued 50,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$30,000 upon the exercise of Common Share purchase warrants of the Company.
•	On June 24, 2019, the Company issued 22,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On June 26, 2019, the Company issued 18,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On July 12, 2019, the Company issued 10,100 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On July 24, 2019, the Company issued 7,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.

•	On August 6, 2019, the Company issued 472,250 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$283,350 upon the exercise of Common Share purchase warrants of the Company.
•	On August 14, 2019, the Company issued 100,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$60,000 upon the exercise of Common Share purchase warrants of the Company.
•	On August 20, 2019, the Company issued 310,750 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On August 23, 2019, the Company issued 41,995 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$25,197 upon the exercise of Common Share purchase warrants of the Company.
•	On September 30, 2019, the Company issued 57,000 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 8, 2019, the Company issued 131,755 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$79,053 upon the exercise of Common Share purchase warrants of the Company.
•	On October 15, 2019, the Company issued 10,100 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 21, 2019, the Company issued 97,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 23, 2019, the Company issued 11,250 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On October 29, 2019, the Company closed an Offering of units for aggregate gross proceeds of CAD$6.64 million. The Company issued 12,769,626 units (the “Units”) at a price of CAD$0.52 per Unit. Each Unit consists of one common share of the Company and one common share purchase warrant, with each warrant entitling the holder to purchase one share of the Company at the price of CAD$0.75 per share until October 29, 2022. The Company issued to the agent an aggregate of 735,229 broker warrants, each Broker warrant entitling the holder to purchase one share at the price of CAD$0.52 per share until October 29, 2022.
•	On November 18, 2019, the Company issued 29,500 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On December 27, 2019, the Company issued 28,875 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
•	On December 31, 2019, the Company issued 26,500 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$15,900 upon the exercise of Common Share purchase warrants of the Company.
•	On January 7, 2020, the Company issued 1,925 Common Shares at a price per share of CAD$0.52 for total aggregate consideration of CAD$1,001 upon the exercise of Common Share purchase warrants of the Company.
•	On January 7, 2020, the Company issued 40,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$24,000 upon the exercise of Common Share purchase warrants of the Company.
•	On January 9, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$60,000 upon the exercise of Common Share purchase warrants of the Company.
•	On January 13, 2020, the Company issued 92,500 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$84,500 upon the exercise of Common Share purchase warrants of the Company.
•	On January 16, 2020, the Company issued 20,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$12,000 upon the exercise of Common Share purchase warrants of the Company.
•	On January 17, 2020, the Company issued 20,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$12,000 upon the exercise of Common Share purchase warrants of the Company.

●	On January 22, 2020, the Company issued 75,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$45,000 upon the exercise of Common Share purchase warrants of the Company.
●	On January 24, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$60,000 upon the exercise of Common Share purchase warrants of the Company.
●	On January 28, 2020, the Company issued 120,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$72,000 upon the exercise of Common Share purchase warrants of the Company.
●	On January 29, 2020, the Company issued 122,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$73,200 upon the exercise of Common Share purchase warrants of the Company.
●	On January 30, 2020, the Company issued 145,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$87,000 upon the exercise of Common Share purchase warrants of the Company.
●	On February 3, 2020, the Company issued 90,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$54,000 upon the exercise of Common Share purchase warrants of the Company.
●	On February 4, 2020, the Company issued 175,000 Common Shares at a price per share of CAD$0.33 for total aggregate consideration of CAD$57,750 upon the exercise of stock options.
●	On February 10, 2020, the Company issued 312,700 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$187,620 upon the exercise of Common Share purchase warrants of the Company.
●	On February 11, 2020, the Company issued 20,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$15,000 upon the exercise of Common Share purchase warrants of the Company.
●	On February 11, 2020, the Company issued 104,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CDN$62,400 upon the exercise of Common Share purchase warrants of the Company.
●	On February 11, 2019, the Company issued 10,100 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
●	On February 12, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$75,000 upon the exercise of Common Share purchase warrants of the Company.
●	On February 13, 2020, the Company issued 456,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$273,600 upon the exercise of Common Share purchase warrants of the Company.
●	On February 14, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$75,000 upon the exercise of Common Share purchase warrants of the Company.
●	On February 18, 2020, the Company issued 50,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$37,500 upon the exercise of Common Share purchase warrants of the Company.
●	On February 18, 2020, the Company issued 235,333 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$141,200 upon the exercise of Common Share purchase warrants of the Company.
●	On February 19, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$75,000 upon the exercise of Common Share purchase warrants of the Company.
●	On February 19, 2020, the Company issued 253,850 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$75,000 upon the exercise of Common Share purchase warrants of the Company.
●	On February 20, 2020, the Company issued 100,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$60,000 upon the exercise of Common Share purchase warrants of the Company.

●	On February 20, 2019, the Company issued 210,750 Common Shares upon the vesting of the RSUs of LexaGene. No consideration was received by the Company for the issuance.
●	On February 21, 2020, the Company issued 50,000 Common Shares at a price per share of CAD$0.75 for total aggregate consideration of CAD$37,500 upon the exercise of Common Share purchase warrants of the Company.
●	On February 24, 2020, the Company issued 373,000 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$223,800 upon the exercise of Common Share purchase warrants of the Company.
●	On February 26, 2020, the Company issued 146,555 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$87,933 upon the exercise of Common Share purchase warrants of the Company.
●	On February 27, 2020, the Company issued 67,500 Common Shares at a price per share of CAD$0.60 for total aggregate consideration of CAD$40,500 upon the conversion of Common Share purchase warrants of the Company.

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

This registration statement relates to the Company’s Common Shares. The Company is authorized to issue an unlimited number of Common Shares, of which there are 138,597,623 Common Shares outstanding as of June 28, 2022. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s notice of articles and articles, as amended (the “Articles”), which are included as Exhibits 3.1 and 3.2 to this registration statement.

The Company’s authorized share capital consists of an unlimited number of Common Shares.

Each holder of a Common Share is entitled to: (i) one vote at all meetings of Shareholders; (ii) a pro rata share of any dividends or other distributions declared payable by the Board; and (iii) a pro rata share of any distribution of the Issuer’s assets on any winding up or dissolution of the Issuer. Other than as disclosed herein, there are no pre-emptive rights; conversion or exchange rights; redemption, retraction, purchase for cancellation or surrender provisions; sinking or purchase fund provisions; provisions permitting or restricting the issuance of additional securities; or any other material restrictions or provisions requiring a security holder to contribute additional capital, which are applicable to the Company’s Common Shares.

Voting Rights

All holders of Common Shares will be entitled to receive notice of any meeting of Shareholders of the Company, and to attend, vote and speak at such meetings, except those meetings at which only holders of a specific class of shares, other than the Common Shares, are entitled to vote separately as a class under the BCBCA. A quorum for the transaction of business at a meeting of Shareholders is present if Shareholders who, together, hold not fewer than 25% of the votes attaching to the outstanding voting shares entitled to vote at the meeting are present in person or represented by proxy.

On all matters upon which holders of Common Shares are entitled to vote, each Common Share is entitled to one vote per Common Share.

Dividend Rights

Holders of Common Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Company’s Board may from time to time determine. The Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is insolvent; or (ii) the payment of the dividend would render the Company insolvent.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its Shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Common Shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities.

Pre-emptive and Redemption Rights

Holders of Common Shares will not have any pre-emptive or redemption rights.

Certain Amendments

In addition to any other voting right or power to which the holders of Common Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Common Shares shall each be entitled to vote separately as a class, in addition to any other vote of Shareholders that may be required, in respect of any alteration, repeal or amendment of the Company’s Articles which would adversely affect the rights or special rights of the holders of Common Shares.

The rights, privileges, conditions and restrictions attaching to the Common Shares may be modified if the amendment is authorized by not less than 66 2/3% of the votes cast at a meeting of holders of Common Shares duly held for that purpose.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, the Company may, subject to Section 163 of the BCBCA:

(a)	Indemnify an individual who:

(i)	is or was a director or officer of the Company;

(ii)	is or was a director or officer of another corporation at a time when such corporation is or was an affiliate of the Company; or

(iii)	at the Company’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Company must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Company or an eligible party, the court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e)	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under Article 20.2 of the Company’s Articles, and subject to the BCBCA, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and it must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in the Company’s Articles.

Under Article 20.3 of the Company’s Articles, and subject to any restrictions in the BCBCA, the Company may indemnify any person. The Company has entered into indemnity agreements or employment agreements containing indemnification provisions with certain of the Company’s directors and officers. Under these indemnification provisions, an executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification by the Company for certain expenses to the fullest extent permitted by applicable law. The Company believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.4 of the Company’s Articles, the failure of an eligible party to comply with the BCBCA or the Company’s Articles does not invalidate any indemnity to which he or she is entitled under the Company’s Articles.

Under Article 20.5 of the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) at the request of the Company, is or was a director, officer, employee or agent of another corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or a partnership, trust, joint venture or other unincorporated entity; (d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

The Company has an insurance policy covering its directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the U.S. Securities Act, may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement appear under Item 15, beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 7, 2021, the Company accepted the resignation of Manning Elliot LLP (“Manning”), which was previously engaged as the Company’s independent auditor to audit the Company’s financial statements. On May 10, 2021, the Company engaged RSM US LLP (“RSM”) as its independent auditor. This change in auditors was recommended to the Company’s Board of Directors by the Audit Committee and approved by the Board of Directors.

The report provided by Manning on the Company’s financial statements for the fiscal year ended February 29, 2020 contained an explanatory paragraph as to the Company’s ability to continue as a going concern. Other than such going concern uncertainty, Manning’s report did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

In connection with the audit of the Company’s financial statements for the year ended February 29, 2020, and in the subsequent interim periods preceding the dismissal of Manning, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and Manning on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Manning Elliott would have caused it to make reference to the subject matter thereof in connection with its report for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Prior to engaging RSM as the Company’s independent auditor, the Company had not consulted RSM regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or a reportable event, nor did the Company consult with RSM regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused the prior auditor to make reference to the subject matter of the disagreements in connection with its reports.

The Company provided Manning with a copy of the disclosure above prior to its filing with the SEC as a part of this registration statement and requested that Manning furnish the Company with a letter addressed to the SEC stating whether it agrees with above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated June 22, 2022, is filed as Exhibit 16.1 to this registration statement.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

LexaGene Holdings Inc. Consolidated Financial Statements as of February 28, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of LexaGene Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LexaGene Holdings, Inc. and its subsidiaries (the Company) as of February 28, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and operating cash flow deficits. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company's auditor since 2021.

Boston, Massachusetts

June 28, 2022

LEXAGENE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(expressed in US Dollars)

	February 28,
	2022	2021
ASSETS
Current assets
Cash	$4,722,710	$9,624,259
Accounts receivable	14,375	44,084
Inventories	1,396,223	1,065,929
Prepaid expenses and other current assets	439,831	384,621
Total current assets	$6,573,139	$11,118,893
Property and equipment, net	369,449	515,218
Right-of-use asset, net	1,161,956	1,483,195
Intangible license, net	48,191	61,900
Other long-term assets	48,087	-
Total assets	$8,200,822	$13,179,206

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable	$219,239	$333,850
Accrued and other current liabilities	352,175	382,692
Lease obligations - current	325,271	341,913
Total current liabilities	$896,685	$1,058,455

Lease liabilities – non-current	838,108	1,141,283
Total liabilities	1,734,793	2,199,738
Commitments (Note 16)
Equity
Common shares, nil par value; unlimited shares authorized as of February 28, 2022 and 2021; 138,106,860 and 118,566,834 issued	40,384,516	35,839,063
Additional paid-in capital	9,833,452	8,098,015
Accumulated deficit	(44,107,572)	(33,148,882)
Accumulated other comprehensive income	355,633	191,272
Total shareholders’ equity	6,466,029	10,979,468
Total liabilities and shareholders’ equity	$8,200,822	$13,179,206

See Notes to Consolidated Financial Statements

LEXAGENE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(expressed in US Dollars)

	Year Ended February 28,
	2022	2021
Revenues	$75,314	$58,125
Cost of revenues
Net shipping costs	$9,087	$-
Cost of goods sold	96,919	38,518
Manufacturing costs	437,341	121,453
	$543,347	$159,971
Gross loss	$(468,033)	$(101,846)

Selling, marketing and promotion expenses	$2,210,213	$1,959,345
General and administrative expenses	2,259,584	2,348,902
Research and development expenses	6,020,138	5,833,399
	$10,489,935	$10,141,646

Operating loss	$(10,957,968)	$(10,243,492)

Other income
Foreign exchange gain	$722	$81
Net loss	$(10,958,690)	$(10,243,411)

Other comprehensive income (loss)
Foreign currency translation adjustments	164,361	261,149
Net loss and comprehensive loss	$(10,794,329)	$(9,982,262)
Net loss per common share, basic and diluted	$(0.09)	$(0.10)
Weighted average common shares used in computing net loss per common share, basic and diluted	119,976,237	103,619,326

See Notes to Consolidated Financial Statements

LEXAGENE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

(expressed in US Dollars)

	Common Shares		Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Total Equity
Balance – March 1, 2020	89,535,388	$19,945,605	$6,878,513	$(22,905,471)	$(69,877)	$3,849,770
Shares issued in prospectus offering, net of issuance costs	15,640,000	7,647,468	1,545,664	-	-	9,193,132
Share issuance costs	-	(43,006)	-	-	-	(43,006)
Share issuance costs – warrants	-	(204,441)	204,441	-	-	-
Share-based payment of stock options	1,331,150	464,089	490,183	-	-	954,272
Share-based payment of restricted share units	857,209	560,518	242,102	-	-	802,620
Warrants exercised	11,203,087	7,468,830	(1,262,888)	-	-	6,205,942
Comprehensive income (loss) for the year	-	-	-	(10,243,411)	261,149	(9,982,262)
Balance – February 28, 2021	118,566,834	$35,839,063	$8,098,015	$(33,148,882)	$191,272	$10,979,468
Shares issued in a private placement	18,500,000	3,855,209	1,139,791	-	-	4,995,000
Share issuance costs	-	(51,224)	-	-	-	(51,224)
Warrants exercised	41,200	28,490	(4,302)	-	-	24,188
Options exercised	63,750	92,634	(64,862)	-	-	27,772
Restricted share units vested	935,076	620,344	(620,344)	-	-	-
Share-based payment of stock options	-	-	450,621	-	-	450,621
Share-based payment of restricted share units	-	-	834,533	-	-	834,533
Comprehensive income (loss) for the year	-	-	-	(10,958,690)	164,361	(10,794,329)
Balance – February 28, 2022	138,106,860	$40,384,516	$9,833,452	$(44,107,572)	$355,633	$6,466,029

See Notes to Consolidated Financial Statements

LEXAGENE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in US Dollars)

	Year Ended February 28,
	2022	2021
Cash flows from (used in) operating activities:
Net loss	$(10,958,690)	$(10,243,411)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of intangible license	11,030	13,923
Depreciation of property and equipment	163,629	155,285
Depreciation of right-of-use asset	321,240	305,604
Interest on right-of-use asset	68,286	82,500
Share-based payments	1,285,154	1,452,765
Gain on forgiveness of PPP loan	-	(108,178)
Changes in operating assets and liabilities:
Accounts receivable	29,709	(40,925)
Inventories	(330,294)	(1,065,929)
Prepaid expenses	(55,210)	(105,759)
Other long-term asset	(48,087)	-
Accounts payable and accrued liabilities	(144,833)	499,231
Net cash used in operating activities	$(9,658,066)	$(9,054,894)

Cash flows from investing activities:
Purchases of property and equipment	(17,860)	(68,126)
Net cash used in investing activities	$(17,860)	$(68,126)

Cash flows from financing activities
Proceeds from issuances of shares, net of issuance costs	4,943,776	9,150,127
Proceeds from stock option exercises	27,772	367,229
Proceeds from warrant exercises	24,188	6,248,494
Proceeds from PPP loan	-	108,178
Principal payments on lease liability	(388,103)	(388,103)
Net cash provided by financing activities	$4,607,633	$15,485,925
Net (decrease) increase in cash	(5,068,293)	6,362,905
Cash - beginning of year	9,624,259	3,185,535
Effects of foreign exchange	166,744	75,819
Cash - end of year	$4,722,710	$9,624,259

See Notes to Consolidated Financial Statements

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

1. DESCRIPTION OF BUSINESS AND PRESENTATION OF FINANCIAL STATEMENTS

Description of Business

LexaGene Holdings Inc. together with its subsidiaries, (collectively the “Company” or “LexaGene”) was incorporated on April 26, 2007, under the laws of the province of British Columbia, Canada. The head office and the principal address is located at 500 Cummings Ctr., Suite 4550, Beverly, Massachusetts, USA, 01915. The records office of the Company is located at 1055 West Georgia Street, Suite 1500, Vancouver, British Columbia, Canada, V6E 4N7. The Company’s common shares are publicly listed on the TSX Venture Exchange under the trading symbol “LXG” and quoted on the OTCQB under the symbol “LXXGF”.

The principal business of the Company is to research, develop and commercialize automated genetic analyzer devices in veterinary, clinical and life science industries.

Liquidity and Going Concern

At February 28, 2022, the Company had cash on hand of $4,722,710, an accumulated deficit of $(44,107,572), and has experienced cash outflows from operating activities since inception. The Company’s operations are dependent on obtaining additional financing to further develop its genetic analyzer, the MiQLab System, and generating cash flow from operations in the future.

Management’s plans to meet the Company’s current and future obligations are to raise capital in equity and private debt markets, private placements, rely on the financial support of its shareholders and related parties as well as to further expand commercial sales of the MiQLab. There can be no assurance that the Company will be successful in raising that additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital, the Company may be compelled to reduce the scope of its operations and planned capital expenditures.

The Company is subject to a number of risks similar to other early commercial stage life science companies, including, but not limited to commercially launching the Company’s products, development and market acceptance of the Company’s product candidates, development by its competitors of new technological innovations, protection of proprietary technology, and raising additional capital.

The COVID-19 pandemic has impacted and may continue to impact operations. The Company has established protocols for continued manufacturing, distribution and servicing of its products with safe social distancing and personal protective equipment measures and for remote work for certain employees not essential to on-site operations. To date these measures have been mostly successful but may not continue to function should the pandemic escalate and impact personnel. In 2021, the Company’s veterinary customers restricted the sales team’s access to their facilities and as a result, the Company had significantly reduced its sales and marketing staffing levels to reduce expenses. Although the Company did not see any material impact to accounts receivable during the period ended February 28, 2022, the Company’s exposure may increase if its customers continue to be adversely affected by the COVID-19 pandemic, including as a result of the spread of variants of the virus. Customers may reduce their purchases of products, depending on their needs and cash flow, which could negatively impact revenue. The ability of the Company’s shipping carriers to deliver products to customers may be disrupted. The Company has reviewed its suppliers and quantities of key materials and believes that it has sufficient stocks and alternate sources of critical materials including personal protective equipment should the supply chains become disrupted, although raw materials and plastics for the manufacturing of reagents and consumables are in high demand, and interruptions in supply are difficult to predict.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

The Company believes that its cash of $4,722,710 as of February 28, 2022 will not be sufficient to fund its current operating plan at least one year from issuance of these financial statements unless additional funds are raised. Certain elements of our operating plan cannot be considered probable.

These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year after the date that the financial statements are issued. Management has concluded the likelihood that its plan to successfully obtain sufficient funding from one or more of these sources or adequately reduce expenditures, while reasonably possible, is less than probable. Accordingly, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of these consolidated financial statements.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”), as defined in Section 2(a)(19) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). Under section 107(b) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), EGCs can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use the extended transition period for complying with new or revised accounting standards, and as a result of this election, the consolidated financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates. The Company can elect to early adopt, if permitted by the accounting standard. The Company may take advantage of this accommodation up until the last day of the fiscal year following the fifth anniversary of the date on which it first sells common equity securities pursuant to a registration statement under the U.S. Securities Act, or such earlier time that it is no longer an EGC.

Smaller Reporting Company Status

The Company is a “smaller reporting company” as defined in Exchange Act Rule 12b-2. As a result, the Company is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the aggregate worldwide market value of its common shares held by non-affiliates equaled or exceeded $250 million as of the prior June 30th, or (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year and the aggregate worldwide market value of its common shares held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets accounting principles generally accepted in the United States of America (“GAAP”) that the Company follows to ensure its financial condition, results of operations, and cash flows are consistently reported. References to GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Unless otherwise indicated, comparisons are to comparable prior periods, and 2022 and 2021 refer to the 12 months ended February 28, 2022, and February 28, 2021, respectively.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

The consolidated financial statements for the years ended February 28, 2022 and 2021, include the accounts of the Company, the Company’s wholly-owned Canadian subsidiary Bionomics Diagnostics Inc. (“BDI”) and the Company’s wholly-owned US subsidiary LexaGene, Inc. All inter-company transactions and balances have been eliminated.

The consolidated financial statements include the financial statements of LexaGene Holdings Inc. and its subsidiaries listed as follows:

		% Ownership Interest
Name	Country of Incorporation	2021	2020
Bionomics Diagnostics Inc.	Canada	100%	100%
LexaGene, Inc.	United States of America	100%	100%

Foreign Currency

These consolidated financial statements are expressed in US dollars (“USD”). The functional currency of the Company and its Canadian subsidiary is the Canadian dollar (“CAD”), and the USD for the Company’s US subsidiary. The Company’s presentation currency is the USD which aligns the Company’s presentation currency with the functional currency of its operations in the United States. Under this method, the Canadian entities are translated to USD.

Translation gains and losses resulting from the consolidation of operations in Canada are recognized in other comprehensive loss in the consolidated statements of comprehensive loss, and in accumulated other comprehensive loss as a separate component of shareholders’ equity on the consolidated statement of changes in equity. Net foreign currency transaction gains (losses) included in the consolidated results of operations amounted to $164,361 and $261,149 for the years ended February 28, 2022 and 2021, respectively.

Foreign exchange rates used for currency translation in these consolidated financial statements include:

Period End Dates	USD to CAD	CAD to USD
February 28, 2022	1.2698	0.7875
February 28, 2021	1.2685	0.7883

Period Averages	USD to CAD	CAD to USD
Year ended February 28, 2022	1.2528	0.7984
Year ended February 28, 2021	1.3343	0.7504

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company views its operations and manages its business in one operating segment, which is the business of developing and, launching commercially its diagnostic products.

Geographic Information

All sales to date were made in the United States of America.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Cash

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable

The Company’s accounts receivable consists of amounts due from product sales to commercial customers and goods and services tax (“GST”) receivable from the government of Canada. At each reporting period, management reviews historical loss information, characteristics of our customers, our credit practices and the economic conditions, along with all outstanding balances to determine if the facts and circumstances indicate the need for a credit loss allowance. Receivables are written off against these allowances in the period they are determined to be uncollectible. The Company does not require collateral and did not have an allowance for doubtful accounts at February 28, 2022 or 2021.

Inventories

Raw materials, work in process, and finished goods inventories are stated at the lower of cost and net realizable value, with cost being determined using a first-in, first-out (“FIFO”) method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. At the end of each reporting period, management reviews inventory and determines whether a write-down is required based on the assumptions about future demand of the Company’s products, estimated future sales, remaining shelf life and market conditions. The Company started capitalizing inventory effective July 14, 2020.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 — Quoted unadjusted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all observable inputs and significant value drivers are observable in active markets.

Level 3 — Model derived valuations in which one or more significant inputs or significant value drivers are unobservable, including assumptions developed by the Company.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

The fair value hierarchy prioritizes valuation inputs based on the observable nature of those inputs. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability (Note 3).

For certain financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate their fair values as of February 28, 2022 and 2021 because of their short-term nature.

The Company recognizes a loss allowance for expected credit losses on its financial assets when necessary. The amount of expected credit losses is updated at each reporting period to reflect changes in credit risk since initial recognition of the respective financial instruments. The Company did not recognize impairment losses during the years ended February 28, 2022, and 2021.

The Company has no hedging arrangements and does not apply hedge accounting.

Property and Equipment

Property and equipment are initially recognized at acquisition cost, including any costs directly attributable to bringing the assets to the location and condition necessary for it to be capable of operating in the manner intended by the Company. Property and equipment are subsequently measured using the cost model, cost less amortization and impairment. The costs of additions and improvements are capitalized, and the costs of maintenance and repairs are expensed as incurred.

Amortization is recognized on a straight-line basis to amortize the cost over the estimated useful life of the property and equipment as follows:

Computer equipment	3 years;
Furniture and fixtures	7 years;
Lab equipment	5 to 7 years;
Laboratory and leasehold improvements	Remaining lease term.

Significant improvements that extend the useful life of an asset are capitalized. Repairs and maintenance which do not extend the useful lives of assets are expensed as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are recognized.

Impairment of Non-Financial Assets

The Company reviews intangible assets with indefinite useful lives for impairment at least annually and reviews all intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Long-lived assets, such as property and equipment and intangible assets subject to depreciation and amortization, as well as indefinite lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than the Company had originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset or asset group to the future undiscounted cash flows the asset or asset group is expected to generate over their remaining lives. If the asset or asset group is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset or asset group. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. The useful life of the intangible asset is 10 years since the execution of the agreement with LLNS. There were no impairment losses recognized for the years ended February 28, 2022 and 2021.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Leases

At the inception of a contract, LexaGene assesses whether the arrangement may contain a lease. The Company recognizes a right-of-use asset and a corresponding lease liability for all arrangements in which it is a lessee, except for leases with a term of 12 months or less (short-term leases). Right-of-use assets are depreciated over the lease term from the commencement date of the lease over the shorter of the useful life of the right-of-use asset or the end of the lease term.

The lease liability is initially measured at the present value of the future lease payments from the commencement date of the lease to the end of the lease term. The lease term includes the period of any lease extension that in management’s assessment is reasonably certain to be exercised by the Company. The lease liability is measured at amortized cost using effective interest method.

The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever there is a change to the lease terms or a modification that is not accounted for as a separate lease. As changes in LexaGene’s lease payments are related to changes in the consumer price index, the lease liability is not remeasured due to the changes in lease payments unless the liability is remeasured for another reason. The excess of current lease payments over the lease payments at commencement date is recognized as rent expense.

Revenue Recognition

Revenues are recognized in accordance with ASC 606, Revenue from Contracts with Customers using the five-step model described below:

•	Identify contract with customer;
•	Identify performance obligations;
•	Determine transaction price;
•	Allocate transaction price to performance obligations;
•	Recognize revenue when performance obligations are satisfied.

Performance obligations are considered satisfied when control of the products has transferred to the customer, and the customer has full discretion over the use of the products, generally upon delivery. Delivery occurs at a point in time when the products have been shipped to the specific location requested by the customer, the customer takes control of the goods at a designated warehouse, the risks of obsolescence and loss have been transferred to the customer, and either the customer has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the Company has objective evidence that all criteria for acceptance have been satisfied. As at the end of the reporting period, there are no unfulfilled performance obligations.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

The Company elected to use a practical expedient to expense sales commissions as they are incurred because the amortization period would have been less than one year. The Company’s products are sold without any subsequent pricing adjustments or contingencies related to occurrence or non-occurrence of future events. Accordingly, there has been no variable consideration assessment. LexaGene’s sales require an advance payment or payment within 30 to 60 days, which is why there is no financing component associated with sales.

Accounts receivable are recognized when the goods are controlled by the customer at the point in time that the consideration is unconditional, and only the passage of time is required before payment is due. Any advance payments are recorded as a liability called deferred revenue.

Product revenue is generated by the sale of instruments and consumable diagnostic tests predominantly through the Company’s direct sales force in the United States. The Company does not offer product return or exchange rights (other than those relating to defective goods under warranty) or price protection allowances to its customers.

Revenue from the sale of consumable diagnostic tests (under instrument purchase agreements) is generally recognized upon shipment.

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers by type of products and services, as it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The following table disaggregates total revenue by major source:

	Year Ended February 28,
	2022	2021
Product revenue
Instruments and consumables	$75,314	$58,125
Total revenue	$75,314	$58,125

Revenue earned during the years ended February 28, 2022 and 2021 was derived from the customers located in the US.

Warranty Obligations

The Company provides for the estimated cost of standard product warranties for a period of twelve months since installation date. Due to limited sales history, warranty obligation is based on the Company’s best estimate of potential repair costs and is recognized at the time of revenue recognition. Accrual for warranty obligations is included in accrued and other liabilities in the consolidated balance sheet. Extended warranty agreements are considered service contracts. Changes in warranty obligations during the year were de minimis.

Contract-Related Balances

The Company has current contract liabilities (deferred revenue) in the amount of $23,560 as of February 28, 2022 (2021 - $2,500). Amount recognized in revenue during the year ended February 28, 2022 in connection with the contract liabilities was not material.

Significant Judgments and Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and related disclosures. We evaluate our estimates on an on-going basis, including those related to accounts receivable; inventory valuation; revenue recognition, share-based compensation. Our estimates are based on historical experience and on other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates. Significant judgments relate to the recognition of deferred income taxes, treatment of development costs, recoverability of the carrying value of intangible assets, and going concern.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Research and Development Costs

Costs incurred in the research and development of the Company’s product candidates are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, costs associated with the enhancements of developed products and include salaries and benefits, stock compensation, research-related facility and overhead costs, laboratory supplies, equipment and contract services.

Stock-Based Compensation and Value of Warrants

The Company issues stock-based awards to employees, generally in the form of stock options and restricted stock units. The Company accounts for stock-based awards in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, or ASC 718. ASC 718 requires all stock-based payments to employees, including grants of employee stock options, restricted stock units, and modifications to existing stock options, to be recognized in the consolidated statements of operations and comprehensive loss based on their grant date fair values. The fair value of awards is amortized on a straight-line basis over the requisite service period of the awards, which generally is the same as the vesting period. The number of RSUs and options expected to vest is viewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. Forfeitures are recognized as they occur.

The Company estimates the fair value of the stock-based awards to employees using the Black-Scholes-Merton option pricing model, which requires the input of highly subjective assumptions, including (a) the expected volatility of the stock, (b) the expected term of the award, (c) the risk-free interest rate and (d) expected dividends. The Company estimates expected volatility based on the historical volatility of the stock using the daily closing prices during the equivalent period of the calculated expected term of its stock-based awards. Expected life is estimated on the actual exercise and expiries of options. Risk-free rate is based on the Bank of Canada interest rate with a term that represents expected life of the options at grant date. The Company has not paid, and does not anticipate paying, cash dividends on shares of common stock; therefore, the expected dividend yield is assumed to be zero.

These assumptions used to determine stock compensation expense represent the Company’s best estimates, but the estimates involve inherent uncertainties and the application of judgment. As a result, if factors change and the Company uses significantly different assumptions or estimates, stock-based compensation expense could be materially different. Refer to Note 11 for further details on the Company’s stock-based compensation plan.

The fair value of warrants issued as units in private placements is estimated using the relative fair value method whereby the value of the warrants issued is estimated using the Black-Scholes Pricing Model and the value of the shares issued is based on the market price at the time of issuance. Total private placement proceeds are then allocated to shares and warrants based on their relative fair values.

Income Taxes

The Company applies ASC 740, Income Taxes (“ASC 740”) in accounting for uncertainty in income taxes. The Company does not have any material uncertain tax positions for which reserves would be required. The Company will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense.

Income tax expense comprises of current and deferred tax. Current tax and deferred tax are recognized in profit or loss, except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss).

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current period and any adjustment to income taxes payable in respect of previous periods.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Current tax expense is the expected tax payable on the taxable income for the period using tax rates enacted at year-end, adjusted for amendments to tax payable with regard to previous years. Deferred tax assets and liabilities are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled.

A deferred tax asset is recognized to the extent that is probable that future taxable profits will be available against which the asset can be utilized. The Company realizes deferred income tax assets to the extent that it is more likely than not to be realized and provides a valuation allowance against any excess that may not be realized.

Basic and Diluted Net Loss per Share

Basic loss per share is calculated using the weighted average number of common shares outstanding during the period. The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method the dilutive effect on earnings per share is calculated presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be antidilutive. Shares held in escrow, other than where their release is subject to the passage of time, are not included in the calculation of the weighted average number of common shares outstanding.

Recent Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Accounting Standards Issued, To Be Adopted

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”) which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after a modification or exchange. This standard is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply this standard prospectively to modifications or exchanges occurring on or after the effective date of this standard. The Company is currently evaluating the impact that this new standard will have on its financial statements.

In July 2021, the FASB issued ASU 2021-05—Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. ASU is intended to improve lessor accounting for certain leases with variable payments. After adoption of the ASU, the lessor is required to classify and account for a lease with variable payments as an operating lease if the lease would have been classified as a sales-type lease or a direct financing lease and if the lessor would have otherwise recognized a day-one loss. No day-one loss or profit is recognized under operating lease accounting. This ASU is effective for fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In October 2021, the FASB issued ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. Under this approach, the acquirer applies the revenue model as if it had originated the contracts as compared to the previous approach of measuring contract assets and contract liabilities at fair value. This ASU is effective for fiscal years beginning after December 15, 2022. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In November 2021, the FASB issued ASU No. 2021-10, Government Assistance, to require entities to disclose information about certain types of government assistance they receive, including cash grants and tax credits. Among other things, the new guidance requires expanded disclosure regarding the qualitative and quantitative characteristics of the nature, amount, timing, and significant terms and conditions of transactions with a government arising from a grant or other forms of assistance accounted for under a contribution model. The ASU is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company will adopt this guidance effective March 1, 2022, using a prospective method. The adoption of this guidance is not expected to have a material impact on the Company’s disclosures.

3. FAIR VALUE MEASUREMENTS

The Company measures the following financial assets at fair value on a recurring basis. There were no transfers between levels of the fair value hierarchy during any of the periods presented. The following tables set forth the Company’s financial assets and liabilities carried at fair value categorized using the lowest level of input applicable to each financial instrument as of February 28, 2022 and 2021:

	Balance at February 28, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash	$4,722,710	$4,722,710	$-	$-

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

	Balance at February 28, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash	$9,624,259	$9,624,259	$-	$-

4.  ACCOUNTS RECEIVABALE

Accounts receivable are recognized when the goods are controlled by the customer at the point in time that the consideration is unconditional, and only the passage of time is required before payment is due. Any advance payments are recorded as a liability called deferred revenue.

Accounts receivable consists of the following:

	Year Ended February 28,
	2022	2021
Accounts receivable	$14,375	$44,084
Less: loss allowance	-	-
Total accounts receivable	$14,375	$44,084

The Company assesses, on a forward-looking basis, the expected credit losses associated with its assets carried at fair value. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables only, the Company applies the approach permitted by ASU 2016-13, which requires expected lifetime losses to be recognized from initial recognition of the receivables. The Company recognizes a loss allowance for expected credit losses on its financial assets when necessary. The amount of expected credit losses is updated at each reporting period to reflect changes in credit risk since initial recognition of the respective financial instruments. The Company did not recognize impairment losses during the years ended February 28, 2022, and 2021. Trade receivables are non-interest bearing and are on 30- to 60-day terms.

As at February 28, 2022 and 2021, no trade receivables were impaired. The ageing analysis of trade receivables is as follows:

	Year Ended February 28,
	2022	2021
Amounts Past Due:
Current	$7,368	$33,250
Past due 1-30 days	-	10,834
Past due 31-60 days	-	-
Past due 61-120 days	2,965	-
Past due more than 120 days	4,042	-
Total accounts receivable	$14,375	$44,084

Amounts in accounts receivable are based on customer sales, and goods and service tax refunds due to the Company from the Canada Revenue Agency. As of February 28, 2022, the amount receivable of $14,375 was in relation to GST refunds. Amounts due for more than 61 days relate to GST receivable from Canada Revenue Agency and are not considered impaired. The amount of $7,368 was received subsequent to the year-end. As of February 28, 2021, $33,250 related to customer sales and $10,834 was in relation to GST refunds.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

5. INVENTORIES

Inventories consist of the following:

	Year Ended February 28,
	2022	2021
Raw materials	$724,584	$749,626
Work-in-process	584,243	279,638
Finished goods	87,396	36,665
Total inventories	$1,396,223	$1,065,929

Cost comprises of direct materials and delivery costs, direct labor, import duties and other taxes, an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity.  Costs of purchased inventory are determined after deducting rebates and discounts received or receivable. The costs are reflected in Cost of goods sold in the Statement of operations and comprehensive loss as cost of inventory sold at the time of sale of the related inventories.

6. INTANGIBLE LICENSE

On February 4, 2015, the Company and Lawrence Livermore National Security (“LLNS”) entered into a license agreement, whereby the Company has exclusive right to develop, manufacture and sell pathogen detection devices designed to identify bacteria and viruses that can cause disease with applications in both food safety and healthcare.

As consideration for the license agreement, the Company paid a non-refundable License Issue Fee of $60,000.

In addition, the Company is required to pay to LLNS a non-refundable US Maintenance Patent Fee of $45,000 as follows:

•	$15,000 (paid) on or before February 29, 2016;
•	$15,000 (paid) on or before February 28, 2019; and
•	$15,000 to be paid on or before February 28, 2023.

In the event that the Company grants sublicenses, the Company will collect an issue fee equal to or greater than the License Issue Fee mentioned above. The Company will pay to LLNS 50% of any License Issue Fee from sublicensing.

In addition, the Company will pay LLNS a minimum annual royalty. This minimum annual royalty will be credited against the earned royalty of 3% due on all net sales. The minimum annual royalty is due as follows:

•	$5,000 (paid) on or before February 28, 2017;
•	$10,000 (paid) on or before February 28, 2018;
•	$10,000 (paid) on or before February 28, 2019;
•	$25,000 on or before February 28, 2021 and each year thereafter.

The license agreement will remain in effect until the expiration or abandonment of the last of the patent rights.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

A continuity schedule of changes in carrying value of the intangible license:

Cost
Balance, February 29, 2020	$109,140
Additions	-
Effect of foreign exchange differences	6,397
Balance, February 28, 2021	$115,537
Additions	-
Effect of foreign exchange differences	(117)
Balance, February 28, 2022	$115,420

Accumulated amortization
Balance, February 29, 2020	$41,572
Additions	5,668
Effect of foreign exchange differences	6,397
Balance, February 28, 2021	$53,637
Additions	11,030
Effect of foreign exchange differences	2,562
Balance, February 28, 2022	$67,229

Carrying values
February 28, 2021	$61,900
February 28, 2022	$48,191

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

7. PROPERTY AND EQUIPMENT

As of February 28, 2022, and 2021, the continuity schedule of changes in the net book value of property and equipment is as follows:

Cost	Computer Equipment	Lab Equipment	Furniture & Fixtures	Leasehold Improvements	Total
Balance, February 29, 2020	$15,577	$375,644	$88,062	$406,749	$886,032
Additions	-	61,157	-	6,969	68,126
Balance, February 28, 2021	$15,577	$436,801	$88,062	$413,718	$954,158
Additions	-	12,135	-	5,725	17,860
Balance, February 28, 2022	$15,577	$448,936	$88,062	$419,443	$972,018

Accumulated amortization
Balance, February 29, 2020	$8,921	$138,538	$27,544	$108,652	$283,655
Additions	4,090	77,584	14,677	58,934	155,285
Balance, February 28, 2021	$13,011	$216,122	$42,221	$167,586	$438,940
Additions	1,718	86,713	14,677	60,521	163,629
Balance, February 28, 2022	$14,729	$302,835	$56,898	$228,107	$602,569

Carrying values
February 28, 2021					$515,218
February 28, 2022					$369,449

8. RIGHT-OF-USE ASSET AND LEASE LIABILITY

As of February 28, 2022, and 2021, the balance of the lease liability is as follows:

Carrying Value
Balance, March 1, 2020	$1,788,799
Interest expense	82,500
Lease payments	(388,103)
Balance, February 28, 2021	$1,483,196
Current portion of the lease liability	(341,913)
Non -current portion of the lease liability, February 28, 2021	$1,141,283

Balance February 28, 2021	$1,483,196
Interest expense	68,286
Lease payments	(388,103)
Balance, February 28, 2022	$1,163,379
Current portion of the lease liability	(325,271)
Non -current portion of the lease liability, February 28, 2022	$838,108

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

As of February 28, 2022, and 2021, the balance of the right-of-use asset is as follows:

Carrying Value
Balance, March 1, 2020	$1,788,799
Depreciation	(305,604)
Balance, February 28, 2021	$1,483,195
Depreciation	(321,240)
Balance, February 28, 2022	$1,161,956

The property lease expires on May 30, 2025 and the lease payments were discounted with a 5% interest rate. Lease payments are variable, tied to the consumer price index.

Maturities of operating lease liabilities, including the variable future payments based on the CPI, are as follows:

February 28, 2022
2023	$419,005
2024	419,005
2025	419,005
2026	104,752
Total lease payments	1,361,767
Less imputed interest	(97,956)
Less future rent expense	(100,432)
Total lease liability (current and long-term)	$1,163,379

9. GOVERNMENT GRANTS

In May 2020, LexaGene received a loan under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security (CARES) Act in the amount of $108,178 (the “PPP Loan”). The PPP Loan had a 2-year term with an annual interest rate of 1%. Monthly principal and interest payments were deferred for 10 months, and the maturity date on the PPP Loan was May 1, 2022.

The Paycheck Protection Program was a business loan program established by the United States Federal Government under the CARES Act to help businesses impacted by the COVID-19 pandemic allowing companies to continue paying employee and other special business expenses.

LexaGene has recognized the $108,178 PPP Loan proceeds received during the year ended February 28, 2021, in the consolidated statements of comprehensive loss and included as cash flows from financing activities in the consolidated statement of cash flows. The proceeds of $108,178 were used to offset expenses for salaries and wages in general and administrative of $14,255 and in research and development of $93,923.

During the 24-week forgiveness period in 2020, LexaGene used the full amount received to fund expenses under the terms of the PPP Loan. As a result, LexaGene submitted an application for forgiveness of the PPP Loan to the Small Business Administration (“SBA”). The SBA forgave the PPP Loan on March 16, 2021.

10. EQUITY

As of February 28, 2022, the Company’s share capital consists of issued and outstanding shares of Common Shares.

Common Shares

As of February 28, 2022, the Company was authorized to issue an unlimited number of common shares, which have no par value.

Dividend Rights – Holders of common shares are entitled to receive dividends out of the assets available for the payment of dividends at such times and in such amount and form as the Board of Directors may determine from time to time, on the following basis, and otherwise without preference or distinction between the common shares. The Company is permitted to pay dividends unless there are reasonable grounds for believing that the Company is insolvent or the payment of the dividend would render the Company insolvent.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Voting Rights – Holders of common shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each common share shall entitle the holder thereof to one vote at each such meeting.

Liquidation Rights – Holders of common shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities.

Share Offering Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments and meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Any change in fair value of the warrants is recognized in the Company’s statements of operations.

In February 2022, the Company issued 18,500,000 units at a price of CAD$0.35 per unit for an aggregate purchase price of $4,995,000 (CAD$6,475,000). Each unit consists of one common share of the Company and one common share purchase warrant. Each warrant is exercisable into one common share of the Company at the price of CAD$0.45 (approximately $0.36) per share for a period of 36 months. The value of the warrants of $1,139,791 was calculated using Black- Scholes Model and relative fair value method using the following assumptions: annualized volatility – 80%; risk-free rate – 1.35%; expected life – 1.58 years; expected dividend rate – 0%.

The following summarizes the number of warrants outstanding as of February 28, 2022 and 2021:

	Number of Warrants	Weighted-Average Exercise Price per Warrant, CAD$
Outstanding as of February 28, 2021	19,324,991	$0.97
Granted	18,500,000	0.45
Exercised	(41,200)	0.74
Expired	(3,204,031)	1.25
Outstanding as of February 28, 2022	35,579,760	$0.66

Number of	Exercise Price,
Warrants	CAD$	Expiry Date
450,620	0.52	October 29, 2022
7,776,893	0.75	October 29, 2022
7,852,247	1.10	September 9, 2023
13,115,275	0.45	February 7, 2025
5,384,725	0.45	February 18, 2025
34,579,760

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Details of warrants outstanding as of February 28, 2022, are as follows:

As of February 28, 2022, the weighted average remaining contractual life of warrants outstanding was 2.08 years (February 28, 2021 - 1.84 years) with a weighted average exercise price of $0.52 (CAD$0.66) (February 28, 2021 - $0.77 (CAD$0.97)).

11. SHARE-BASED COMPENSATION

Share Incentive Plans

Omnibus incentive plan

The Shareholders and Board previously approved the OIP on July 25, 2017. After Shareholder approvals, the OIP was amended on August 23, 2019, November 10, 2020 and on December 16, 2021. The Company increased the number of Common Shares reserved for the Company’s OIP and increased the number of Common Shares reserved for the issuance as share incentive options. As of February 28, 2022, the amended OIP grants the Company 8,354,070 Common Shares reserved for stock options and 8,354,070 reserved for restricted share units.

Stock options

Stock options vest over a prescribed service period and are approved by the Board of Directors on an award-by-award basis. Options have a prescribed service period generally lasting up to ten years, with certain options vesting immediately upon issuance. Upon the exercise of any stock options, the Company issues shares to the award holder from the pool of authorized but unissued common shares.

The fair values of options granted during the period were determined using a Black-Scholes model. The following principal inputs were used in the valuation of awards issued for the years ended February 28, 2022 and 2021:

	For the Years Ended February 28,
	2022	2021
Expected volatility	74%	114%
Expected term (years)	4.63	3.13
Risk-free interest rate	0.84%	1.10%
Expected dividend yield	0.00%	0.00%
Weighted average grant-date fair value	$0.21	$0.32

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Detail of the number of stock options outstanding for the years ended February 28, 2022 and 2021 is as follows:

	Number of Options	Weighted- Average Exercise Price per Option, CAD$	Weighted- Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Outstanding as of February 28, 2021	3,722,000	$0.75	3.09	$1,106,675
Granted(1)	3,063,000	$0.54	-
Exercised	(63,750)	$0.53	-	10,688
Forfeited (and expired)	(2,455,250)	$0.73	-
Outstanding as of February 28, 2022	4,266,000	$0.61	5.08	$-
Exercisable / vested as of February 28, 2022	1,987,300	$0.66	4.01	$-

(1) During the year ended February 28, 2022, the Company granted 690,000 performance options, vesting if the performance conditions were satisfied by December 31, 2021. As these conditions were not satisfied, the options expired on December 31, 2021.

The average share price during the year ended February 28, 2022 was $0.44 (CAD$0.55) (2021 - $0.63 (CAD$0.84)).

As of February 28, 2022, the weighted average remaining contractual life of options outstanding was 5.08 years (February 28, 2021 – 3.13 years), with a weighted average exercise price of $0.48 (CAD$0.61) (February 28, 2021 - $0.49 (CAD$0.62)). As of February 28, 2022, 1,987,300 stock options were exercisable (February 28, 2021 - 2,241,600).

The following table summarizes information on stock options outstanding as of February 28, 2022:

Options	Options	Exercise	Expiry
Outstanding	Exercisable	Price, CAD$	Date
98,000	98,000	0.65	April 11, 2022
100,000	100,000	0.97	June 26, 2022
600,000	510,000	0.65	September 29, 2022
217,000	184,450	0.53	October 19, 2022
17,500	7,000	0.82	December 9, 2023
379,125	100,875	0.79	December 10, 2024
507,875	145,625	0.49	May 28, 2025
100,000	100,000	0.81	September 17, 2025
225,000	56,250	0.72	February 19, 2030
100,000	50,000	0.63	April 21, 2030
350,000	350,000	0.66	September 17, 2030
324,000	102,600	0.66	May 11, 2031
690,000	172,500	0.59	May 28, 2031
110,000	-	0.57	October 13, 2026
100,000	10,000	0.66	November 10, 2031
347,500	-	0.285	January 10, 2027
4,266,000	1,987,300

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

The Company recorded stock-based compensation expense related to stock options of $450,621 for the year ended February 28, 2022 (2021 - $601,414). For the year ended February 28, 2022, $23,544 was recorded in sales and marketing (2021 - $21,757), $252,358 in general and administrative (2021 - $356,881), $4,454 in manufacturing (2021 - $290) and $170,265 in research and development expense (2021 - $222,486). At February 28, 2022, the remaining unrecognized portion of the stock-based compensation expense related to stock options was $363,857.

Restricted share units

The Company has issued time-based restricted share awards to certain employees as permitted under the OIP Plan. The restricted share units granted vest in accordance with the Board-approved vesting schedules with expiry dates less than or equal to three years. Upon vesting, one of the Company’s common shares is issued for each restricted share awarded. The fair value of each restricted share award granted is equal to the market price of the Company’s shares at the date of the grant. The total fair value of shares vested and total intrinsic value of the RSUs released during the year ended February 28, 2022 were $620,344 and $380,205 respectively.

Details of the number of restricted share awards outstanding under the OIP Plan is as follows:

	Number of Shares	Weighted-Average Grant Date Value
Outstanding as of February 28, 2021	2,368,254	$0.67
Granted	1,683,000	0.37
Forfeited	(776,250)	0.53
Vested	(935,076)	0.69
Outstanding as of February 28, 2022	2,339,928	$0.49

The Company recorded stock-based compensation expense related to restricted share units of $834,533 for the year ended February 28, 2022 (2021 - $851,351). For the year ended February 28, 2022, $(1,493) was recorded in sales and marketing (2021 - $114,247), $526,693 in general and administrative (2021 - $694,329), $10,521 in manufacturing (2021 - $2,195) and $298,812 in research and development expense (2021 - $40,580). At February 28, 2022, the remaining unrecognized portion of the stock-based compensation expense related to RSUs was $739,152.

12. RESEARCH AND DEVELOPMENT EXPENSES

LexaGene’s product research and development plan was divided into three phases: alpha prototype, beta prototype, and commercialization of its finished product the MiQLab. As of February 28, 2022, the Company commercialized the MiQLab. Both alpha and beta prototype phases were completed in prior years. On occasion, the Company engages various contractors to assist the Company in the development of its MiQLab and other technologies.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

The significant components of research and development expense are as follows:

	Years ended February 28,
	2022	2021
Product development consulting expense	$48,630	$1,124,135
Depreciation of lab related equipment	114,792	105,959
Depreciation of the intangible license	13,800	9,174
Depreciation of right-of-use asset	117,234	111,575
Lab administration and supplies	526,345	47,092
Materials	1,152,891	962,823
Rent expense	5,082	3,006
Travel	33,407	4,973
Salaries	3,538,880	3,201,597
Share-based compensation	469,077	263,065
Total research and development expenses	$6,020,138	$5,833,399

The significant components of research and development expense are as follows:

13. GENERAL AND ADMINSTRATIVE EXPENSES

The significant components of general and administrative expenses are as follows:

	Years ended February 28,
	2022	2021
Office and administration	$69,650	$67,426
Depreciation of property and equipment	48,838	49,336
Depreciation of right-of-use asset	204,006	194,027
Consulting	3,119	33,212
Promotional services	274,881	192,267
Professional fees	492,452	297,814
Insurance	20,151	19,120
Interest expense (right-of-use asset)	68,287	82,501
Rent expense	8,837	5,242
Transfer agent and filing fees	84,718	57,540
Travel	3,267	5,352
Salaries	202,327	293,890
Share-based compensation	779,051	1,051,175
Total general and administrative expenses	$2,259,584	$2,348,902

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

14. SALES, MARKETING AND PROMOTIONAL EXPENSES

	Years ended February 28,
	2022	2021
Sales, marketing and promotion	$596,198	$583,388
Office and miscellaneous	8,176	-
Travel	53,927	25,554
Salaries	1,529,861	1,214,399
Share-based compensation	22,051	136,004
Total sales, marketing and promotional expenses	$2,210,213	1,959,345

The significant components of marketing and promotional expenses are as follows:

15. INCOME TAXES

Income before provision for income taxes for the years ended February 28, 2022 and February 28, 2021 consists of the following:

	Years ended February 28,
	2022	2021
U.S.	$(9,062,440)	$(7,649,304)
Foreign	(1,896,250)	(2,594,107)
Loss before income taxes	$(10,958,690)	$(10,243,411)

The reconciliation of the Company’s income tax expense (benefit) on loss before taxes at the U.S. federal statutory rate compared to the Company’s effective tax rate was as follows:

	Years ended February 28,
	2022	2021
Federal statutory rate	15%	15%
Non-deductible stock compensation	-1.7%	-2.1%
Permanent differences	0.0%	0.8%
Change in valuation allowance	(24.0)%	(24.4)%
Provincial tax	0.7%	1.4%
Foreign tax rate difference	10.2%	9.4%
Other	(0.2)%	(0.1)%
Effective tax rate	-	-

The tax effects of the temporary differences giving rise to deferred tax assets and deferred tax liabilities as of February 28, 2022 and 2021 are summarized in the table below:

	Years ended February 28,
Deferred Tax Asset (Liability)	2022		2021
Deferred tax assets	$		$
Net operating losses		7,390,000		5,709,000
Capitalized research and development costs		2,308,000		1,319,000
Interest		239,000		143,000
Share issuance costs and other		192,000		272,000
Gross deferred tax assets		10,129,000		7,443,000
Valuation allowance		(10,081,000)		(7,365,000)
Net deferred tax assets		48,000		78,000

Deferred tax liabilities
Depreciation		(48,000)		(78,000)
Net deferred tax asset (liability)		$-		$-

At February 28, 2022, the Company had Canadian net operating loss carryforwards (“NOLs”) of approximately $7,201,000 that begin to expire in 2035. Additionally, the Company had U.S. NOLs for federal and state income tax purposes of approximately $19,934,000 and $19,929,000, respectively. The federal net operating loss includes approximately $961,000 that will expire beginning in 2037 and $18,973,000 that will carry forward indefinitely. The Company's state NOL carryforwards will begin to expire in 2037.

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which is comprised principally of NOL carryforwards. Under the applicable accounting standards, management has considered the Company's history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of its Canadian and U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against the worldwide net deferred tax assets.

Utilization of the NOL in the United States may be subject to a substantial annual limitation under Section 382 of the U.S. Internal Revenue Code of 1986 (the "Code") due to ownership change limitations, as defined by the Code, that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future U.S. taxable income and tax, respectively. To the extent an ownership change occurs in the future, the NOL and other deferred tax assets may be subject to limitations.

The tax years 2018 through 2022 remain open to examination by major taxing jurisdictions to which the Company is subject, which are primarily in Canada and the U.S. The statute of limitations for NOLs utilized in future years will remain open beginning in the year of utilization.

The Company had no amounts recorded for unrecognized tax benefits as of February 28, 2022, and 2021. The Company's policy is to record estimated interest and penalties related to uncertain tax positions as income tax expense. As of February 28, 2022, and 2021, the Company had no accrued interest or penalties recorded related to uncertain tax positions.

16. COMMITMENTS AND CONTINGENCIES

Legal Contingencies

From time to time, the Company may be a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that as of February 28, 2022, there are no litigations pending that could have, individually and in the aggregate, a material adverse effect on the Company’s financial position, results of operations or cash flows.

LexaGene Holdings, Inc.
Notes to Consolidated Financial Statements
February 28, 2022 and 2021
(expressed in US dollars)

Accrued Liabilities

Accrued expenses consist of the following:

	Year Ended February 28,
	2022	2021
Accrued payroll, compensation and benefits	$182,367	$182,027
Accrued professional services	133,088	169,484
Other accrued expenses	36,720	31,181
Total accrued expenses and other current liabilities	$352,175	$382,692

17. SUPPLEMENTAL CASH FLOW INFORMATION

Year Ended February 28,
	2022	2021
Interest paid	$-	$-
Taxes paid	-	-
Total	$-	$-

18. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events after the balance sheet date up to June 28, 2022, the date that the financial statements were issued. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

Subsequent to the year ended February 28, 2022, 356,000 stock options expired unexercised.

Subsequent to the year ended February 28, 2022, 490,763 shares were issued upon vesting of RSUs.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LEXAGENE HOLDINGS INC.

/s/ Dr. Jack Regan
By: Dr. Jack Regan
Date: June 28, 2022	Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement among Wolfeye Resource Corp., Bionomics Diagnostics Inc. and all holders of shares of Bionomics Diagnostics Inc., dated November 17, 2015 [1,2]
2.2	Amendment dated January 28, 2016 to Share Exchange Agreement among Wolfeye Resource Corp., Bionomics Diagnostics Inc. and all holders of shares of Bionomics Diagnostics Inc.[1]
2.3	Amendment dated April 20, 2016 to Share Exchange Agreement among Wolfeye Resource Corp., Bionomics Diagnostics Inc. and all holders of shares of Bionomics Diagnostics Inc.[1]
3.1	Articles[1]
3.2	Notice of Articles[1]
4.1	Warrant Indenture dated as of October 29, 2019 between LexaGene Holdings Inc. and Computershare Trust Company of Canada, as warrant agent[1]
4.2	Warrant Indenture dated as of September 9, 2020 between LexaGene Holdings Inc. and Computershare Trust Company of Canada, as warrant agent[1]
4.3	Investor Rights Agreement dated February 7, 2022 between LexaGene Holdings Inc. and Meridian LGH Holdings LLC[1]
10.1	Amendment dated April 1, 2021 to Employment Agreement between LexaGene Holdings Inc. and Dr. Jack Regan[1,2]
10.2	Amendment dated April 1, 2021 to Employment Agreement between LexaGene Holdings Inc. and Jeffrey Mitchell1.2
10.3	Amendment dated March 23, 2022 to Employment Agreement between LexaGene Holdings Inc. and Steven Armstrong[1,2]
10.4	Omnibus Incentive Plan of the Company dated effective July 25, 2017, as amended[1]
10.5	Limited Exclusive Patent License Agreement dated May 20, 2015[1]
10.6	Amendment One To Limited Exclusive Patent License Agreement dated February 1, 2017 between Lawrence Livermore National Security, LLC and Bionomics Diagnostics, Inc., a wholly-owned subsidiary of LexaGene Holdings, Inc.[1]
10.7	Amendment Two To Limited Exclusive Patent License Agreement dated August 4, 2017 between Lawrence Livermore National Security, LLC and Bionomics Diagnostics, Inc., a wholly-owned subsidiary of LexaGene Holdings, Inc.[1]
10.8	Amendment Three To Limited Exclusive Patent License Agreement dated September 14, 2017 between Lawrence Livermore National Security, LLC and Bionomics Diagnostics, Inc., a wholly-owned subsidiary of LexaGene Holdings, Inc.[1]
10.9	Amendment Four To Limited Exclusive Patent License Agreement dated September 18, 2019 between Lawrence Livermore National Security, LLC and Bionomics Diagnostics, Inc., a wholly-owned subsidiary of LexaGene Holdings, Inc.[1]
10.10	Amendment Five To Limited Exclusive Patent License Agreement dated April 12, 2021 between Lawrence Livermore National Security, LLC and Bionomics Diagnostics, Inc., a wholly-owned subsidiary of LexaGene Holdings, Inc.[1]
10.11	Amendment Six To Limited Exclusive Patent License Agreement dated January 24, 2022 between Lawrence Livermore National Security, LLC and Bionomics Diagnostics, Inc., a wholly-owned subsidiary of LexaGene Holdings, Inc.[1]
10.12	Amendment to Lease #2 dated December 20, 2017 between LexaGene, Inc. and Cummings Properties, LLC[1]
16.1	Letter of Manning Elliot LLP relating to change in certifying accountant dated June 22, 2022[1]
21.1	Subsidiaries of LexaGene Holdings Inc.[1]

Notes:

1.	Filed herewith

2.	Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) and/or Item 601(b)(10)(iv) of Regulation S-K.